Form 10KSB, Exhibit 13
period 1997-03-31
GUTHRIE SAVINGS INC
filed 1997-06-30
CIK 925533

EXHIBIT 13

                                  [** LOGO **]

                              Guthrie Savings, Inc.

                              Annual Report - 1997

                              Guthrie Savings, Inc.
                              ANNUAL REPORT - 1997


--------------------------------------------------------------------------------

Table of Contents

--------------------------------------------------------------------------------


Letter  to
Stockholders.............................................................    1

Corporate Profile and Stock Price
Information..............................................................    2

Five-Year Financial
Summary..................................................................    3

Management's Discussion and
Analysis.................................................................    5

Independent Auditor's
Report...................................................................  F-1

Consolidated Financial
Statements...............................................................  F-2

Notes to Consolidated Financial
Statements...............................................................  F-7

Corporate
Information..............................................................   17

To Our Stockholders:

It is our pleasure to present to you the annual report of Guthrie Savings, Inc. for the year ending March 31, 1997.

Net income for the year ended March 31, 1997 was $380,380 or $0.89 per share. This represents a 34.97% decrease in income from the year ended March 31, 1996. This decrease is the direct result of a special assessment of SAIF insurance.

On September 30, 1996, President Clinton signed into law a bill that provided for a special assessment of SAIF insured institutions amounting to 65.7 basis points applied to the institutions deposit base measured as of March 31, 1995. The total amount of the special assessment for Guthrie Federal Savings Bank was $225,433, which was accrued as of September 30, 1996. The after tax effect of the assessment was to reduce net income by approximately $149,000 for the twelve months ended March 31, 1997. Without the effect of the assessment net income would have been approximately $530,000 for the twelve months ended March 31, 1997. Earnings per share without the effect of the assessment would have been approximately $1.24 for the year ended March 31, 1997.

Total assets increased 4.76% to $49.0 million during the year while total deposits decreased 5.56% to $34.3 million. Stockholders' equity was $8.0 million at March 31, 1996 compared to $7.8 million at March 31, 1997. This decrease is the result of an approved repurchase of 34,268 shares of outstanding stock.

In January the Board of Directors declared a $0.50 per share dividend payable to stockholders of record January 31, 1997. This dividend was the third dividend declared by the Bank since the issuance of our stock in October 1994. The cash dividend was paid as a result of the continued profitability of the Company and its wholly owned subsidiary, Guthrie Federal Savings Bank.

The Company was approved to repurchase an additional 15 % of our outstanding shares before October 11, 1997. If this repurchase is completed, the total amount of stock repurchased will be 25% of the original outstanding shares.

As always, we will concentrate our efforts on building shareholder value while maintaining and building on our financial strength.

We appreciate the strong and loyal support that our stockholders and employees have given us during the past years and ask for your continued support in the future.

Sincerely,


/s/ William L. Cunningham
William L. Cunningham
President and Chief Executive Officer

Guthrie Savings, Inc..

Corporate Profile and Related Information

Guthrie Savings, Inc. (the "Company") is the parent company for Guthrie Federal Savings Bank (the "Bank"). The Company is an Oklahoma corporation organized in May 1994 at the direction of Guthrie Federal Savings and Loan Association (the "Association") in connection with the Association's conversion from the mutual to stock form of ownership (the "Conversion"). On October 11, 1994, the Association completed its conversion and changed its name to Guthrie Federal Savings Bank and became a wholly owned subsidiary of the Company. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided the Bank retains a specified amount of its assets in housing-related investments. At the present time, since the Company does not conduct any active business, the Company does not intend to employ any persons other than officers but utilizes the support staff and facilities of the Bank from time to time.

Guthrie Federal Savings Bank is a federally chartered stock savings bank headquartered in Guthrie, Oklahoma. The Bank was founded in 1906 with a charter from the Territory of Oklahoma under the name of "Employees Building and Loan Association." Employees Building and Loan Association became known as "Guthrie Savings and Loan Association" in 1968 when it changed its name. In early August 1994, Guthrie became a federal association under the name "Guthrie Federal Savings and Loan Association." The Bank changed its name to Guthrie Federal Savings Bank in October of 1994 in connection with its conversion from mutual to stock form. The Bank's deposits have been federally insured by the Savings Association Insurance Fund ("SAIF") and its predecessor, the Federal Savings and Loan Insurance Corporation, since 1948, and the Bank is a member of the Federal Home Loan Bank (the "FHLB") System.

Guthrie Federal Savings Bank is primarily engaged in attracting deposits from the general public and using those deposits, together with other funds, to originate real estate loans on one-to four-family residences and, to a lesser extent, consumer loans. The Bank has one office in Guthrie, Oklahoma, which is located in its primary market area of Logan County, Oklahoma. In addition, the Bank holds interest bearing deposits in other financial institutions and invests in mortgage-backed securities and investment securities. The Bank offers its customers fixed-rate and adjustable-rate mortgage loans, as well as consumer loans, including home equity and savings account loans.

Stock Market Information

There were 450,359 shares of common stock (net of treasury stock) of Guthrie Savings, Inc. outstanding on March 31, 1997, held by approximately 200 stockholders of record (not including the number of persons or entities holding the stock in nominee or street name though various brokerage firms). Since its issuance in October 1994, the Company's common stock has been traded in the over-the-counter market. The following table reflects high and low bid information for stock quotations as published by the National Daily Quotation System "pink sheets". These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                  Year Ended March 31,
                         -----------------------------------------
                               1997                   1996
                         ----------------     --------------------
                          HIGH       LOW       HIGH          LOW
                         -------   ------     --------     -------

First Quarter            13 1/2       13         13         10 1/4
Second Quarter           13 1/2       13       13 1/2       12 1/2
Third Quarter              14         13       13 3/8       13 1/4
Fourth Quarter           14 1/2       14       13 1/2       13 3/8


During the year ended March 31, 1997 the Board of Directors declared and paid a dividend of $0.50 per share. During the year ended March 31, 1996 the Company declared a dividend of $0.50 per share that was paid on April 10, 1996. The Company's ability to pay dividends to shareholders is largely dependent upon the dividends it receives from the Bank. The Bank is subject to regulatory limitations on the amount of cash dividends it may pay. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS").


Guthrie Savings, Inc.
=========================================================================================================
FIVE-YEAR FINANCIAL SUMMARY

Selected Financial Condition Data (Dollars in Thousands) (*)
=========================================================================================================
At March 31,                                         1997       1996         1995      1994       1993
---------------------------------------------------------------------------------------------------------
Total assets                                       $ 49,047   $ 46,820    $ 44,727   $ 42,839   $ 44,723
Loans receivable                                     23,461     22,972      23,182     21,630     23,867
Investment securities held-to-maturity                8,700      9,751       8,366      5,485      3,281
Investment securities available-for-sale              2,062      2,133         929        659          0
Mortgage-backed securities held-to-maturity          13,273      9,428       9,869     11,145     14,025
Cash and cash equivalents                               523      1,402       1,090      2,392      2,226
Deposits                                             34,293     36,311      34,543     39,084     41,194
Borrowed money                                        6,700      2,000       1,700          -          -
Stockholders' equity                                  7,805      8,049       8,236      3,410      2,746



Summary of Operations (Dollars in Thousands) (*)
---------------------------------------------------------------------------------------------------------
Year Ended March 31,                                  1997      1996         1995       1994      1993
---------------------------------------------------------------------------------------------------------
Interest income                                    $  3,632   $  3,416    $  3,198   $  3,274   $  3,695
Interest expense                                      1,833      1,761       1,489      1,512      1,950
                                                   --------   --------    --------   --------   --------
  Net interest income                                 1,799      1,655       1,709      1,762      1,745
Provision for loan losses                                 1       (132)         12         70        247
                                                   --------   --------    --------   --------   --------
  Net interest income after
     provision for loan losses                        1,798      1,787       1,697      1,692      1,498

Non-interest income                                     251        336         193        215        243
Non-interest expense (1)                              1,416      1,229       1,095      1,093        967
                                                   --------   --------    --------   --------   --------
Income before income taxes and
     cumulative effect of accounting change             633        894         795        814        774
Provision for income taxes                              253        309         250        278        264
                                                   --------   --------    --------   --------   --------
Income before cumulative effect of
     accounting change                                  380        585         545        536        510
Cumulative effect of accounting change                    -          -           -        128          0
                                                   --------   --------    --------   --------   --------
Net income                                         $    380   $    585    $    545   $    664   $    510
                                                   ========   ========    ========   ========   ========

Earnings per share* (2)                            $   0.89   $   1.25    $   0.48   $      -   $      -
                                                   ========   ========    ========   ========   ========

Dividends per share (2)                            $   0.50   $   0.50    $   0.20   $      -   $      -
                                                   ========   ========    ========   ========   ========

Book value per common share
  outstanding at March 31                          $  17.33   $  16.61    $  15.99   $      -   $      -
                                                   ========   ========    ========   ========   ========

* Data presented prior to October 11, 1994, the date of conversion, is for Guthrie Federal Savings Bank only.
(1) For 1997, includes $225,000 for a special assessment to recapitalize the federal deposit insurance fund to which Guthrie Federal Savings Bank pays premiums.
(2) For periods following conversion from mutual to stock on October 11, 1994 (1995 - October 11, 1994 through March 31, 1995).


Guthrie Savings, Inc.
========================================================================================================
FIVE-YEAR FINANCIAL SUMMARY

Selected Ratios and Other Data (*)
========================================================================================================
Year Ended March 31,                                  1997        1996      1995        1994       1993
--------------------------------------------------------------------------------------------------------

Return on average assets                              0.79%       1.30%      1.24%      1.51%      1.10
Return on average equity                              4.89        7.12      10.39      22.53      20.49
Average equity to average assets                     16.13       18.18      11.93       6.71       5.38
Equity to assets at period end                       15.91       17.19      18.41       7.96       6.14
Net interest spread                                   3.14        2.98       3.59       3.95       3.77
Net yield on average interest earning assets          3.81        3.78       4.02       4.15       3.92
Non-performing loans to total assets                  0.85        1.33       1.80       1.35       3.07
Non-performing loans to net loans                     1.79        2.72       3.46       2.68       5.75
Non-performing assets to total assets                 0.85        1.33       1.94       1.80       3.55
Allowance for loan losses to total loans              1.61        1.70       2.33       2.58       2.68
Dividend payout                                      55.32       38.08      17.38
Number of:
  Real estate loans outstanding                        550         576        621        633        738
  Deposit accounts                                   4,538       4,772      4,744      5,133      5,335


[GRAPHIC OMITTED - Net Income using data from chart on prior page]

[GRAPHIC OMITTED - Non-performing Assets/Total Assets, using data from chart above]

[GRAPHIC OMITTED - Total Assets, using data from chart on prior page]

[GRAPHIC OMITTED - Stockholders' Equity, using data from chart on prior page]


(*) Data presented prior to October 11, 1994, the date of conversion, is for Guthrie Federal Savings Bank only.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


General

On October 11, 1994, Guthrie Federal Savings and Loan Association completed its conversion from a federally chartered mutual savings association to a federally chartered mutual savings bank and changed its name to Guthrie Federal Savings Bank. The Bank was simultaneously acquired by Guthrie Savings, Inc., a corporation which was formed to act as the holding company of the Bank. At the date of conversion, the Company completed the sale of 515,125 shares of common stock, $0.01 par value, through concurrent Subscription and Community Offerings at $10.00 per share. The $5,151,250 raised in the stock offering was comprised of approximately $4,291,250 in cash and $860,000 of funds withdrawn by depositors from existing accounts. Net proceeds from the Conversion were $4,356,175, after recognizing Conversion expenses and underwriting costs of $382,975 and the stock acquired by the Employees' Stock Ownership Plan ("ESOP").

Guthrie Federal Savings Bank is primarily engaged in the business of accepting deposit accounts from the general public and using these funds to originate mortgage loans for the purchase or refinancing of single-family residences located in Logan and northern Oklahoma counties in Oklahoma, and for the purchase of mortgage-backed and investment securities. The Bank also originates automobile loans, second mortgage loans, and deposit loans.

The earnings of the Bank depend primarily on its level of net interest income, which is the difference between interest income and interest expense. The Bank's net interest income is a function of its interest rate spread, which is determined by the difference between rates of interest earned on interest-earning assets, and rates of interest paid on interest-bearing liabilities. The Bank's earnings are also affected by its provision for losses on loans, as well as the amount of non-interest income and non-interest expense, such as compensation and related expenses, deposit insurance premiums, data processing costs, and income taxes. Earnings of the Bank are also affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.


Financial Condition

Consolidated total assets increased $2,227,625, or 4.76%, from $46,819,631 at March 31, 1996 to $49,047,256 at March 31, 1997. The principal factor contributing to the growth in assets was an increase in mortgage-backed securities funded largely through additional Federal Home Loan Bank advances.

Investment securities:
The Bank's securities portfolio provides liquidity for additional lending as well as additional interest income. The investment securities in the portfolio have varying maturities of ten years or less. Investment securities, including available-for-sale, decreased $1,121,897, or 9.44% from $11,883,624 at March 31, 1996 to $10,761,727 at March 31, 1997. This decrease is directly related to the increase in the mortgage-backed securities portfolio discussed in the next paragraph; as securities matured, excess funds were used to purchase mortgage-backed securities.

Mortgage-backed securities:
Mortgage-backed securities increased $3,845,032, or 40.78%, from $9,428,366 at March 31, 1996 to $13,273,398 at March 31, 1997. The Bank purchased $5,227,289 of mortgage-backed securities during the year ended March 31, 1997 compared to purchases of $1,000,965 and $257,050 during the years ended March 31, 1996 and 1995, respectively. The Bank has been focusing on using its excess funds to increase its mortgage-backed securities portfolio during the year ended March 31, 1997, contributing to the decrease in investment securities. As investment securities matured during the year the proceeds were used to purchase mortgage-backed securities. The Bank also used funds provided by FHLB adjustable rate advances to purchase mortgage-backed securities. Collateralized mortgage obligations ("CMO's") were purchased in conjunction with FHLB adjustable-rate advances with the intent to match the interest rate base and repricing dates to establish a desired interest rate spread. The yield on mortgage-backed securities at March 31, 1997 was 6.81% compared to a yield on investment securities of 6.49%. Mortgage-backed securities generally provide for lower returns than loans originated by the Bank and are utilized when investable funds exceed loan demand.

The Company had net unrealized losses on investment securities held-to-maturity, not reflected on the consolidated financial statements, of $120,894 and $56,136 at March 31, 1997 and 1996, respectively. The Company had net unrealized losses on mortgage-backed securities held-to-maturity, not reflected on the consolidated financial statements, of $87,596 and $55,366 at March 31, 1997 and 1996, respectively. This overall decline in fair market value below the amortized cost of these securities held-to-maturity at March 31, 1997 and 1996 is deemed to be due to temporary changes in the interest rate environment. The Bank has capital sufficient to support these net unrealized losses. The Company has experienced increases in the net unrealized losses on investments and mortgage-backed securities held-to-maturity due to the current interest rate environment.

Loans receivable:
Net loans receivable increased $489,692, or 2.13%, from $22,971,565 at March 31, 1996 to $23,461,257 at March 31, 1997. This growth in the loan portfolio is attributed to increased lending activity as a result of increased loan demand. This increase was primarily due to an increase in consumer and other loans of $486,003 from $2,371,097 at March 31, 1996 to $2,857,100 at March 31, 1997.

The Bank has recognized impaired loans having recorded investments of $366,316 at March 31, 1997 and $348,895 at March 31, 1996. A loan is impaired when, based on management's evaluation of current and historical information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Loans which are classified as impaired are typically collateral dependent; therefore, impairment is measured based upon the fair value of the collateral less estimated costs to sell. Impairment is recognized by creating a valuation allowance with a corresponding charge to provision for loss on loans.

Management, as a part of the monitoring and evaluation of non-performing loans, classifies loans in accordance with regulatory provisions as loss, doubtful or substandard. Total loans classified as of March 31, 1997 and 1996, amounted to $673,647 and $920,663, respectively, including loans recognized as impaired. Those loans classified which are not recognized as impaired include loans which are currently past due 60 days or more or have a past history of delinquency. The level of classified loans has continued to decline primarily as a result of improving economic conditions and real estate values. Classified loans have been considered by management in the evaluation of the adequacy of the allowance for loan loss. Management is unaware of any trends which it reasonably expects will materially impact future operating results, liquidity, or capital resources.

Foreclosed real estate:
There was no foreclosed real estate ("REO") at March 31, 1997 and 1996. REO has been steadily decreasing during the last five years.

Deposits:
Deposits decreased from $36,310,860 at March 31, 1996 to $34,293,278 at March 31, 1997, a decrease of $2,017,582, or 5.56%. This decrease resulted, in part, from higher interest rates being paid by the Bank on a promotional account offered in April of 1995 for six month and one year certificates which matured prior to March 31, 1997. Many of these deposits from customers other than the Bank's local customer base were withdrawn after the promotion ended or within the next deposit maturity cycle. The Bank continues to offer rates consistent with rates offered by other financial institutions in the area but has not focused on offering aggressive rates to increase the deposit base. The average cost on deposits decreased slightly from 4.81% for the year ended March 31, 1996 to 4.42% for the year ended March 31, 1997.

Of the $23,202,273 in certificates of deposit held by the Bank at March 31, 1997, $18,517,517 of these deposits will mature during the year ended March 31, 1998. The majority of the Bank's time deposits consist of regular deposits from consumers within the Bank's surrounding community rather than institutional or brokered deposit accounts. As a result, most of these accounts of local customers are expected to be renewed.

Advances and other borrowings from Federal Home Loan Bank: The Bank has continued to utilize advances from the FHLB as a source of funds. Fixed term advances from the FHLB totaled $6,000,000 and $2,000,000 at March 31,1997 and 1996, respectively. Of the fixed term advances at March 31, 1997, $2,000,000 were fixed rate advances and $4,000,000 were adjustable rate advances. The advance outstanding at March 31, 1996 was at a fixed interest rate. The funds provided by the adjustable rate advances were used primarily to purchase mortgage-backed securities. The advances and related mortgage-backed security purchases were initiated together and are intended to match the interest rate base and repricing dates.

The Bank also has a line of credit with the FHLB with an outstanding balance of $700,000 and $0 at March 31,1997 and 1996, respectively. The funds provided by the line of credit are used to fund lending and for regular operations.

These borrowings resulted in a $4,700,000 increase in advances and other borrowings from the FHLB from March 31, 1996 to March 31, 1997. The weighted average cost of theses borrowings from the FHLB was 5.50% and 5.46% for the years ended March 31, 1997 and 1996, respectively. Of the advances and other borrowings outstanding at March 31, 1997, $6,004,000 matures during the year ended March 31, 1998.

Asset and Liability Management

The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates over a period of time. A gap is considered positive when the amount of interest-rate sensitive assets maturing, or repricing over a specified period of time, exceeds the amount of interest-rate sensitive liabilities maturing or repricing within that period and is considered negative when the amount of interest-rate sensitive liabilities maturing or repricing over a specified period of time exceeds the amount of interest-rate sensitive assets maturing or repricing within that period. Generally, during a period of rising interest rates, a negative gap within a given period of time would adversely affect net interest income, while a positive gap within a given period of time would result in an increase in net interest income; during a period of falling interest rates, a negative gap within a given period of time would result in an increase in net interest income while a positive gap within a given period of time would have the opposite effect.

In an effort to reduce interest rate risk and protect it from the negative effect of increases in interest rates, the Bank has instituted certain asset and liability management measures. The primary elements of this strategy include:
(i) balance sheet restructuring, and (ii) asset/liability management. Management's strategy for asset/liability management has consisted of (i) minimizing the origination of fixed rate mortgage loans with maturities of more than 15 years, (ii) originating adjustable rate mortgage loans for portfolio where maturities exceed 15 years, (iii) originating consumer and equity loans that are short-term or adjustable, (iv) collecting fee income from fixed rate loans with terms of more than 15 years that the Bank refers to other financial institution, and (v) focusing marketing efforts and pricing to extend the average maturities on deposits.

Quarterly, the OTS prepares a report on the interest rate sensitivity of the net portfolio value ("NPV") from information provided by Bank. The OTS adopted a rule in August 1993 incorporating an interest rate risk ("IRR") component into the risk-based capital rules. Implementation of the rule has been delayed until the OTS has tested the process under which institutions may appeal such capital deductions. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its NPV to changes in interest rates. The NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as the result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The rule provides that the OTS will calculate the IRR component quarterly for each institution. The following tables present the Bank's NPV as well as other data as of March 31, 1997, as calculated by the OTS, based on information provided to the OTS by the Bank.


     Change in Interest
     Rates in Basis                                                  NPV as % of Present
     Points (Rate Shock)               Net Portfolio Value             Value of Assets
------------------------- -----------------------------------------  --------------------

                           $ Amount         $ Change      Change %    NPV Ratio   Change
                          ------------    -------------  ----------  ----------- --------
                                       (Dollars in Thousands)
         +400 bp            $   4,856        (3,137)        (39)  %     10.48%     -543 bp
         +300 bp            $   5,744        (2,250)        (28)  %     12.11%     -380 bp
         +200 bp (1)        $   6,637        (1,356)        (17)  %     13.69%     -222 bp
         +100 bp            $   7,399          (594)         (7)  %     14.96%      -95 bp
            0 bp            $   7,993                                   15.91%
         -100 bp            $   8,361           368           5  %      16.46%      +55 bp
         -200 bp            $   8,398           404           5  %      16.45%      +54 bp
         -300 bp            $   8,400           407           5  %      16.39%      +48 bp
         -400 bp            $   8,550           557           7  %      16.57%      +66 bp

---------------------
(1) Denotes rate shock used to compute interest rate risk capital component.

                                                                             March 31, 1997
                                                                          -------------------

Risk  Measures (200 Basis Point Rate Shock):

       Pre-Shock NPV Ratio:  NPV as % of Present Value of Assets                 15.91 %
       Exposure Measure:  Post-Shock NPV Ratio                                   13.69 %
       Sensitivity Measure:  Change in NPV Ratio                                  -222 bp

Calculation of Capital Component:

       Change in NPV as % of Present Value of Assets                              2.70 %


Utilizing the data above, the Bank, at March 31,1997, would have been considered by the OTS to have been subject to "above normal" interest rate risk and a deduction from risk-based capital would have been required.

Set forth below is a breakout, by basis points of the Bank's NPV as of March 31, 1997 by assets, liabilities and off-balance sheet items.


Net Portfolio Value    -400 bp     -300 bp     -200 bp     -100 bp      Change     +100 bp     +200 bp     +300 bp     +400 bp
------------------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------------------

Assets               $   51,614 $    51,253 $    51,044  $   50,804   $  50,238   $  49,447   $  48,494   $   47,413  $  46,341
-Liabilities             43,080      42,866      42,657      42,450      42,249      42,050      41,856       41,665     41,478
+Off Balance Sheet           16          13          11           7           4           2          (1)          (4)        (7)
                    ----------- ----------- ----------- ----------- ----------- ----------- ----------- ------------- ---------
Net Portfolio Value  $    8,550 $     8,400  $    8,398  $    8,361 $     7,993 $     7,399 $     6,637 $      5,744  $   4,856
                    =========== =========== =========== =========== =========== =========== =========== ============= =========

Certain assumptions utilized by the OTS in assessing the interest rate risk of savings associations were employed in preparing the previous table. These assumptions related to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Bank's assets and liabilities would perform as set forth above.

Certain shortcomings are inherent in the preceding NPV tables because the data reflect hypothetical changes in NPV based upon assumptions used by the OTS to evaluate the Bank as well as other institutions. However, net interest income should decline with instantaneous increases in interest rates while net interest income should increase with instantaneous declines in interest rates. Generally, during periods of increasing interest rates, the Bank's interest rate sensitive liabilities would reprice faster than its interest rate sensitive assets causing a decline in the Bank's interest rate spread and margin. This would result from an increase in the Bank's cost of funds that would not be immediately offset by an increase in its yield on earning assets. An increase in the cost of funds without an equivalent increase in the yield on earning assets would tend to reduce net interest income.

In times of decreasing interest rates, fixed rate assets could increase in value and the lag in repricing of interest rate sensitive assets could be expected to have a positive effect on the Bank's net interest income.

Average Balances, Interest and Average Yields and Rates

The following table sets forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material difference in the information presented.

                                                                             Years Ended March 31,
                                                         --------------------------------------------------------------
                                             At March 31,
                                                 1997                1997                            1996
                                             ----------- ------------------------------ -------------------------------
                                                          Average             Average    Average              Average
                                                          Balance  Interest  Yield/Cost  Balance   Interest  Yield/Cost
                                                         --------  --------  ---------- ---------  --------  ----------
                                                (Dollars in Thousands)
Interest-earning assets:
  Loans receivable (1)                            8.74%  $ 22,895  $ 2,087     9.12%    $ 22,729   $ 2,087      9.19%
  Mortgage-backed securities                      6.81%    12,146      775     6.38%       9,507       599      6.31%
  Investment securities (2)                       6.49%    11,224      735     6.55%       9,385       616      6.57%
 Other interest-earning assets                    5.72%       866       35     4.04%       2,170       114      5.27%
                                                  ----   --------  -------   ------     --------   -------     -----
     Total interest-earning assets                7.68%  $ 47,131  $ 3,632     7.71%    $ 43,791   $ 3,416      7.80%
                                                  ====   ========  =======     ====     ========   =======      ====

Non-interest-earning assets:                                1,151                          1,376
                                                         --------                       --------
     Total assets                                        $ 48,282                       $ 45,167
                                                         ========                       ========

Interest-bearing liabilities:
  Savings accounts                                2.60%  $  3,136  $    81     2.58%    $  3,481   $    102     2.94%
  Demand deposits                                 2.44%     8,249      201     2.44%       8,083        235     2.90%
  Certificates of deposit                         5.42%    23,187    1,247     5.38%      24,653      1,405     5.69%
Other borrowed funds                              5.70%     5,545      305     5.50%         348         19     5.46%
                                                  ----   --------  -------   ------     --------   -------    ------
     Total interest-bearing liabilities           4.67%    40,117  $ 1,834     4.57%      36,565   $  1,761     4.82%
                                                  ====   ========  =======   ======     ========   ========   ======
Non-interest bearing liabilities                              379                            394
                                                         --------                       --------
     Total liabilities                                     40,496                       $ 36,959
                                                         ========                       ========
Stockholder's equity                                        7,786                          8,208
                                                         --------                       --------
     Total liabilities and stockholders'
        equity                                             48,282                       $ 45,167
                                                         ========                       ========
Net interest income                                                $ 1,798                         $ 1,655
                                                                   =======                         =======

Interest rate spread (3)                          3.01%                        3.14%                            2.98%
                                                  ====                       ======                           ======

Net yield on interest-earning assets (4)                                       3.81%                            3.78%
                                                                             ======                           ======

Ratio of average interest-earning assets
    to average interest-bearing liabilities                                  117.48%                          119.79%
                                                                             ======                           ======

                                                    Years Ended March 31,
                                               -------------------------------
                                                            1995
                                               --------------------------------
                                                Average              Average
                                                Balance   Interest  Yield/Cost
                                               ---------  --------- -----------

Interest-earning assets:
  Loans receivable (1)                         $ 22,316   $  2,036     9.12%
  Mortgage-backed securities                     10,341        584     5.65%
  Investment securities (2)                       7,975        498     6.24%
 Other interest-earning assets                    1,853         81     4.37%
                                               --------   --------   ------
     Total interest-earning assets             $ 42,485   $  3,199     7.53%
                                               ========   ========     ====

Non-interest-earning assets:                      1,513
                                               --------
     Total assets                              $ 43,998
                                               ========

Interest-bearing liabilities:
  Savings accounts                             $  3,772   $    113     3.00%
  Demand deposits                                 9,426        278     2.95%
  Certificates of deposit                        23,736      1,039     4.38%
Other borrowed funds                                916         59     6.44%
                                               --------   --------   ------
     Total interest-bearing liabilities        $ 37,850   $  1,489     3.93%
                                               ========   ========   ======
Non-interest bearing liabilities                    898
                                               --------
     Total liabilities                         $ 38,748
                                               ========
Stockholder's equity                              5,250
                                               --------
     Total liabilities and stockholders'
       equity                                  $ 43,998
                                               ========
Net interest income                                       $  1,710
                                                          ========

Interest rate spread (3)                                               3.60%
                                                                     ======

Net yield on interest-earning assets (4)                               4.03%
                                                                     ======

Ratio of average interest-earning assets
    to average interest-bearing liabilities                          112.25%
                                                                     ======

(1)  Average balances include non-accrual loans.
(2)  Includes interest-bearing deposits in other financial institutions.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

The following Rate/Volume Analysis table presents, for the periods indicated, information regarding changes in interest income and interest expense (in thousands) of the Bank. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); and (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).


                                                                Years Ended March 31,
                                           ---------------------------------------------------------------------
                                                   1997 vs. 1996                       1996 vs. 1995
                                           ----------------------------------  ---------------------------------
                                              Increase (Decrease) Due to          Increase (Decrease) Due to
                                           ----------------------------------  ---------------------------------
                                                              Rate/                               Rate/
                                           Volume    Rate    Volume     Net     Volume   Rate    Volume     Net
                                           ------   ------   ------   -------  -------  ------   ------   ------
                                                                        (In Thousands)

Interest income:
    Loans receivable                       $  15    $ (15)   $  --    $  --    $  38    $  16    $  (3)   $  51
    Mortgage-backed securities               167        7        2      176      (47)      68       (6)      15
    Investment securities                    121       (1)      (1)     119       88       26        4      118
    Other interest-earning assets            (69)     (26)      16      (79)      14       17        2       33
                                           -----    -----    -----    -----    -----     ----    -----    -----
      Total interest-earning assets        $ 234    $ (35)   $  17    $ 216    $  93      127    $  (3)     217
                                           =====    =====    =====    =====    =====     ====    =====    =====
Interest expense:
    Savings accounts                       $ (10)   $ (13)   $   2    $ (21)   $  (9)   $  (2)   $  --      (11)
    Demand deposits                            4      (37)      (1)     (34)     (40)      (5)       2      (43)
    Certificates of deposits                 (84)     (77)       3     (158)      40       311      15      366
    Other borrowed funds                     283       --        3      286      (37)      (9)       6      (40)
                                           -----    -----    -----    -----    -----     ----    -----    -----
      Total interest-bearing liabilities   $ 193    $(127)   $   7    $  73    $ (46)   $ 295    $  23    $ 272
                                           =====    =====    =====    =====    =====     ====    =====    =====
Net change in interest income              $  41    $  92    $  10    $ 143    $ 139     (168)   $ (26)   $ (55)
                                           =====    =====    =====    =====    =====     ====    =====    =====


Comparison of Operating Results for the Years Ended March 31, 1997 and 1996

General:
Net income decreased $204,578 or 34.97%, from $584,958 at March 31, 1997 to $380,380 for the year ended March 31, 1997. This decrease related primarily to a special one-time SAIF assessment of $225,433.

On September 30, 1996, President Clinton signed into law a bill that provided for a special assessment of SAIF insured institutions amounting to 65.7 basis points applied to the Bank's deposit base measured as of March 31, 1995. The total amount of the special assessment for the Bank was included in expense and paid during the year ended March 31, 1997. The after tax effect of the assessment was to reduce net income by approximately $149,000 for the year ended March 31, 1997. Without the effect of the assessment net income would have been approximately $530,000 for the year ended March 31, 1997. Earnings per share without the effect of the assessment would have been approximately $1.24 for the year ended March 31, 1997.

Beginning January 1, 1997, deposit insurance assessments for SAIF members were reduced to approximately 6.4 basis points of deposits on an annual basis and are expected to remain at that rate through the end of 1999, down from the previous level of 23 basis points, a reduction in the rate of deposit insurance assessed the Bank of approximately 70%. Through 1999 BIF members are expected to be assessed at approximately 1.3 basis points on deposits. Thereafter, assessments for BIF and SAIF members should be the same and SAIF and BIF may be merged. It is expected that these continuing assessments for both SAIF and BIF members will be used to repay outstanding Financing Corporation bond obligations.

The disparity in insurance premiums between those required for the Bank and BIF members could allow BIF members to attract and retain deposits at higher interest rates and at a lower effective cost than the Bank. This could put competitive pressure on the Bank to raise its interest rates paid on deposits, thus increasing its cost of funds and possibly reducing net interest income. Although the Bank has other sources of funds, these other sources may have higher costs than those of deposits.

The  operating  results  of the  Company  depend  to a great  degree  on its net interest income, which is the difference between interest income on interest-earning assets, primarily loans, mortgage-backed securities and investment securities, and interest expense on interest-bearing liabilities, primarily deposits and borrowings. The Company's net income is also affected by the level of its provision for losses on loans, non-interest income and non-interest expense.

Net interest income:
The Bank's net interest income for the year ended March 31, 1997 increased $143,107, or 8.65%, from $1,655,297 for the year ended March 31, 1996 to
$1,798,404 for the year ended March 31, 1997. Interest income increased $215,600 and interest expense increased $72,493. Yields on the Company's interest-earning assets declined by 9 basis points during the year ended March 31, 1997, and the rates paid on the Company's interest-bearing liabilities decreased by 25 basis points resulting in a slight increase in the interest rate spread to 3.14% for the year ended March 31, 1997 from 2.98% for the year ended March 31, 1996.

The $215,600 increase in total interest income is primarily the result of the $175,716 increase in interest on mortgage-backed securities and $40,031 increase in interest on investment securities. The increase in mortgage-backed securities, as reflected in the Bank's rate/volume analysis, resulting from an increase in the volume of mortgage-backed securities was $167,000.

The $72,493 increase in total interest expense consists primarily of a $285,501 increase in interest on borrowed funds offset by a $213,008 decrease in interest expense on deposits. As reflected in the Bank's rate/volume analysis, the increase in interest expense resulting from the increased volume of borrowed funds was $283,000, while the net decrease in interest expense on deposits resulting from the changes in rate was $127,000 and in volume was $90,000.

Provision for losses on loans:
The  Bank   currently   maintains  an  allowance  for  loan  losses  based  upon
management's periodic evaluation of known and inherent risks in the loan portfolio, the Bank's past loss experience, adverse situations that may affect the borrowers' ability to repay loans, estimated value of the underlying collateral and current and expected market conditions. The provision for losses on loans is the method by which the allowance for losses is adjusted during the period. The provision for losses on loans directly impacts net interest income; the amount of the provision for losses on loans reduces net interest income by the same amount. Likewise, if a provision for losses on loans is regularly recorded in prior periods and a smaller, or no, provision for losses on loans is recorded during a subsequent period, the amount of the reduction has the effect of increasing net interest income by that same amount.

The provision for loan losses was $763 and ($131,875) for the years ended March 31, 1997 and 1996, respectively. The provision for loan losses decreased significantly during the year ended March 31, 1996, as a result of management's evaluation of the adequacy of the allowance for losses on loans after considering the loan portfolio in conjunction with current and expected market conditions. This decrease in the provision for losses on loans is primarily attributable to an improving economy and real estate market in the primary market area, resulting in a decrease in non-performing loans. The allowance for loan losses as a percent of non-performing assets was 1.61% at March 31, 1997 and 1.70% at March 31, 1996. Charge-offs, net of recoveries, remained comparable between 1997 and 1996, consisting of approximately $15,260 in 1997 and $16,372 in 1996.

While the Bank maintains its allowance for losses at a level that it considers to be adequate to provide for potential losses, there can be no assurance that further additions will not be made to the loss allowance and that such losses will not exceed the estimated amounts.

Non-interest income:
Non-interest income decreased $84,888 from $336,165 for the year ended March 31, 1996 to $251,277 for the year ended March 31, 1997. During the year ended March 31, 1997, the Bank realized gains of $46,528 from the sale of certain equity investments. This gain was offset by a decrease in gain from real estate operations. During the year ended March 31, 1996 the Company experienced $134,788 income from real estate operations from a gain on the sale of a parcel of land that the bank obtained through foreclosure of a participation loan.

Non-interest expense:
Non-interest expense increased $186,506 or 15.17% for the year ended March 31, 1997 compared to March 31, 1996. The increase was primarily the result of the special one-time SAIF assessment of $225,433, discussed earlier.

Exclusive of the special SAIF assessment incurred during the year ended March 31, 1997, non-interest expense decreased $39,000 from $1,229,369 for the year ended March 31, 1996 to $1,190,442 for the year ended March 31, 1997. This relates to decreases in professional fees and federal insurance premiums. Federal insurance premiums decreased $19,354 or 23.53% due to the decrease in insurance assessments which were effective January 1, 1997, as discussed earlier.

Income taxes:
The Bank's income tax expense decreased $56,347, or 18.23%, from $309,010 for the year ended March 31, 1996 to $252,663 for the year ended March 31, 1997. This decrease in income tax resulted from a decrease in pre-tax income largely attributable to the accrual of the special SAIF assessment. Tax benefit attributable to the SAIF assessment was approximately $75,000.

Comparison of Operating Results for the Years Ended March 31, 1996 and 1995

General:
Net income increased $39,680, or 7.28%, from $545,278 for the year ended March 31, 1995 to $584,958 for the year ended March 31, 1996. This increase was primarily the result of a decrease in the provision for losses on loans of $143,576 and gain from real estate operations of $134,788. These items, which have contributed to income, would not be expected to be recurring in future years. Income before income taxes, excluding these items would have been $627,305 at March 31, 1996, compared to $794,934 for the year ended March 31, 1995. Partially due to a negative gap and a rising interest rate environment, net interest income declined from $1,709,142 for 1995 to $1,655,297 for 1996. Additionally, exclusive of the gain from real estate operations in 1996, non-interest expense increased from $1,111,816 for 1995 to $1,229,369 for 1996.

Total interest income:
Total interest income increased $217,754, or 6.81%, from $3,198,633 for the year ended March 31, 1995 to $3,416,387 for the year ended March 31, 1996. This increase is primarily the result of an increase in investment securities during the year ended March 31, 1996, this is reflected in the Bank's rate/volume analysis as the increase in interest income resulting from the volume of investment securities was $88,000.

Interest expense:
Total interest expense increased $271,599 or 18.23%, from $1,489,491 for the year ended March 31, 1995 to $1,761,090 for the year ended March 31, 1996. This increase is primarily due to an increase in market interest rates paid on deposits and the relatively rapid repricing of the deposit base. This is reflected in the Bank's rate/volume analysis as approximately $295,000 of the increase in interest expense was due to interest rate changes. Although this results in an increase in interest expense, there was a $46,000 reduction in interest expense resulting from a decrease in the volume of interest-bearing liabilities.

Net interest income:
As a result of rising interest rates during the year ended March 31, 1996, net interest income declined from $1,709,142 for the year ended March 31, 1995 to $1,655,297 for the year ended March 31, 1996. Net interest income declined $168,000 as a result of rising interest rates. This was partially offset by an increase in net interest income attributable to an increase in the volume of interest bearing assets over interest bearing liabilities of $139,000.

Provision for losses on loans:
The provision for loan losses was ($131,875) and $11,701 for the years ended March 31, 1996 and 1995, respectively. The provision for loan losses decreased $143,576 for the year ended March 31, 1996 as a result of management's evaluation of the adequacy of the allowance for losses on loans after considering the loan portfolio in conjunction with current and expected market conditions. The allowance for loan losses as a percent of non-performing assets was 62.7% at March 31, 1996 compared to 63.1% at March 31, 1995.

Non-interest income:
Non-interest income increased $143,270 from $192,895 for the year ended March 31, 1995 to $336,165 for the year ended March 31, 1996. This increase is the result in a gain from real estate operations. The Company experienced $134,788 income from real estate operations during the year ended March 31, 1996 compared to a $16,418 loss from real estate operations for the year ended March 31, 1995. The increase in income was the result of a gain on the sale of a parcel of land that the bank obtained through foreclosure of a participation loan.

Non-interest expense:
Total non-interest expense increased $133,971 from $1,095,398 for the year ended March 31, 1995 to $1,229,369 for the year ended March 31, 1996. Compensation and related expenses increased $67,263 or

13.08% from $514,244 for the year ended March 31, 1995 to $581,507 for the year ended March 31, 1996, this primarily resulted from additional compensation expense related to the ESOP and the Management Stock Bonus Plan (the "MSBP") which were in place throughout all or most of the year. Compensation expense included eight months of amortization expense relating to the MSBP. Professional fees also increased $62,961 during the year from $71,783 for the year ended March 31, 1995 to $134,744 for the year ended March 31, 1996, this increase relates to additional professional services required as a result of the conversion.

Income tax expense:
Income tax expense increased 23.77% from $249,660 for the year ended March 31, 1995 to $309,010 for the year ended March 31, 1996. This increase relates to an increase in pre-tax income.

Liquidity and Capital Resources

Liquidity is measured by a financial institution's ability to raise funds through deposits, borrowed funds, capital or the sale of highly marketable assets such as available-for-sale securities. Additional sources of liquidity, including cash flow from both repayment of loans and maturity of investment securities, are also included in determining whether liquidity is satisfactory.

During the year ended March 31, 1997, cash and cash equivalents decreased by $879,280 as compared to March 31, 1996. The decrease was the result of cash used in investing activities of $3,237,915 off set by cash generated from operating activities of $588,693 and financing activities of $1,769,942. The increase in cash and cash equivalents used by investing activities resulted primarily from the acquisition of held-to-maturity mortgage-backed securities. The increase in cash provided by financing activities was largely attributable to an increase in Federal Home Loan Bank ("FHLB") advances and borrowings of $4,700,000. As of March 31, 1997, the Bank had an existing line of credit with the FHLB of $2,500,000 against which the Bank had an outstanding balance of $700,000 that could serve as an additional source of liquidity.

During 1996, cash and cash equivalents increased by $311,636, primarily as a result of an increase in deposits of $1,764,923 resulting in total funds provided by financing activities of $1,383,266. The Company also had net cash provided by operating activities of $603,234. The cash provided by financing and operating activities were partially offset by cash used by investing activities of $1,674,864. Cash and cash equivalents used by investing activities resulted primarily form the acquisition of held-to-maturity and available-for-sale investment securities.

The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings bank maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. At March 31, 1997, the Bank met its liquidity requirement and expects to meet this requirement in the future. The Bank adjusts liquidity as appropriate to meet its asset/liability objectives.

OTS has also set minimum capital requirements for savings banks such as the Bank. The capital standards generally require the maintenance of regulatory capital sufficient to meet a tangible capital requirement, a core capital requirement and a risk-based capital requirement. At March 31, 1997 the Bank exceeded all of the minimum capital requirements as currently required. Please refer to Note 11 of the accompanying Notes to Consolidated Financial Statements for more information regarding the Bank's regulatory capital position at March 31, 1997.

Impact of Inflation and Changing Prices

The financial statements of Guthrie Savings, Inc. and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Nearly all the assets and liabilities of the Bank are monetary. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Impact of New Accounting Standards

Please  refer  to Note 1 of the  accompanying  Notes to  Consolidated  Financial
Statements  for  more  information   regarding  the  impact  of  new  accounting
standards.

                          Independent Auditor's Report



To the Board of Directors and Stockholders of
  Guthrie Savings, Inc.
Guthrie, Oklahoma


We have audited the accompanying consolidated statements of financial condition of Guthrie Savings, Inc. and subsidiary as of March 31, 1997 and 1996 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Guthrie Savings, Inc. and subsidiary as of March 31, 1997 and 1996, and the results of their operations and cash flows for each of the three years in the period ended March 31, 1997 in conformity with generally accepted accounting principles.



                          /s/ Regier Carr & Monroe, L.L.P.
                          Regier Carr & Monroe, L.L.P.





April 26, 1997
Wichita, Kansas

                              Guthrie Savings, Inc.

                 Consolidated Statements of Financial Condition
                             March 31, 1997 and 1996



ASSETS                                                             1997            1996
                                                              ------------    ------------
Cash and cash equivalents:
        Interest bearing                                      $    311,624    $    989,674
        Non-interest bearing                                       211,205         412,435
                                                              ------------    ------------
            Total cash and cash equivalents                        522,829       1,402,109
Investment securities held-to-maturity (estimated market
        value of $8,579,106 and 9,694,395 at March 31,
        1997 and 1996, respectively)                             8,700,000       9,750,531
Investment securities available-for-sale                         2,061,727       2,133,093
Mortgage-backed securities held-to-maturity (estimated
        market value of $13,185,802 and $9,373,000 at
        March 31, 1997 and 1996, respectively)                  13,273,398       9,428,366
Loans receivable, net                                           23,461,257      22,971,565
Accrued income receivable                                          330,277         363,528
Real estate owned and other repossessed assets, net
Office properties and equipment, net                               598,633         627,836
Income taxes receivable, current                                                    31,758
Prepaid expenses and other assets                                   99,135         110,845
                                                              ------------    ------------
             Total assets                                     $ 49,047,256    $ 46,819,631
                                                              ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
        Deposits                                              $ 34,293,278    $ 36,310,860
        Advances and other borrowings from
            Federal Home Loan Bank                               6,700,000       2,000,000
        Advances from borrowers for taxes and insurance             32,830          40,298
        Dividend payable                                                           222,740
        Other liabilities and accrued expense                       60,805          78,784
        Deferred income                                             57,956          61,143
        Income taxes payable, current                               17,816
        Deferred income taxes                                       79,531          57,151
                                                              ------------    ------------
             Total liabilities                                  41,242,216      38,770,976
                                                              ------------    ------------

Commitments

Stockholders' equity:
        Preferred stock, $0.01 par value; 1,000,000 shares
          authorized; no shares outstanding
        Common stock, $0.01 par value; 3,000,000 shares
          authorized; 515,125 shares issued and outstanding          5,151           5,151
        Additional paid-in capital                               4,779,668       4,765,516
        Retained income, substantially restricted                4,392,507       4,222,553
        Unrealized loss on available-for-sale securities           (46,379)         (9,916)
        Unamortized stock acquired by Employee Stock
          Ownership Plan                                          (309,075)       (350,285)
        Unamortized compensation related to Management
          Stock Bonus Plan                                        (134,836)       (175,286)
        Treasury stock, at cost, 64,766 and 30,498 shares
          at March 31, 1997 and 1996, respectively                (881,996)       (409,078)
                                                              ------------    ------------
             Total stockholders' equity                          7,805,040       8,048,655
                                                              ------------    ------------
             Total liabilities and stockholders' equity       $ 49,047,256    $ 46,819,631
                                                              ============    ============

The Notes to Consolidated Financial Statements are an integral part of these statements.

                              Guthrie Savings, Inc.

                      Consolidated Statements of Operations
                    Years Ended March 31, 1997, 1996 and 1995


                                                              1997          1996            1995
                                                          -----------   -----------    -----------

Interest income:
        Interest on loans                                 $ 2,087,179   $ 2,087,326    $ 2,036,441
        Interest on mortgage-backed securities                774,790       599,074        584,158
        Interest and dividends on investment securities       770,018       729,987        578,034
                                                          -----------   -----------    -----------
             Total interest income                          3,631,987     3,416,387      3,198,633
                                                          -----------   -----------    -----------
Interest expense:
        Deposits                                            1,528,658     1,741,666      1,429,948
        Borrowed funds                                        304,925        19,424         59,543
                                                          -----------   -----------    -----------
             Total interest expense                         1,833,583     1,761,090      1,489,491
                                                          -----------   -----------    -----------
             Net interest income                            1,798,404     1,655,297      1,709,142
Provision for losses on loans                                     763      (131,875)        11,701
                                                          -----------   -----------    -----------
        Net interest income after loan loss
          provision                                         1,797,641     1,787,172      1,697,441
                                                          -----------   -----------    -----------
Non-interest income:
        Service charges                                       164,561       166,907        176,076
        Net gain on sale of investments                        46,528
        Gain (loss) from real estate operations                    12       134,788        (16,418)
        Other                                                  40,176        34,470         33,237
                                                          -----------   -----------    -----------
             Total non-interest income                        251,277       336,165        192,895
                                                          -----------   -----------    -----------
Non-interest expense:
        Compensation and related expenses                     589,319       581,507        514,244
        Occupancy expense                                      63,368        62,947         66,001
        Professional fees                                     118,628       134,744         71,783
        Federal insurance premium                              62,913        82,267         87,970
        SAIF special assessment                               225,433
        Data processing                                        83,210        93,594         88,305
        Bank charges                                           57,922        52,438         53,326
        Other expense                                         215,082       221,872        213,769
                                                          -----------   -----------    -----------
             Total non-interest expense                     1,415,875     1,229,369      1,095,398
                                                          -----------   -----------    -----------
             Income before income taxes                       633,043       893,968        794,938
                                                          -----------   -----------    -----------
Income taxes:
        Currently payable                                     211,499       205,832        237,504
        Deferred tax expense (benefit)                         41,164       103,178         12,156
                                                          -----------   -----------    -----------
                                                              252,663       309,010        249,660
                                                          -----------   -----------    -----------

             Net income                                   $   380,380   $   584,958    $   545,278
                                                          ===========   ===========    ===========

Earnings per share (period subsequent to
  initial issuance of common stock on
  October 11, 1994 for 1995)                              $      0.89   $      1.25    $      0.48
                                                          ===========   ===========    ===========
Weighted average common shares outstanding                    425,222       467,697        473,915
                                                          ===========   ===========    ===========

The Notes to Consolidated Financial Statements are an integral part of these statements.

                              Guthrie Savings, Inc.

           Consolidated Statements of Changes in Stockholders' Equity
                    Years Ended March 31, 1997, 1996 and 1995

                                                                              Unamortized
                                                                Unrealized       Common      Unamortized
                                                              Gain (Loss) on      Stock     Compensation                   Total
                           Common      Paid-In     Retained    Available-for-   Acquired by   Related to     Treasury  Stockholders'
                           Stock       Capital     Earnings   Sale Securities      ESOP          MSBP         Stock       Equity
                          ---------  ----------- -----------  ---------------  ------------  ------------  ---------- --------------
Balance, March 31, 1994   $      -   $        -  $ 3,409,840       $      -    $        -    $         -   $        -   $ 3,409,840
Net proceeds on common
  stock issued in stock
  conversion                 5,151    4,763,124                                  (412,100)                                4,356,175
Allocation of shares
  by Employees' Stock
  Ownership Plan                            169                                    20,605                                    20,774
Net income for the year
  ended March 31, 1995                               545,278                                                                545,278
Cash dividend paid ($0.20
  per share)                                         (94,783)                                                               (94,783)
Net change in unrealized
  loss on available-for-
  sale securities                                                      (915)                                                   (915)
                          --------  -----------  -----------       --------    ----------    -----------   ----------   -----------
Balance, March 31, 1995      5,151    4,763,293    3,860,335           (915)     (391,495)             -            -     8,236,369
Acquisition of 20,605
  shares of common stock
  by Management Stock
  Bonus Plan, 15,863
  shares awarded, 4,742
  held in treasury                       (9,518)                                                (202,253)     (63,312)     (275,083)
Allocation of shares by
  Employees' Stock
  Ownership Plan                         11,741                                    41,210                                    52,951
Amortization of
  compensation related
  to Management Stock
  Bonus Plan                                                                                      26,967                     26,967
Net income for the year
  ended March 31, 1996                               584,958                                                                584,958
Cash dividend paid
  ($0.50 per share)                                 (222,740)                                                              (222,740)
Net change in unrealized
  loss on available-for-
  sale securities                                                    (9,001)                                                 (9,001)
Purchase of 25,756
  treasury shares                                                                                            (345,766)     (345,766)
                          --------  -----------  -----------       --------    ----------    -----------   ----------   -----------
Balance, March 31, 1996      5,151    4,765,516    4,222,553         (9,916)     (350,285)      (175,286)    (409,078)    8,048,655
Allocation of shares by
  Employees' Stock
  Ownership Plan                         14,152                                    41,210                                    55,362
Amortization of
  compensation related
  to Management Stock
  Bonus Plan                                                                                      40,450                     40,450
Net income for the year
  ended March 31, 1997                               380,380                                                                380,380
Cash dividend paid
  ($0.50 per share)                                 (210,426)                                                              (210,426)
Net change in unrealized
  loss on available-for-
  sale securities                                                   (36,463)                                                (36,463)
Purchase of 34,268
  treasury shares                                                                                            (472,918)     (472,918)
                          --------  -----------  -----------       --------    ----------    -----------   ----------   -----------
Balance, March 31, 1997   $  5,151  $ 4,779,668  $ 4,392,507       $(46,379)   $ (309,075)   ($  134,836)  $ (881,996)  $ 7,805,040
                          ========  ===========  ===========       ========    ==========    ===========   ==========   ===========

The Notes to Consolidated Financial Statements are an integral part of these statements.
                                       F-4

                              Guthrie Savings, Inc.

                      Consolidated Statements of Cash Flows
                    Years Ended March 31, 1997, 1996 and 1995


                                                                          1997           1996           1995
                                                                      -----------    ------------   ------------

CASH FLOWS FROM OPERATING ACTIVITIES
        Net income                                                    $   380,380    $   584,958    $   545,278
        Adjustments to reconcile net income to net cash
                provided by operating activities:
                        Gain on sale of investments                       (46,528)
                        (Gain) loss on sale of real estate acquired
                          in settlement of loans                            1,698       (114,611)        (5,344)
                        Depreciation                                       37,027         48,245         54,918
                        Amortization of premiums and
                          discounts on investments and loans                3,660         24,535         29,156
                        Provision for losses on loans and real
                          estate owned                                        763       (131,875)        39,214
                        (Increase) decrease in accrued interest
                          receivable                                       33,251         (7,506)       (58,552)
                        (Increase) decrease in other assets                11,710          3,368         (1,674)
                        Increase (decrease ) in accrued expenses          (17,979)        18,332        (72,974)
                        Increase (decrease) in accrued and deferred
                          income taxes                                     90,738        123,516        (58,196)
                        Amortization related to ESOP and MSBP              95,812         79,918         20,774
                        Other non-cash items, net                          (1,839)       (25,646)        (8,419)
                                                                      -----------    ------------   ------------
        Net cash provided by operating activities                         588,693        603,234        484,181
                                                                      -----------    ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES
        Loan originations and principal payments
          on loans held-for-investment                                   (485,968)       254,832     (1,465,163)
        Proceeds from maturity of time deposits                                                         200,000
        Proceeds from maturities and calls of investment
          securities held-to-maturity                                   1,550,000      2,850,000
        Proceeds from sales of investment securities
          available-for-sale                                              102,347
        Proceeds from maturities and calls of investment
          securities available-for-sale                                                  300,000
        Acquisition of investment securities held-to-maturity            (500,000)    (4,250,000)    (2,899,531)
        Acquisition of investment securities available-for-sale           (39,700)    (1,518,100)      (300,000)
        Repayment of mortgage-backed securities                         1,357,171      1,415,997      1,501,042
        Acquisition of mortgage-backed securities
          held-to-maturity                                             (5,227,289)    (1,000,965)      (257,050)
        Acquisition of fixed assets                                        (7,824)       (12,800)       (16,922)
        Proceeds from sale of real estate acquired in settlement
          of loans                                                         13,348        286,122         39,604
        Other investing activities                                                            50        (25,287)
                                                                      -----------    ------------   ------------
        Net cash used by investing activities                          (3,237,915)    (1,674,864)    (3,223,307)


The Notes to Consolidated Financial Statements are an integral part of these statements.

                              Guthrie Savings, Inc.

                    Years Ended March 31, 1997, 1996 and 1995

                                                                  1997             1996            1995
                                                              ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
        Net increase (decrease) in deposits                   $ (2,016,506)   $  1,764,923    $ (4,542,902)
        Net decrease in escrow accounts                             (7,468)        (60,808)         (1,161)
        Proceeds from FHLB advance and other borrowings         12,000,000       2,300,000       2,700,000
        Repayment of FHLB advance and other borrowings          (7,300,000)     (2,000,000)     (1,000,000)
        Proceeds from stock issuance, net of conversion
                costs and stock acquired by ESOP                                                 4,376,238
        Purchase of treasury stock                                (472,918)       (345,766)
        Purchase of company stock by MSBP  held in treasury                        (63,312)
        Purchase of company stock by MSBP
                awarded to participants                                           (211,771)
        Cash dividends paid                                       (433,166)                        (94,783)
                                                              ------------    ------------    ------------
Net cash provided by financing activities                        1,769,942       1,383,266       1,437,392
                                                              ------------    ------------    ------------
Net increase (decrease) in cash and cash equivalents              (879,280)        311,636      (1,301,734)

Cash and cash equivalents at beginning of year                   1,402,109       1,090,473       2,392,207
                                                              ------------    ------------    ------------
Cash and cash equivalents at end of year                      $    522,829    $  1,402,109    $  1,090,473
                                                              ============    ============    ============

SUPPLEMENTAL DISCLOSURES
        Cash paid during the year for:
                Interest on deposits, advances and other
                  borrowings                                  $  1,835,422    $  1,760,621    $  1,488,215
                                                              ============    ============    ============

                Income taxes                                  $    189,059    $    226,170    $    307,856
                                                              ============    ============    ============

        Transfers from loans to real estate acquired
          through foreclosure                                 $     54,446    $    107,333    $     57,786
                                                              ============    ============    ============

        Transfers to (from) real estate acquired through
          foreclosure from deferred income                    $          -    $      (351)    $   (11,398)
                                                              ============    ===========    ============

        Loans to finance sale of real estate
          through foreclosure                                 $     39,400    $     32,500    $    136,038
                                                              ============    ============    ============

        Dividend declared and payable                         $          -    $    222,740    $          -
                                                              ============    ============    ============

The Notes to Consolidated Financial Statements are an integral part of these statements.

                              Guthrie Savings, Inc.

                   Notes to Consolidated Financial Statements
                          March 31, 1997, 1996 and 1995


1.     Summary of Significant Accounting Policies

       Nature of operations:
       Guthrie Savings, Inc. (the Company) is an Oklahoma corporation and is the parent company of its wholly-owned subsidiary, Guthrie Federal Savings Bank (the Bank). At the present time, the Company does not conduct any active business.

       Guthrie Federal Savings Bank is primarily engaged in attracting deposits from the general public and using those deposits, together with other funds, to originate real estate loans on one- to four-family residences, and, to a lesser extent, consumer loans. The Bank has one office in Guthrie, Oklahoma, which is located in its primary market area of Logan County, Oklahoma. In addition, the Bank holds interest-bearing deposits in other financial institutions and invests in mortgage-backed securities and investment securities. The Bank offers its customers fixed-rate and adjustable-rate mortgage loans, as well as consumer loans, including home equity and savings account loans.

       Principles of consolidation:
       The accompanying consolidated financial statements include the accounts of Guthrie Savings, Inc. and its wholly-owned subsidiary, Guthrie Federal Savings Bank. Significant intercompany transactions and balances have been eliminated.

       Use of estimates:
       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

       Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of assets acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and the valuation of assets acquired by foreclosure, management obtains independent appraisals for significant properties.

       Management   believes  that  the  allowances  for  losses  on  loans  and valuations of assets acquired by foreclosure are adequate and appropriate. While management uses available information to recognize losses on loans and assets acquired by foreclosure, future loss may be accruable based on changes in economic conditions, particularly in central Oklahoma. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and valuations of assets acquired by foreclosure. Such agencies may require the Bank to recognize additional losses based on their judgment of information available to them at the time of their examination.

       Cash and cash equivalents:
       Cash and cash equivalents include unrestricted cash on hand, demand deposits maintained in depository institutions and other readily convertible investments with original contractual terms to maturity of three months or less.

       Investment and mortgage-backed securities:
       Investments, including mortgage-backed securities, are classified as either held-to-maturity, trading, or available-for-sale. Held-to-maturity securities are securities for which the Bank has the positive intent and ability to hold to maturity and are reported at amortized cost. Trading securities are securities held principally for resale are reported at fair value, with unrealized changes in value reported in the institution's income statement as part of its earnings. Available-for-sale securities are securities not classified as trading nor as held-to-maturity securities and are also reported at fair value, but any unrealized appreciation or depreciation, net of tax effects, are reported as a separate component of equity.

       Gains or losses on sales of available-for-sale securities are determined using the specific-identification method. All sales are made without recourse.

       Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

       Loans receivable:
       Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balances, net of deferred income on loans, undisbursed loan proceeds and the allowance for loss on loans. Premiums and discounts on loans are amortized into income using the interest method.

       The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, current level of non-performing assets, and current economic conditions.

       The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

       Loan origination fees and certain direct costs are capitalized and recognized as an adjustment of the yield of the related loan.

       Foreclosed real estate:
       Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds the fair value less estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in gain or loss on foreclosed real estate. The historical average holding period for such property is approximately one year.

       Off-balance sheet instruments:
       In the ordinary course of business the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

       Office properties and equipment:
       Office properties and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis or accelerated methods over the estimated useful lives of five to fifty years for buildings and improvements and three to twenty years for furniture, fixtures, equipment and automobiles.

       Income taxes:
       Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

       Stock-based compensation:
       In October, 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. This Statement establishes a fair-value-based method of accounting for stock compensation plans with employees and others. It applies to all arrangements under which employees receive shares of stock or other equity instruments of the employer, or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. Although encouraged to do so, entities are not required to adopt the recognition and measurement aspects of SFAS No. 123, and may continue to account for stock-based compensation plans in accordance with APB Opinion 25. The Company has adopted the recognition and measurement provisions of SFAS No. 123 effective for the fiscal year beginning April 1, 1996. SFAS No. 123 will effect the Company's stock options granted after April 1, 1996. These options will be recognized and measured in accordance with the fair-value-based method of accounting.

       Impact of new accounting standards:
       In June, 1996, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement established revised standards for recognition, measurement, and disclosure of transfers and servicing of financial assets and extinguishment of debt. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. As issued, Statement No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, and is to be applied prospectively. FASB issued SFAS No. 127 in January 1997 titled "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125", an amendment of FASB Statement No. 125. This statement postpones the effective date for certain provisions of SFAS No.

       125 for one year. Specifically, all transfers of secured borrowings and collateral are deferred until after December 31, 1997. Also, accounting for transfers of repurchase agreements, dollar-rolls, securities lending, and similar transactions are deferred until after December 31, 1997. Earlier application of the Statement is not allowed. The statement's impact on the Company will be based on future transfers of financial assets.

       In February 1997, the FASB issued SFAS No. 128, Earnings Per Share. This Statement establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. This Statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. This Statement requires restatement of all prior-period EPS data presented. This statement is not expected to have a material effect on the Company's financial statements.

       The FASB issued SFAS No. 129, Disclosure of Information about Capital Structure, in February, 1997. This Statement establishes standards for disclosing information about an entity's capital structure and applies to all entities. SFAS 129 codifies certain existing disclosures about an entity's capital structure. This Statement is effective for financial statement periods ending after December 15, 1997. This Statement is not expected to have a material effect on the Company's financial statements.

       Earnings per share:
       Earnings per share of common stock has been computed on the basis of the weighted average number of shares outstanding adjusted for unallocated Employee Stock Ownership Plan (ESOP) shares and for incremental shares related to outstanding options to purchase common stock.

       Earnings per share of common stock for 1995 was computed by dividing net income subsequent to conversion by the weighted average number of common and common equivalent shares outstanding subsequent to conversion, less unallocated shares acquired by the ESOP.

       Financial statement presentation:
       Certain items in prior year financial statements have been reclassified to conform to the 1997 presentation.

2.     Investment Securities

       The amortized cost and estimated market values of investment securities at March 31 are summarized as follows:


                                                            March 31, 1997
                                          --------------------------------------------------
                                                          Gross        Gross      Estimated
                                          Amortized     Unrealized   Unrealized     Market
                                             Cost         Gains        Losses       Value
                                          -----------   ----------   ----------  -----------

Held-to-maturity:
        Government Agency Securities       $8,700,000   $   18,323   $  139,217   $8,579,106
                                          -----------   ----------   ----------  -----------
            Total held-to-maturity         $8,700,000   $   18,323   $  139,217   $8,579,106
                                           ==========   ==========   ==========   ==========

Available-for-sale:
        Government Agency Securities       $1,500,000   $        -   $   70,273   $1,429,727
        Stock in Federal Home Loan Bank,
          at cost                             632,000                                632,000
                                          -----------   ----------   ----------  -----------
             Total available-for-sale      $2,132,000   $        -   $   70,273   $2,061,727
                                           ==========   ==========   ==========   ==========

                                                             March 31, 1996
                                            --------------------------------------------------
                                                           Gross         Gross      Estimated
                                            Amortized    Unrealized    Unrealized     Market
                                               Cost        Gains         Losses       Value
                                            ----------   ----------   -----------  ----------

Held-to-maturity:
        United States Treasury Securities   $1,550,531   $    6,898   $        0   $1,557,429
        Government Agency Securities         8,200,000       47,500      110,534    8,136,966
                                            ----------   ----------   -----------  ----------
            Total held-to-maturity          $9,750,531   $   54,398   $  110,534   $9,694,395
                                            ==========   ==========   ==========   ==========

Available-for-sale:
        Government Agency Securities        $1,500,000   $        -   $   55,065   $1,444,935
        Stock in U.S. Savings League            55,000       40,040                    95,040
        Stock in Federal Home Loan Bank,
          at cost                              592,300                                592,300
        Other, at fair value                       818                                    818
                                            ----------   ----------   -----------  ----------
             Total available-for-sale       $2,148,118   $   40,040   $   55,065   $2,133,093
                                            ==========   ==========   ==========   ==========


       Other equity securities include a limited partnership investment in the former data processor of the Bank. The partnership was in the process of liquidation at March 31, 1996 and the investment was adjusted to represent the Association's interest in the estimated net realizable value of partnership assets. This partnership was dissolved prior to March 31, 1997.

       Government agency securities above include bonds and notes issued by various government agencies. Those agencies include the following:
       Federal Home Loan Bank, Fannie Mae, and Freddie Mac.

       Government Agency Securities at March 31, 1997 and 1996 include $1,000,000 of Federal Home Loan Bank bonds, at cost, with dual indexed or inverse floating rate structures whose yield may not move consistent with general interest rate movements.

       Federal Home Loan Bank members are required to maintain an investment in stock at an amount equal to a percentage of outstanding home loans. Such stock is assumed to have a market value which is equal to cost.

       The amortized cost and estimated market value of debt securities at March 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The equity securities, including Federal Home Loan Bank Stock, have been excluded from the maturity table below because they do not have contractual maturities associated with debt securities.




                                           Amortized     Estimated
                                              Cost      Market Value
                                           ----------   ------------
Held-to-maturity:

  Due in one year or less                  $  500,000   $  497,500
  Due after one year through five years     5,200,000    5,159,376
  Due after five years through ten years    3,000,000    2,922,230
                                           ----------   ------------
     Total held-to-maturity                $8,700,000   $8,579,106
                                           ==========   ==========

Available-for-sale:

  Due after one year through five years       500,000      481,917
  Due after five years through ten years    1,000,000      947,810
                                           ----------   ------------
     Total available-for-sale              $1,500,000   $1,429,727
                                           ==========   ==========



       There were realized gains on sales of investment securities available-for-sale during the year ended March 31, 1997 of $46,528. Proceeds from sales during the year ended March 31, 1997 totaled $102,347 and consisted of equity securities and an interest in an entity related to the Bank's prior data processor, discussed earlier. There were no realized gains or losses on sales of investment securities during the years ended March 31, 1996 and 1995.

3.     Mortgage-Backed Securities

       As of March 31, 1997 and 1996, all mortgage-backed securities were classified as held-to-maturity. Mortgage-backed securities consist of the following:

                                                  March 31,
                                       ----------------------------
                                            1997            1996
                                       ------------    ------------
FHLMC - fixed rate                     $  1,380,450    $  1,554,924
FHLMC - ARM's                             1,376,203       1,561,354
GNMA - ARM's                              3,114,748       3,669,165
FNMA - ARM's                                825,458         937,910
GNMA - fixed rate                           388,642         454,441
FNMA - fixed rate                           684,623         905,840
Collateralized mortgage obligations-
  government agency issue                 5,383,306         200,897
                                       ------------    ------------
                                         13,153,430       9,284,531
Unamortized premiums                        127,799         155,454
Unamortized discounts                        (7,831)        (11,619)
                                       ------------    ------------
                                       $ 13,273,398    $  9,428,366
                                       ============    ============

       As of March 31, 1997 and 1996, gross unrealized gains and losses on mortgage-backed securities are as follows:


                                                        March 31, 1997
                                       -----------------------------------------------------
                                                         Gross         Gross       Estimated
                                        Amortized     Unrealized    Unrealized       Market
                                           Cost          Gains        Losses         Value
                                       -----------   -----------   -----------   -----------
FHLMC - fixed rate                     $ 1,374,266   $     5,320   $    28,561   $ 1,351,025
FHLMC - ARM's                            1,420,037                      48,564     1,371,473
GNMA - ARM's                             3,163,609        10,285        27,539     3,146,355
FNMA - ARM's                               847,681                      31,481       816,200
GNMA - fixed rate                          388,256         8,020                     396,276
FNMA - fixed rate                          695,621                      29,167       666,454
Collateralized mortgage obligations-
  government agency issue                5,383,928        54,091                   5,438,019
                                       -----------   -----------   -----------   -----------
                                       $13,273,398   $    77,716   $   165,312   $13,185,802
                                       ===========   ===========   ===========   ===========


                                                        March 31, 1996
                                       -------------------------------------------------
                                                       Gross       Gross       Estimated
                                        Amortized   Unrealized   Unrealized      Market
                                          Cost         Gains       Losses        Value
                                       ----------   ----------   ----------   ----------
FHLMC - fixed rate                     $1,547,901   $   20,350   $   15,267   $1,552,984
FHLMC - ARM's                           1,612,398          860       25,556    1,587,702
GNMA - ARM's                            3,728,225       11,641       18,200    3,721,666
FNMA - ARM's                              963,478                    21,453      942,025
GNMA - fixed rate                         453,901       17,267                   471,168
FNMA - fixed rate                         922,293                    25,798      896,495
Collateralized mortgage obligations-
  government agency issue                 200,170          790                   200,960
                                       ----------   ----------   ----------   ----------
                                       $9,428,366   $   50,908   $  106,274   $9,373,000
                                       ==========   ==========   ==========   ==========


       Collateralized mortgage obligations consist of floating rate notes with varying contractual principal maturities. The Bank has no principal only, interest only, or residual collateralized mortgage obligations.

       There were no realized gains or losses on sales of mortgage-backed securities during the years ended March 31, 1997, 1996 and 1995.

       There were no mortgage-backed securities classified as available-for-sale as of March 31, 1997 and 1996.

4.     Loans Receivable

       Loans receivable at March 31 are summarized as follows:

                                                         March 31,
                                               ----------------------------
                                                    1997            1996
                                               ------------    ------------
First mortgage loans:
  Secured by one to four family residences     $ 17,273,266    $ 17,905,894
  Secured by other properties                     1,958,081       1,495,642
  Construction loans                              1,790,945       1,490,250
  Other                                             579,276         578,004
                                               ------------    ------------
                                                 21,601,568      21,469,790

  Less:  Undisbursed loan proceeds                 (641,971)       (506,148)
            Unearned discounts and loan fees        (72,996)        (76,607)
            Allowance for loan losses              (282,444)       (286,567)
                                               ------------    ------------
  Total first mortgage loans                     20,604,157      20,600,468
                                               ------------    ------------

Consumer and other loans:
  Home equity and second mortgage                 1,222,531         895,782
  Loans on deposits                                 403,099         507,757
  Other                                           1,325,718       1,072,203
                                               ------------    ------------
                                                  2,951,348       2,475,742

  Less:  Undisbursed loan proceeds                                      (23)
             Allowance for loan losses              (94,248)       (104,622)
                                               ------------    ------------
  Total consumer and other loans                  2,857,100       2,371,097
                                               ------------    ------------
  Net loans receivable                         $ 23,461,257    $ 22,971,565
                                               ============    ============

       The following is an analysis of the allowance for loss on loans:


                                                       March 31,
                                          -----------------------------------
                                             1997         1996         1995
                                          ---------    ---------    ---------
Balance, beginning of year                $ 391,189    $ 539,436    $ 557,545
        Provision charged to operations         763     (131,875)      11,701
        Loans charged off                   (29,056)     (30,113)     (36,270)
        Recoveries                           13,796       13,741        6,460
                                          ---------    ---------    ---------
Balance, end of year                      $ 376,692    $ 391,189    $ 539,436
                                          =========    =========    =========

       Impairment of loans having recorded investments of $366,316 at March 31, 1997 and $348,895 at March 31, 1996 has been recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No. 118. The average recorded investment in impaired loans during the years ended March 31, 1997 and 1996, was $357,606 and $372,401, respectively. The total allowance for loan losses related to theses loans was $109,397 and $115,420 at March 31, 1997 and 1996. Interest income on impaired loans of $45,964 and $36,239 was recognized for cash payments received for the years ended March 31, 1997 and 1996, respectively.

       It is Bank policy not to modify interest rates on loans associated with troubled debt restructuring. The Bank is not committed to lend additional funds to debtors whose loans have been modified.

       See Note 16 for disclosure of loans to related parties.

5.     Accrued Income Receivable

       Accrued interest receivable at March 31 is summarized as follows:

                               1997       1996
                             --------   --------
Mortgage-backed securities   $ 62,345   $ 65,059
Loans receivable              127,419    134,589
Investments                   140,513    163,880
                             --------   --------
                             $330,277   $363,528
                             ========   ========

6.     Foreclosed Real Estate

       The Bank did not have any real estate owned or in judgment and other repossessed assets at March 31, 1997 and 1996.

       The following is a statement of changes in the allowance for loss account for the years ended March 31:

                                             1997        1996        1995
                                           ---------   --------    --------
Balance at beginning of year               $      -    $  7,888    $ 33,354
  Provision charged (credited) to income          -          -       27,513
  Losses charged to allowance                     -      (7,888)    (52,979)
                                           ---------   --------    --------
Balance at end of year                     $      -    $      -    $  7,888
                                           ========    ========    ========


       Income (loss) from real estate operations for the years ended March 31 is as follows:

                                       1997         1996        1995
                                    ---------    ---------    ---------
Gain on sale of real estate owned   $   1,439    $ 139,158    $  21,356
Provision                                                       (27,513)
Rental income                                          500          150
Operating expenses                     (1,427)      (4,870)     (10,411)
                                    ---------    ---------    ---------
                                    $      12    $ 134,788    ($ 16,418)
                                    =========    =========    =========


7.     Office Properties and Equipment

       Office properties and equipment are stated at cost less accumulated depreciation as follows:

                                                 March 31,
                                        --------------------------
                                            1997            1996
                                        -----------    -----------
Land                                    $   398,332    $   398,332
Building and improvements                   622,292        622,292
Furniture and equipment                     245,791        239,036
Automobiles                                  13,103         13,103
                                        -----------    -----------
                                          1,279,518      1,272,763
Less accumulated depreciation              (680,885)      (644,927)
                                        -----------    -----------
                                        $   598,633    $   627,836
                                        ===========    ===========
Depreciation expense (1995 - $54,918)   $    37,027    $    48,245
                                        ===========    ===========

8.     Deposits

       Deposits at March 31 are summarized as follows:


                              1997          1996
                          -----------   -----------
Demand deposits           $ 8,099,082   $ 8,271,818
Savings deposits            2,991,923     3,475,710
Certificates of deposit    23,202,273    24,563,332
                          -----------   -----------
                          $34,293,278   $36,310,860
                          ===========   ===========

       The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was $1,918,481 and $1,623,692 at March 31, 1997
       and 1996, respectively.

       At March 31, 1997, scheduled maturities of certificates of deposit are as follows:


Year Ending March 31,
---------------------
       1998                       $18,517,517
       1999                         2,891,863
       2000                         1,053,227
       2001                           317,981
       2002                           421,685
                                  -----------
                                  $23,202,273
                                  ===========

9.     Advances and Other Borrowings from Federal Home Loan Bank

       Advances and other borrowings from the Federal Home Loan Bank at March 31 are summarized as follows:

                    1997         1996
                 ----------   ----------
Advances         $6,000,000   $2,000,000
Line of credit      700,000
                 ----------   ----------
                 $6,700,000   $2,000,000
                 ==========   ==========


       At March 31, 1997, the Bank had $700,000 outstanding under a $2,500,000 line of credit with the Federal Home Loan Bank. The existing line of credit expires August 15, 1997 and bears interest at the line of credit rate established by the Federal Home Loan Bank. This rate is adjusted from time to time, the rate as of March 31, 1997 was 6.90%. At March 31, 1996 the Bank had $0 outstanding under a $2,500,000 line of credit, due August 15, 1996.

9.     Advances and Other Borrowings from Federal Home Loan Bank (Continued)

       Advances from the Federal Home Loan Bank are subject to fixed and adjustable interest rates and at March 31 consist of the following:

                         1997                                 1996
Fiscal         --------------------------       --------------------------------
 Year                         Weighted                               Weighted
Maturity          Amount     Average Rate           Amount          Average Rate
--------       -----------   ------------       -------------       ------------
1998           $5,304,000        5.55  %        $   2,000,000           5.47%
1999              696,000        5.69
               ----------        ----           -------------           ----
               $6,000,000        5.56  %        $   2,000,000           5.47%
               ==========        ====           =============           ====


       The advances and line of credit are collateralized by a blanket pledge agreement, including all stock in Federal Home Loan Bank, qualifying mortgage loans, certain mortgage-related securities and other investments.

10.    Income Taxes

       The Company and subsidiary file consolidated federal income tax returns. The Company's effective income tax rate was different than the statutory federal income tax rate for the following reasons:

                                                     March 31,
                                          -----------------------------------
                                           1997          1996           1995
                                          ------        ------         ------
Statutory federal income tax               34.0 %        34.0  %        34.0 %
Increase (reductions) resulting from:
  Adjust tax bad debt reserves              5.4
  Non-deductible items                      0.3           0.1            0.1
  Other                                     0.2           0.5           (2.7)
                                           ----          ----           ----
                                           39.9 %        34.6  %        31.4 %
                                           ====          ====           ====

       Deferred taxes are included in the accompanying Statement of Financial Condition at March 31, 1997 and 1996 for the estimated future tax effects of differences between the financial statement and federal income tax basis of assets and liabilities given the provisions of currently enacted tax laws. The net deferred tax asset (liability) at March 31, 1997 and 1996 was comprised of the following:

                                                        1997         1996
                                                     ---------    ---------
Deferred tax assets:
  Deferred loan fees and costs                       $  11,184    $  15,192
  Allowance for loan losses                             90,880       93,761
  Unrealized loss on available-for-sale securities      23,893        5,109
  Accrued compensation                                  13,275       12,956
                                                     ---------    ---------
    Total deferred tax assets                          139,232      127,018
                                                     ---------    ---------
Deferred tax liabilities:
  Accumulated depreciation                              (9,402)      (4,930)
  Special bad debt deduction                           (87,267)     (76,552)
  FHLB stock dividends                                (122,094)    (102,442)
  Equity earnings                                                      (245)
                                                     ---------    ---------
     Total deferred tax liabilities                   (218,763)    (184,169)
                                                     ---------    ---------
     Net asset (liability)                           $(79,531)    $ (57,151)
                                                     ========     =========


        No valuation allowance was recorded against deferred tax assets at March 31, 1997 or 1996.

        Prior to the year ended March 31, 1997, the Bank was allowed a special bad debt deduction based on a percentage of taxable income (8%) or on specified experience formulas, subject to certain limitations based upon aggregate loan balances at the end of the year. The Bank used the percentage-of-taxable income method in 1996 and 1995.

        Effective with the tax year beginning April 1, 1996, the Bank is no longer able to use the percentage of taxable income method and began to recapture tax bad debt reserves of $377,949 over a six year period. The Bank recaptured $62,992 in tax bad debt reserves during the year ended March 31, 1997. The reserves to be recaptured consist of bad debt deductions after December 31, 1987. If the amounts deducted prior to December 31, 1987 are used for purposes other than for loan losses, such as in a distribution in liquidation or otherwise, the amounts deducted would be subject to federal income tax at the then current corporate tax rate. The Bank had recorded a deferred tax asset related to the allowance for loan losses reported for financial reporting purposes and a deferred tax liability for special bad debt deductions after December 31, 1987. The Bank, in accordance with SFAS No. 109 had not recorded a deferred tax liability of approximately $333,000 related to approximately $979,000 of cumulative special bad debt deductions prior to December 31, 1987.

       At March 31,1997, the Corporation has net operating loss carryforward for state income tax purposes of $624,126, which will expire March 31, 2006.

11.     Regulatory and Capital Matters

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of core and tangible capital (as defined in the regulations) to assets (as defined) and core and total capital to risk weight assets (as defined). Management believes, as of March 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

        As of March 31, 1997, the most recent notification from the Office of Thrift Supervision (OTS) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

       The Bank's actual capital amounts (in thousands) and ratios are also presented in the following table:


                                                                                To Be Well
                                                                              Capitalized Under
                                                        For Capital          Prompt Corrective
                                          Actual     Adequacy Purposes:     Action Provisions:
                                    ---------------- -------------------   ---------------------
                                     Amount    Ratio   Amount    Ratio       Amount       Ratio
                                    -------   ------  --------  -------    ----------    -------
As of March 31, 1997:
Tangible Capital (to Assets)        $6,586     13.4%   $  735     1.5%      $    N/A
Total (Risk-Based) Capital
        (to Risk Weighted Assets)    6,839     33.8%    1,618     8.0%         2,023      10.0%
Core (Tier I) Capital
        (to Risk Weighted Assets)    6,586     32.6%      N/A                  1,214       6.0%
Core (Tier I) Capital - leverage
        (to Assets)                  6,586     13.4%    1,471     3.0%         2,452       5.0%

As of March 31, 1996:
Tangible Capital (to Assets)         6,302     13.5%      701     1.5%           N/A
Total (Risk-Based) Capital
        (to Risk Weighted Assets)    6,544     33.8%    1,548     8.0%         1,935      10.0%
Core (Tier I) Capital
        (to Risk Weighted Assets)    6,302     32.6%      N/A                  1,161       6.0%
Core (Tier I) Capital - leveraged
        (to Assets)                  6,302     13.5%    1,402     3.0%         2,338       5.0%

       The following is a reconciliation of net worth to regulatory capital as reported in the March 31, 1997 and 1996 reports to the Office of Thrift
       Supervision:

                                                              March 31,
                                                      -------------------------
                                                          1997          1996
                                                      -----------   -----------
Bank net worth per report
  to Office of Thrift Supervision                     $ 6,540,000   $ 6,312,000

Rounding                                                      251            50
                                                      -----------   -----------
Net worth as reported in accompanying
  financial statements (Bank only)                      6,540,251     6,312,050
Adjustments to arrive at Core (Tier I)
  and Tangible Capital:
          Unrealized losses (gains) on certain
                available-for-sale securities              46,000       (10,000)
                                                      -----------   -----------
Core (Tier I) and Tangible Capital                      6,586,251     6,302,050
Adjustments to arrive at Total Capital:
           Allowable portion of general
                allowance for loan losses                 253,000       242,000
                                                      -----------   -----------
Total Capital                                         $ 6,839,251   $ 6,544,050
                                                      ===========   ===========


12.    Employee Benefits Plans

       Defined benefit plan:
       The Bank had a noncontributory defined benefit, insurance-related pension plan for all eligible employees. Benefits were based on employee compensation and years of service (not to exceed 37 years). The Bank's funding policy was to contribute annually the minimum amount necessary to fund the plan. Contributions were intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. During the year ended March 31, 1994, the Bank terminated the defined benefit pension plan. During the year ended March 31, 1995, an additional $8,826 was expended to fully fund the accumulated benefit obligation of the terminated plan.

       Employee Retirement Plan:
       The Bank adopted a 401(k) defined contribution savings plan during the year ended March 31, 1997. Substantially all employees are covered under the contributory plan. Pension costs attributable to the year ended March 31, 1997 were $6,221, including all current service costs.

       Employee Stock Ownership Plan:
       Upon conversion from mutual to stock form, the Bank established an employee stock ownership plan (ESOP). The original acquisition of 41,210 shares of Company stock by the plan was funded by a loan from the Company to the ESOP, in the amount of $412,100. The loan, together with interest, is to be repaid over a ten year period. The debt, which is accounted for as a liability of the Bank and a receivable for the Company, has been eliminated in consolidation.

       The Bank makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from the collateral and will be allocated to active employees, based on the proportion of debt service paid in the year. The Bank accounts for its ESOP in accordance with Statement of Position No. 93-6. Accordingly, the debt of the ESOP is recorded as debt of the Bank and the shares pledged as collateral are reported as unearned ESOP shares in the Statement of Financial Condition. As of March 31, 1997, the balance of indebtedness from the ESOP to the Company was $309,075, which is shown as a deduction from stockholders' equity on the consolidated statement of financial condition. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share (EPS) computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as compensation expense. ESOP compensation expense was $29,606, 72,526 and $8,197 for the years ended March 31, 1997, 1996 and 1995, respectively. As of March 31, 1997, of the 41,210 shares of Company stock acquired by the ESOP, 10,302 shares were allocated and 30,908 shares were unallocated. The 30,908 unallocated shares had an estimated market value of $463,620 at March 31, 1997.

       Management Stock Bonus Plan:
       During the year ended March 31, 1996, the Bank adopted a Management Stock Bonus Plan (MSBP), the objective of which is to enable the Bank to retain personnel of experience and ability in key positions of responsibility. All employees of the Bank are eligible to receive benefits under the MSBP. Benefits may be granted at the sole discretion of a committee appointed by the Board of Directors. The MSBP is managed by trustees who are non-employee directors and who have the responsibility to invest all funds contributed by the Bank to the trust created for the MSBP.

       The MSBP has purchased 20,605 shares of the Company's stock for $275,083. Of these shares, 15,863 shares were granted in the form of restricted stock payable over a five-year period at the rate of one-fifth of such shares per year following the date of grant of the award. Compensation expense, in the amount of the fair market value of the common stock at the date of the grant to the employee, will be recognized pro rata over the five years during which the shares are payable. A recipient of such restricted stock will be entitled to all voting and other stockholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in escrow. If a holder of such restricted stock terminates employment for reasons other than death, disability or retirement, the employee forfeits all rights to shares under restriction. If the participant's service terminates as a result of death, disability, retirement or a change in control of the Bank, all restrictions expire and all shares become unrestricted. The 4,742 shares that have not been granted are accounted for as treasury stock. The Board of Directors can terminate the MSBP at any time, and if it does so, any shares not allocated will revert to the Company.

13.    Stock Option Plan

       The Company's Board of Directors and stockholders ratified, effective July 27, 1995, the 1994 Stock Option Plan (the Option Plan). Pursuant to the Option Plan, 51,512 shares of common stock are reserved for issuance by the Company upon exercise of stock options granted to officers, directors and employees of the Company and Bank from time to time under the Option Plan. The Option Plan provides for a term of ten years, after which no awards may be made, unless earlier terminated by the Board of Directors pursuant to the Option Plan.

       The Option Plan will be administered by a committee of at least three non-employee directors designated by the Board of Directors (the Option Committee). The Option Committee will select the employees to whom options are to be granted and the number of shares to be granted. The option price may not be less than 100% of the fair market value of the shares on the date of the grant, and no option shall be exercisable after the expiration of ten years from the grant date. In the case of any employee who owns more than 10% of the outstanding common stock at the time the option is granted, the option price may not be less than 110% of the fair market value of the shares on the date of the grant, and the option shall not be exercisable after the expiration of five years from the grant date. The exercise price may be paid in cash, shares of the common stock, or a combination of both.

       Effective with ratification of the Option Plan, the Option Committee granted 39,661 shares of common stock, at an exercise price of $12.63 per share. Except as otherwise noted, all such options shall be exercisable at the rate of 20% on the one-year anniversary and 20% annually thereafter, except that in the event that the fair market value of the common stock subject to such grant to any one individual exceeds
       $100,000, the amount in excess of $100,000 shall not be considered exercisable until the next calendar year.

       Notwithstanding anything herein to the contrary, in no event shall any options granted be exercisable for a period of six months from the date of grant, except in the event of the death or disability of the option holder. Options shall be immediately exercisable in the event of the retirement following not less than 10 years of service, death or disability of the option holder, or upon change of control in the Company as provided in the plan. As of March 31, 1997, no options have been exercised and all options granted remain outstanding.

14.    Financial Instruments with Off-Balance-Sheet Risk/Commitments

       The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and commitments to sell investments. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Statement of Financial Condition. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

       The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for loan commitments is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

       At March 31, 1997 and 1996, the Bank had outstanding commitments to fund real estate loans of $0 and $94,500, respectively. All commitments outstanding at March 31, 1996 were for fixed rate loans at rates of 7 3/4% to 9 1/2%.

       Loan commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counter-party. Collateral held is primarily residential real estate, but may include autos, accounts receivable, inventory, property, plant and equipment.

       The Bank had no commitments to purchase mortgage-backed securities or investment securities at March 31, 1997 and 1996.

15.    Significant Concentrations of Credit Risk

       The Bank grants mortgage, consumer and business loans primarily to customers within the state. Although the Bank has a diversified loan portfolio, a substantial portion of its customers' ability to honor their contracts is dependent upon the agribusiness and energy sectors of the economy. The Bank's net investment in loans is subject to a significant concentration of credit risk given that the investment is primarily within a specific geographic area.

       As of March 31, 1997, the Bank had a net investment of $23,461,257 in loans receivable. These loans possess an inherent credit risk given the uncertainty regarding the borrower's compliance with the terms of the loan agreement. To reduce credit risk, the loans are secured by varying forms of collateral, including first mortgages on real estate, liens on personal property, savings accounts, etc. It is generally Bank policy to file liens on titled property taken as collateral on loans, such as real estate and autos. In the event of default, the Bank's policy is to foreclose or repossess collateral on which it has filed liens.

       In the event that any borrower completely failed to comply with the terms of the loan agreement and the related collateral proved worthless, the Bank would incur a loss equal to the loan balance.

16.    Related Party Transactions

       Directors and primary officers of the Company were customers of, and had transactions with, the Bank in the ordinary course of business during the years ended March 31, 1997 and 1996, and similar transactions are expected in the future. All loans included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of loss or present other unfavorable features. Principal officers, directors, employees and companies in which they have partial ownership were indebted to the Bank in the aggregate amount of approximately $312,023 and $365,709 at March 31, 1997 and 1996, respectively. The aggregate amount of deposits with related parties at March 31, 1997 and 1996 were $280,805 and $264,519, respectively.

       The following analysis is of loans made to principal officers and directors which individually exceed $60,000 in the aggregate during the year ended March 31, 1997 and 1996:

Balance March 31, 1995                $ 330,940

New loans                                13,015
Repayments                             (195,135)
Other changes                           (13,956)
                                      ---------
Balance March 31, 1996                $ 134,864
                                      ---------

New loans                                46,550
Repayments                              (59,733)
Other changes                           (45,403)
                                      ---------
Balance March 31, 1997                $  76,278
                                      =========


17.    Conversion to Stock Form of Ownership

       On February 8, 1994, the Board of Directors of the Bank adopted a Plan of Conversion to convert from a state chartered mutual savings and loan association to a federally chartered stock savings bank with the concurrent formation of Guthrie Savings, Inc. to act as a holding company of the Bank (the Conversion).

       At the date of conversion, October 11, 1994, the Company completed the sale of 515,125 shares of common stock, $0.01 par value, through concurrent subscription and community offerings at $10.00 per share. Included in the total shares outstanding are 41,210 shares which were purchased by the Bank's ESOP at $10.00 per share. Net proceeds from the conversion, after recognizing conversion expenses and underwriting costs of $382,975 were $4,768,275. From the net proceeds, the Company used $2,384,138 to purchase all of the capital stock of the Bank and $412,100 to fund the purchase of 41,210 shares of the Company stock by the ESOP (Note 12).

       The Bank may not declare or pay a cash dividend to the Company if the effect would cause the net worth of the Bank to be reduced below either the amount required for the "liquidation account" or the net worth requirement imposed by the OTS. If all capital requirements continue to be met, the Bank may not declare or pay a cash dividend in an amount in excess of the Bank's net earnings for the fiscal year in which the dividend is declared plus one-half of the surplus over the capital requirements, without prior approval of the OTS.

       Office of Thrift Supervision regulations require that upon conversion from mutual to stock form of ownership, a "liquidation account" be established by restricting a portion of net worth for the benefit of eligible savings account holders who maintain their savings accounts with the Bank after conversion. In the event of complete liquidation (and only in such event) each savings account holder who continues to maintain their savings account shall be entitled to receive a distribution from the liquidation account after payment to all creditors but before any liquidation distribution with respect to common stock. The initial liquidation account was established at $3,534,000. This account may be proportionately reduced for any subsequent reduction in the eligible holder's savings accounts.

18.    Disclosures about Fair Value of Financial Instruments

       The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

       Cash and cash equivalents:
       For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

       Investment securities and mortgage-backed securities:
       Fair values are based on quoted market prices or dealer quotes, if available. If a quoted market price or dealer quote is not available, fair value is estimated using quoted market prices for similar securities.

       Loans receivable:
       The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

       Deposit liabilities:
       The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit are estimated using the rates currently offered for deposits of similar remaining maturities.

       Advances and other borrowings from Federal Home Loan Bank:
       The fair value of advances from the Federal Home Loan Bank are estimated using the rates offered for similar borrowings.

       Commitments to extend credit:
       The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

       The estimated fair values of the Company's financial instruments are as follows:

                                                   March 31, 1997      March 31, 1996
                                                ------------------- -------------------
                                                Carrying            Carrying
                                                 Amount  Fair Value  Amount  Fair Value
                                                -------- ---------- -------- ----------
                                                   (In Thousands)     (In Thousands)

Financial assets:
  Cash and cash equivalents:
    Interest bearing                            $   312   $   312   $   990   $   990
    Non-interest bearing                            211       211       412       412

  Investment securities held-to-maturity          8,700     8,579     9,751     9,694
  Investment securities available-for-sale        2,062     2,062     2,133     2,133
  Mortgage-backed securities held-to-maturity    13,273    13,186     9,428     9,373
  Loans receivable                               23,461    23,874    22,972    23,454

Financial liabilities:
    Deposits                                     34,293    34,203    36,311    36,358
    Advances and other borrowings from
       Federal Home Loan Bank                     6,700     6,677     2,000     1,981


                                        Par Value        Fair Value     Par Value       Fair Value
                                        ---------        ----------     ---------       ----------
                                               (In Thousands)                 (In Thousands)
Unrecognized financial instruments:
  Commitments to extend credit          $       -         $     -        $     95         $     1

19.    Parent Company Financial Information

       Condensed financial statements of Guthrie Savings, Inc. (Parent Company) are shown below. The Parent Company has no significant operating activities.

                   Condensed Statement of Financial Condition
                          As of March 31, 1997 and 1996
                                 (In Thousands)


Assets                                                            1997        1996
                                                                 -------    -------
        Cash and cash equivalents                                $    82    $    74
        Investment in subsidiary                                   2,859      2,630
        Loans receivable (subsidiary and ESOP)                     1,139      1,900
        Other                                                         44          5
                                                                 -------    -------
             Total assets                                        $ 4,124    $ 4,609
                                                                 =======    =======

Liabilities and stockholders' equity
        Liabilities:
          Dividend payable                                       $     -    $   222
          Other                                                                  20
                                                                 -------    -------
             Total liabilities                                         -        242
                                                                 -------    -------
        Stockholders' equity:
          Common stock                                                 5          5
          Additional paid-in capital                               4,779      4,765
          Retained income                                            712        542
          Net unrealized loss on available-for-sale securities       (46)       (10)
          Unamortized amounts related to ESOP and MSBP              (444)      (526)
          Treasury stock                                            (882)      (409)
                                                                 -------    -------
             Total stockholders' equity                            4,124      4,367
                                                                 -------    -------
             Total liabilities and stockholders' equity          $ 4,124    $ 4,609
                                                                 =======    =======


                        Condensed Statement of Operations
                    Year Ended March 31, 1997, 1996 and 1995
                                 (In Thousands)

                                  1997      1996   1995
                                  -----    -----   -----
Equity earnings of subsidiary     $ 419    $ 598   $ 245
Interest income                      77      130      67
                                  -----    -----   -----
             Total income           496      728     312
                                  -----    -----   -----
Other expenses                      128      140      20
                                  -----    -----   -----
     Income before income taxes     368      588     292

Income tax expense                  (12)       3      18
                                  -----    -----   -----
             Net income           $ 380    $ 585   $ 274
                                  =====    =====   =====

                        Condensed Statement of Cash Flows
                       Year Ended March 31, 1997 and 1996
                                 (In Thousands)


                                                            1997        1996      1995
                                                           -------    -------    -------
Cash flows from operating activities
        Net income                                         $   380    $   585    $   274
        Adjustments to reconcile net income to net cash
          provided (used for) operating activities:
                Equity in net income of subsidiary            (419)      (598)      (245)
                Increase in other assets                       (39)        (5)
                (Decrease) increase in other liabilities      (242)         2         18
                                                           -------    -------    -------
Net cash provided (used) by operating activities              (320)       (16)        47
                                                           -------    -------    -------
Cash flow from investing activities:
        Increase in investment in subsidiary                                      (2,384)
        Reduction of investment in subsidiary                  250
        Loans to subsidiary and ESOP, net                      761        367     (2,267)
                                                           -------    -------    -------
Net cash provided (used) by investing activities             1,011        367     (4,651)
                                                           -------    -------    -------
Cash flows from financing activities:
        Issuance of common stock, net                                              4,768
        Cash dividends paid                                   (210)                  (95)
        Purchase of treasury stock                            (473)      (346)
                                                           -------    -------    -------
Net cash provided (used) by financing activities              (683)      (346)     4,673
                                                           -------    -------    -------
Increase in cash and cash equivalents                            8          5         69

Cash at beginning of year                                       74         69          -
                                                           -------    -------    -------
Cash at end of year                                        $    82    $    74    $    69
                                                           =======    =======    =======


20.    Recent Developments

        Deposits of the Bank are insured by the SAIF as administered by the FDIC. As a member of the SAIF, the Bank paid an insurance premium to the FDIC equal to a minimum of 0.23% of its total deposits. The FDIC also maintains another insurance fund, the Bank Insurance Fund (BIF), which primarily insures commercial bank deposits. Effective September 30, 1995, the FDIC lowered the insurance premium of BIF insured deposits to range of between 0.04% and 0.31% of deposits, with the result that most commercial banks would pay the lower rate of 0.04%. Effective January 1, 1996, the annual insurance premium for most BIF members was lowered to $2,000. These reductions in insurance premiums for BIF members placed SAIF members at a competitive disadvantage to BIF members.

        Effective September 30, 1996, federal law was revised to mandate a one-time special assessment of SAIF members such as the Bank of approximately .657% of deposits held on March 31, 1995. The Bank has reflected a $225,433 pre-tax expense for this assessment for the year ended March 31, 1997. Beginning January 1, 1997, deposit insurance assessments for SAIF members were reduced to approximately .064% of deposits on an annual basis and are expected to remain at that rate through the end of 1999. During this same period, BIF members are expected to be assessed approximately .013% of deposits. Thereafter, assessments for BIF and SAIF members should be the same and SAIF and BIF may be merged. It is expected that theses continuing assessments for both SAIF and BIF members will be used to repay outstanding Financing Corporation bond obligations. Based on this reduction, beginning January 1, 1997, the rate of deposit insurance assessed the Bank declined by approximately 70%.

                            OFFICE LOCATION

                            CORPORATE OFFICE
                         Guthrie Savings, Inc.
                           120 North Division
                        Guthrie, Oklahoma 73044

                   Board of Directors of Guthrie Savings, Inc.

   William L. Cunningham                     H. Stephen Ochs
   President and Chief Executive Officer     Vice President

   Keith Camerer                             James V. Seamans
   Co-Owner, Jelsma Abstract Company         Dentist

   Alvin R. Powell, Jr.
   Self Employed, Theater Owner/Real Estate Broker


                   Executive Officers of Guthrie Savings, Inc.

   William L. Cunningham                     H. Stephen Ochs
   President and Chief Executive Officer     Vice President

   Kathleen Ann Warner                       Deborah  K. Bozarth
   Vice President                            Secretary

   Kimberly D. Walker                        Colleen T. Freeman
   Treasurer                                 Assistant Secretary

-------------------------------------------------------------------------------

    Corporate Counsel:                       Independent Auditors:
    Brian W. Pierson Law Offices, Inc.       Regier Carr & Monroe, L.L.P.
    109 E. Oklahoma                          300 West Douglas
    P.O. Box 1459                            Suite 100
    Guthrie, Oklahoma  73044                 Wichita, Kansas 67202


    Special Counsel:                         Transfer Agent and Registrar:
    Malizia, Spidi, Sloane & Fisch, P.C.     American Securities Transfer, Inc.
    One Franklin Square                      1825 Lawrence Street, Suite 444
    1301 K Street, N.W., Suite 700 East      Denver, Colorado 80202-1817
    Washington, D.C. 20005


The Company's Annual Report for the Year Ended March 31, 1997 filed with the Securities and Exchange Commission on Form 10-KSB is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write or call Deborah K. Bozarth, Secretary, at the Company's corporate office in Guthrie, Oklahoma. The annual meeting of stockholders will be held on July 22, 1997 at 5:00 p.m. at Guthrie Federal Savings Bank, located on 120 N. Division , Guthrie, Oklahoma.



                                     - 17 -