Form 10KSB, Exhibit 13
period 1998-03-31
GUTHRIE SAVINGS INC
filed 1998-06-25
CIK 925533

EXHIBIT 13

                                  [** LOGO **]

                              Guthrie Savings, Inc.

                              Annual Report - 1998

                              Guthrie Savings, Inc.
                              ANNUAL REPORT - 1998


--------------------------------------------------------------------------------

Table of Contents

--------------------------------------------------------------------------------

Letter  to Stockholders...............................................    1

Corporate Profile and Stock Price Information.........................    2

Five-Year Financial Summary...........................................    3

Management's Discussion and Analysis..................................    5

Independent Auditor's Report..........................................  F-1

Consolidated Financial Statements.....................................  F-2

Notes to Consolidated Financial Statements............................  F-7

Corporate Information.................................................   18

To Our Stockholders:

It is with great pleasure that we bring to you the annual report of Guthrie Savings, Inc. for the year ended March 31, 1998.

Net income for the year ended March 31, 1998 was $535,595 or $1.36 per share representing an increase of 40.8% over the year ended March 31, 1997. The previous year included the one-time special assessment of SAIF insurance.

The Board of Directors declared two $0.50 per share cash dividends during this year. One in September 1997 for stockholders of record on October 1, 1997 and the other in January 1998 for stockholders of record on February 3, 1998. The special cash dividends were paid as a result of continued profitability of the Company and its wholly owned subsidiary, Guthrie Federal Savings Bank.

We have experienced an increase in loan activity this year which includes mortgages, construction loans and consumer lending.

Guthrie Federal has also recently entered into an agreement with Transfund to offer debit cards in an ongoing effort to serve our customers' needs.

My final comment has to do with the Year 2000 and to let you know that Guthrie Federal management is making the transition into the next millennium a priority. As Guthrie Federal moves forward, we can assure our employees, customers and stockholders that we have been working diligently to make a coordinated effort to becoming Year 2000 compliant. Our efforts, both internal and external, should be fully tested and operational by December 31, 1998.

We appreciate the loyal support that our stockholders, customers and employees have given us during the past years and ask for your continued support in the future.

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

Guthrie Federal Savings Bank is primarily engaged in attracting deposits from the general public and using those deposits, together with other funds, to originate real estate loans on one- to four-family residences and, to a lesser extent, consumer loans. The Bank has one office in Guthrie, Oklahoma, which is located in its primary market area of Logan County, Oklahoma. In addition, the Bank holds interest bearing deposits in other financial institutions and invests in mortgage-backed securities and investment securities. The Bank offers its customers fixed-rate and adjustable-rate mortgage loans, as well as consumer loans, including home equity and savings account loans.

Stock Market Information

There were 417,457 shares of common stock (net of treasury stock) of Guthrie Savings, Inc. outstanding on March 31, 1998, held by approximately 200 stockholders of record (not including the number of persons or entities holding the stock in nominee or street name though various brokerage firms). Since its issuance in October 1994, the Company's common stock has been traded in the over-the-counter market. The following table reflects high and low bid information for stock quotations as published by the National Daily Quotation System "pink sheets". These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                           Year Ended March 31,
                          ------------------------------------------------------
                                          1998                        1997
                          --------------------------  --------------------------

                             HIGH           LOW          HIGH           LOW
                          ------------  ------------  ------------  ------------

         First Quarter      17 1/8        15 1/2        13 1/2          13
         Second Quarter       17            17          13 1/2          13
         Third Quarter        18            17            14            13
         Fourth Quarter     18 1/4        17 1/2        14 1/2          14


During the year ended March 31, 1998, the Board of Directors declared and paid two dividends of $0.50 per share. The first $0.50 dividend was paid on October 10, 1997 and the second $0.50 dividend was paid on February 10, 1998. During the year ended March 31, 1997 the Board of Directors declared and paid a dividend of $0.50 per share. The Company's ability to pay dividends to shareholders is largely dependent upon the dividends it receives from the Bank. The Bank is subject to regulatory limitations on the amount of cash dividends it may pay. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS").

Guthrie Savings, Inc.

================================================================================
FIVE-YEAR FINANCIAL SUMMARY
Selected Financial Condition Data (Dollars in Thousands) (*)
===========================================================================================================================
At March 31,                                             1998           1997           1996          1995           1994
---------------------------------------------------------------------------------------------------------------------------
Total assets                                           $ 48,627       $ 49,047       $ 46,820      $ 44,727       $ 42,839
Loans receivable (1)                                     25,655         23,461         22,972        23,182         21,630
Investment securities held-to-maturity                    3,900          8,700          9,751         8,366          5,485
Investment securities available-for-sale                  2,175          2,062          2,133           929            659
Mortgage-backed securities held-to-maturity              12,615         13,273          9,428         9,869         11,145
Cash and cash equivalents                                 3,307            523          1,402         1,090          2,392
Deposits                                                 35,538         34,293         36,311        34,543         39,084
FHLB borrowings                                           5,196          6,700          2,000         1,700              -
Stockholders' equity                                      7,536          7,805          8,049         8,236          3,410

Summary of Operations (Dollars in Thousands) (*)
---------------------------------------------------------------------------------------------------------------------------
Year Ended March 31,                                     1998           1997           1996          1995           1994
---------------------------------------------------------------------------------------------------------------------------

Interest income                                         $ 3,668        $ 3,632        $ 3,416       $ 3,198        $ 3,274
Interest expense                                          1,877          1,833          1,761         1,489          1,512
                                                   -------------  -------------  -------------  ------------   ------------
  Net interest income                                     1,791          1,799          1,655         1,709          1,762
Provision for loan losses                                     3              1           (132)           12             70
                                                   -------------  -------------  -------------  ------------   ------------
  Net interest income after
     provision for loan losses                            1,788          1,798          1,787         1,697          1,692

Non-interest income                                         242            251            336           193            215
Non-interest expense (2)                                  1,179          1,416          1,229         1,095          1,093
                                                   -------------  -------------  -------------  ------------   ------------
Income before income taxes and
     cumulative effect of accounting change                 851            633            894           795            814
Provision for income taxes                                  315            253            309           250            278
                                                   -------------  -------------  -------------  ------------   ------------
Income before cumulative effect of
     accounting change                                      536            380            585           545            536
Cumulative effect of accounting change                        -              -              -             -            128
                                                   -------------  -------------  -------------  ------------   ------------
Net income                                              $   536        $   380        $   585       $   545        $   664
                                                   =============  =============  =============  ============   ============
Basic earnings per share* (3)                           $  1.41        $  0.92        $  1.28       $  0.48        $     -
                                                   =============  =============  =============  ============   ============
Diluted earnings per share* (3)                         $  1.36        $  0.91        $  1.27       $  0.48        $     -
                                                   =============  =============  =============  ============   ============
Dividends per share (3)                                 $  1.00        $  0.50        $  0.50       $  0.20        $     -
                                                   =============  =============  =============  ============   ============
Book value per common share
   outstanding at March 31                              $ 18.05        $ 17.33        $ 16.61       $ 15.99        $     -
                                                   =============  =============  =============  ============   ============


----------------
* Data presented prior to October 11, 1994, the date of conversion, is for Guthrie Federal Savings Bank only.
(1)  Includes loans held for sale totaling $81,757 at March 31, 1998.
(2) For 1997, includes $225,000 for a special assessment to recapitalize the federal deposit insurance fund to which Guthrie Federal Savings Bank pays premiums.
(3) For 1995, only includes period following conversion from mutual to stock on October 11, 1994 (October 11, 1994 through March 31, 1995).

Guthrie Savings, Inc.

===========================================================================================================================
FIVE-YEAR FINANCIAL SUMMARY

Selected Ratios and Other Data (*)
===========================================================================================================================
Year Ended March 31,                               1998           1997            1996           1995            1994
---------------------------------------------------------------------------------------------------------------------------
Return on average assets                            1.11 %         0.79 %          1.30 %         1.24 %          1.51 %
Return on average equity                            7.25           4.89            7.12          10.39           22.53
Average equity to average assets                   15.26          16.13           18.18          11.93            6.71
Equity to assets at period end                     15.50          15.91           17.19          18.41            7.96
Net interest spread                                 3.13           3.14            2.98           3.59            3.95
Net yield on average interest earning assets        3.79           3.81            3.78           4.02            4.15
Non-performing loans to total assets                0.42           0.85            1.33           1.80            1.35
Non-performing loans to net loans                   0.80           1.79            2.72           3.46            2.68
Non-performing assets to total assets               0.44           0.85            1.33           1.94            1.80
Allowance for loan losses to total loans            1.38           1.61            1.70           2.33            2.58
Dividend payout                                    72.17          55.32           38.08          17.38
Number of:
  Real estate loans outstanding                      556            550             576            621             633
  Deposit accounts                                 4,435          4,538           4,772          4,744           5,133




           Net Income                         Non-Performing Assets/Total Assets

      [GRAPHICS OMITTED]                        [GRAPHICS OMITTED]




          Total Assets                        Stockholder's Equity

       [GRAPHICS OMITTED]                        [GRAPHICS OMITTED]




(*) Data presented prior to October 11, 1994, the date of conversion, is for Guthrie Federal Savings Bank only.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


Guthrie Savings, Inc.

The following is a discussion of the financial condition and results of operations of the Company and its subsidiary Guthrie Federal Savings Bank (the "Bank"), and should be read in conjunction with the accompanying Consolidated Financial Statements.

General

The Bank is primarily engaged in the business of accepting deposit accounts from the general public and using these funds to originate mortgage loans for the purchase or refinancing of single-family residences located in Logan and northern counties in Oklahoma, and for the purchase of mortgage-backed and investment securities. The Bank also originates automobile loans, second mortgage loans, and deposit loans. The Bank's market has historically provided an excess of savings deposits over loan demand. Accordingly, in addition to originating loans in its market the Bank also purchases mortgage-backed securities and investment securities.

The Company's operations, as with those of the entire banking industry, are significantly affected by prevailing economic conditions, competition, and the monetary and fiscal policies of governmental agencies. Lending activities are influenced by the demand for loans, competition among lenders, the prevailing market rates of interest, primarily on competing investments, account maturities, and the levels of personal income and savings in the market area.

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

The Company's strategy for growth focuses on making loans, increasing deposits and providing customers with a high level of customer service.

Financial Condition

Consolidated total assets remained consistent during the year, with a balance at March 31, 1998 of $48,626,898 compared to a balance of $49,047,256 at March 31, 1997, a slight decrease of $420,358 or 0.86%.

Cash and cash equivalents:
The Bank's cash and cash equivalents increased $2,784,590 or 532.6% from $522,829 at March 31, 1997 to $3,307,419 at March 31, 1998. This substantial increase is directly related to the decrease in investment securities discussed in the next paragraph. Several investment securities were called close to year end and the proceeds on these investments had not yet been reinvested at March 31, 1998.

Investment securities:
The Bank's securities portfolio provides liquidity for additional lending as well as additional interest income. The investment securities in the portfolio have varying maturities of ten years or less. Investment securities, including available-for-sale, decreased $4,686,976, or 43.55% from $10,761,727 at March 31, 1997 to $6,074,751 at March 31, 1998. This decrease relates primarily to several investment securities, classified as held-to-maturity, being called during the year ended March 31, 1998. Securities called during the year ended March 31, 1998 amounted to $4,800,000.

Mortgage-backed securities:
Mortgage-backed securities decreased $658,236, or 4.96%, from $13,273,398 at March 31, 1997 to $12,615,162 at March 31, 1998. During the year ended March 31, 1998, the Bank purchased $1,705,880 in mortgage-backed securities and repayments of mortgage-backed securities amounted to $2,340,044. Repayments included a $998,746 collateralized mortgage obligation ("CMO") that was called during the year. During the year ended March 31, 1997, the Bank purchased $5,227,289 in CMOs in conjunction with FHLB adjustable-rate advances with the intent to match the interest rate base and repricing dates to establish a desired interest rate spread. The yield on mortgage-backed securities at March 31, 1998 was 6.75%
compared to a yield on investment securities of 6.39%. Mortgage-backed securities generally provide for lower returns than loans originated by the Bank and are utilized when investable funds exceed loan demand.

The Company had net unrealized losses on investment securities held-to-maturity, not reflected on the consolidated financial statements, of $6,881 and $120,894 at March 31, 1998 and 1997, respectively. The Company had net unrealized losses on mortgage-backed securities held-to-maturity, not reflected on the consolidated financial statements, of $87,596 at March 31, 1997 and net unrealized gains on mortgage-backed securities held-to-maturity of $129,115 at March 31, 1998. The Bank's portfolio has experienced an overall improvement as fair market values have become consistent with the amortized cost of these securities held-to-maturity and the Company has experienced improvement in the interest rate environment.

Loans receivable:
Net loans receivable increased $2,193,937, or 9.35%, from $23,461,257 at March 31, 1997 to $25,655,194 at March 31, 1998. This growth in the loan portfolio is attributed to increased lending activity as a result of increased loan demand. This increase was primarily due to an increase in mortgage loans secured by one- to four-family residences of $1,485,167 from $17,273,266 at March 31, 1997 to $18,758,433 at March 31, 1998 and an increase in consumer and other loans of $806,278 from $2,857,100 at March 31, 1997 to $3,663,378 at March 31, 1998.

The Bank has recognized impaired loans having recorded investments of $440,137 at March 31, 1998 and $366,316 at March 31, 1997. A loan is impaired when, based on management's evaluation of current and historical information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Loans which are classified as impaired are typically collateral dependent; therefore, impairment is measured based upon the fair value of the collateral less estimated costs to sell. Impairment is recognized by creating a valuation allowance with a corresponding charge to provision for loss on loans.

Management, as a part of the monitoring and evaluation of non-performing loans, classifies loans in accordance with regulatory provisions as loss, doubtful or substandard. Total loans classified as of March 31, 1998 and 1997, amounted to $652,442 and $673,647, respectively, including loans recognized as impaired. Those loans classified which are not recognized as impaired include loans which are currently past due 90 days or more or have a past history of delinquency. The level of classified loans has continued to decline primarily as a result of improving economic conditions and real estate values. Classified loans have been considered by management in the evaluation of the adequacy of the allowance for loan loss. The Bank will continue with its existing collection policies to keep non-performing assets to a minimum, but no assurance can be given that negotiations with borrowers will continue to be successful. Management is unaware of any trends which it reasonably expects will materially impact future operating results, liquidity, or capital resources.

Foreclosed real estate:
The balance in foreclosed assets ("REO") at March 31, 1998 and 1997 was $10,500 and $0, respectively. The March 31, 1998 balance in REO consisted of land. The balance in REO continues to be substantially lower than that experienced by the Bank in prior years.

Deposits:
Deposits increased from $34,293,278 at March 31, 1997 to $35,537,831 at March 31, 1998, an increase of $1,244,553, or 3.63%. The Bank continues to offer rates consistent with rates offered by other financial institutions in the area but has not focused on offering aggressive rates to increase the deposit base. The average cost on deposits decreased slightly from 4.42% for the year ended March 31, 1997 to 4.40% for the year ended March 31, 1998.

Of the $23,748,299 in certificates of deposit held by the Bank at March 31, 1998, $20,149,866 of these deposits will mature during the year ended March 31, 1999. The majority of the Bank's time deposits consist of regular deposits from consumers within the Bank's surrounding community rather than institutional or brokered deposit accounts. As a result, most of these accounts of local customers are expected to be renewed.

Advances and other borrowings from Federal Home Loan Bank:
The Bank has continued to utilize advances from the FHLB as a source of funds. Fixed term advances from the FHLB totaled $5,196,000 and $6,000,000 at March 31, 1998 and 1997, respectively. The advances outstanding at March 31, 1998 were all adjustable rate advances. Proceeds from the FHLB advances received during fiscal 1998 were used primarily to fund lending activity throughout the year. Of the fixed term advances outstanding at March 31, 1997, $2,000,000 were fixed rate advances and $4,000,000 were adjustable rate advances. The funds provided by the advances received during fiscal 1997 were used primarily to purchase mortgage-backed securities. The advances and related mortgage-backed security purchases were initiated together and are intended to match the interest rate base and repricing dates.

The Bank also has a line of credit with the FHLB with an outstanding balance of $0 and $700,000 at March 31, 1998 and 1997, respectively. The funds provided by the line of credit are used to fund lending activity and for regular operations.

The weighted average cost of theses borrowings from the FHLB was 5.58% and 5.50% for the years ended March 31, 1998 and 1997, respectively. Of the advances and other borrowings outstanding at March 31, 1998, $2,196,000 matures during the year ended March 31, 1999.

Stockholders' equity:
Stockholders' equity decreased $268,912, from $7,805,040 at March 31, 1997 to $7,536,128 at March 31,

1998. The Company was granted approval by the OTS to purchase up to 15% of the Company's outstanding shares. At March 31, 1998 the Company had repurchased
97,668 shares of its common stock as part of a plan to enhance stockholder value. The book value per common share outstanding at March 31, 1998 was $18.05, up from $17.33 at March 31, 1997 and $16.61 at March 31, 1996. As noted in the Stock Price Information section of this report the Company has also been consistently paying dividends to stockholders. The Company's stock price has increased from $14.13 at March 31, 1997 to $18.50 at March 31, 1998, an increase of $4.37 or 30.93%.

Implementation of New Accounting Pronouncements

During fiscal year 1998, the Company adopted the provisions of Statement No. 128 titled "Changes in Earnings Per Share" and Statement No. 123 titled "Accounting for Stock-Based Compensation." See Notes 1 and 11 to the Consolidated Financial Statements for a discussion of this new accounting pronouncements and their effect on the Company.

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

Quarterly, the OTS prepares a report on the interest rate sensitivity of the net portfolio value ("NPV") from information provided by Bank. The OTS adopted a rule in August 1993 incorporating an interest rate risk ("IRR") component into the risk-based capital rules. Implementation of the rule has been delayed until the OTS has tested the process under which institutions may appeal such capital deductions. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its NPV to changes in interest rates. The NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as the result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The rule provides that the OTS will calculate the IRR component quarterly for each institution. The following tables present the Bank's NPV as well as other data as of March 31, 1998, as calculated by the OTS, based on information provided to the OTS by the Bank.

     Change in Interest
       Rates in Basis
     Points (Rate Shock)                       Net Portfolio Value                               NPV as % of Present Value of Assets
   ---------------------------------------------------------------------------------------      ------------------------------------
                                  $ Amount              $ Change             Change %            NPV Ratio            Change
                                -------------      -------------------      --------------      ----------------    ----------------

                                                 (Dollars in Thousands)

           +400 bp               $ 4,526                (3,271)               (42)  %                9.98%             -582 bp
           +300 bp               $ 5,479                (2,318)               (30)  %               11.78%             -401 bp
           +200 bp (1)           $ 6,401                (1,396)               (18)  %               13.45%             -235 bp
           +100 bp               $ 7,214                  (583)                (7)  %               14.85%              -95 bp
              0 bp               $ 7,797                                                            15.79%
           -100 bp               $ 8,121                   325                  4   %               16.29%              +49 bp
           -200 bp               $ 8,314                   517                  7   %               16.54%              +75 bp
           -300 bp               $ 8,735                   938                 12   %               17.17%             +137 bp
           -400 bp               $ 9,316                 1,519                 19   %               18.03%             +224 bp

   --------------------
   (1) Denotes rate shock used to compute interest rate risk capital component.

                                                                              March 31, 1998
                                                                              --------------

Risk  Measures (200 Basis Point Rate Shock):
       Pre-Shock NPV Ratio:  NPV as % of Present Value of Assets                   15.79 %
       Exposure Measure:  Post-Shock NPV Ratio                                     13.45 %
       Sensitivity Measure:  Change in NPV Ratio                                   -235 bp

Calculation of Capital Component:

       Change in NPV as % of Present Value of Assets                                2.83 %

Utilizing the data above, the Bank, at March 31,1998, would have been considered by the OTS to have been subject to "above normal" interest rate risk and a deduction from risk-based capital would have been required.

Set forth below is a breakout, by basis points of the Bank's NPV as of March 31, 1998 by assets, liabilities and off-balance sheet items.

                                                                    No
Net Portfolio Value  -400 bp    -300 bp    -200 bp    -100 bp     Change     +100 bp    +200 bp    +300 bp    +400 bp
------------------- ---------- ---------- ----------- ---------- ---------- ---------- ---------- ---------- ----------
Assets               $ 51,665   $ 50,883    $ 50,266   $ 49,880   $ 49,366   $ 48,596   $ 47,600   $ 46,497   $ 45,367
-Liabilities           42,379     42,173      41,971     41,772     41,576     41,383     41,195     41,008     40,826
+Off Balance Sheet         30         25          19         13          7          1         (4)       (10)       (15)
                    ---------- ---------- ----------- ---------- ---------- ---------- ---------- ---------- ----------
Net Portfolio Value  $  9,316   $  8,735    $  8,314   $  8,121   $  7,797   $  7,214   $  6,401   $  5,479   $  4,526
                    ========== ========== =========== ========== ========== ========== ========== ========== ==========

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

                                                                            Years Ended March 31,
                                              ----------------------------------------------------------------------------------
                                 At March 31,
                                   1998                    1998                        1997                     1996
                                 ------------ -------------------------- --------------------------  ---------------------------
                                            Average            Average   Average           Average   Average           Average
                                            Balance  Interest Yield/Cost Balance Interest Yield/Cost Balance Interest Yield/Cost
                                            -------- -------- ---------- ------- -------- ---------- ------- -------- ----------
                                (Dollars in Thousands)
Interest-earning assets:
  Loans receivable (1)              8.55%  $ 24,619   $ 2,218     9.01%  $ 22,895 $ 2,087   9.12%  $ 22,729   $ 2,087   9.19%
  Mortgage-backed securities        6.75%    12,213       800     6.55%    12,146     775   6.38%     9,507       599   6.31
  Investment securities (2)         6.39%     8,923       583     6.53%    11,224     735   6.55%     9,385       616   6.57
 Other interest-earning assets      5.62%     1,514        67     4.43%       866      35   4.04%     2,170       114   5.27
                                 -------- ---------- --------- --------- -------- ------- ------  ----------  -------- -------

     Total interest-earning         7.61%  $ 47,269   $ 3,668     7.76%  $ 47,131 $ 3,632   7.71%  $ 43,791   $ 3,416   7.80
       assets:                   ======== ========== ========= ========= ======== ======= ======  ==========  ======== =======

Non-interest-earning assets:                  1,165                         1,151                     1,376
                                          ---------                      --------                  ---------

     Total assets                          $ 48,434                      $ 48,282                  $ 45,167
                                          =========                      ========                  =========

Interest-bearing liabilities:
  Savings accounts                  2.60%  $  2,895   $    75     2.59%  $  3,136 $    81   2.58%  $  3,481   $   102   2.94
  Demand deposits                   2.28%     8,278       198     2.39%     8,249     201   2.44%     8,083       235   2.90
  Certificates of deposit           5.41%    23,351     1,266     5.42%    23,187   1,247   5.38%    24,653     1,405   5.69
Other borrowed funds                5.14%     6,057       338     5.58%     5,545     305   5.50%       348        19   5.46
                                 -------- ---------- --------- --------- -------- ------- ------  ----------  -------- -------

     Total interest-bearing         4.50%  $ 40,581   $ 1,877     4.63%  $ 40,117 $ 1,834   4.57%  $ 36,565   $ 1,761   4.82
       liabilities               ======== ========== ========= ========= ======== ======= ======  ==========  ======== =======

Non-interest bearing                            464                           379                       394
  liabilities                            ----------                      --------                  ---------

     Total liabilities                     $ 41,045                      $ 40,496                  $ 36,959
                                         ==========                      ========                  =========

Stockholder's equity                          7,389                         7,786                     8,208
                                         ----------                      --------                  ---------

     Total liabilities and                 $ 48,434                      $ 48,282                  $ 45,167
       stockholders' equity              ==========                      ========                  =========

Net interest income                                   $ 1,791                     $ 1,798                     $ 1,655
                                                    ==========                    =======                     ========

Interest rate spread (3)            3.11%                         3.13%                     3.14%                       2.98
                                 ========                      ========                  =======                       =======

Net yield on interest-                                            3.79%                     3.81%                       3.78
  earning assets (4)                                           ========                  =======                       ======

Ratio of average
  interest earning assets                                       116.48%                   117.48%                     119.79
  to average interest-                                         ========                  =======                     =======
  bearing liabilities

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

                                                                  Years Ended March 31,
                                        -----------------------------------------------------------------------
                                                   1998 vs. 1997                       1997 vs. 1996
                                        ------------------------------------   --------------------------------
                                            Increase (Decrease) Due to           Increase (Decrease) Due to
                                        ------------------------------------   --------------------------------
                                                            Rate/                                Rate/
                                          Volume     Rate   Volume      Net    Volume    Rate    Volume    Net
                                        ---------- -------  --------- -----    ------   ------   ------- ------
                                                                      (In Thousands)
Interest income:
    Loans receivable                       $ 157    $ (25)   $  (1)   $ 131    $  15    $ (15)   $--      $--
    Mortgage-backed securities                 4       21     --         25      167        7        2      176
    Investment securities                   (150)      (2)    --       (152)     121       (1)      (1)     119
    Other interest-earning assets             26        3        3       32      (69)     (26)      16      (79)
                                           -----    -----    -----    -----    -----    -----    -----    -----

      Total interest-earning assets        $  37    $  (3)   $   2    $  36    $ 234    $ (35)   $  17    $ 216
                                           =====    =====    =====    =====    =====    =====    =====    =====

Interest expense:
    Savings accounts                       $  (6)   $--      $--      $  (6)   $ (10)   $ (13)   $   2    $ (21)
    Demand deposits                            1       (4)    --         (3)       4      (37)      (1)     (34)
    Certificates of deposits                   9        9        1       19      (84)     (77)       3     (158)
    Other borrowed funds                      28        4        1       33      283     --          3      286
                                           -----    -----    -----    -----    -----    -----    -----    -----

      Total interest-bearing liabilities   $  32    $   9    $   2    $  43    $ 193    $(127)   $   7    $  73
                                           =====    =====    =====    =====    =====    =====    =====    =====

Net change in interest income              $   5    $ (12)   $--      $  (7)   $  41    $  92    $  10    $ 143
                                           =====    =====    =====    =====    =====    =====    =====    =====

Comparison of Operating Results for the Years Ended March 31, 1998 and 1997

General:
Net income increased $155,215, or 40.81%, from $380,380 for the year ended March 31, 1997 to $535,595 for the year ended March 31, 1998. As discussed in the following paragraphs, the net income for the year ended March 31, 1997 included a one-time special SAIF assessment of $225,433, which net of tax effect, resulted in decreasing fiscal year 1997 net income by approximately $149,000. Without the special assessment during the year ended March 31, 1997 net income would have been approximately $530,000, which is consistent with net income for the year ended March 31, 1998.

On September 30, 1996, President Clinton signed into law a bill that provided for a special assessment of SAIF insured institutions amounting to 65.7 basis points applied to the Bank's deposit base measured as of March 31, 1995. The total amount of the special assessment for the Bank was included in expense and paid during the year ended March 31, 1997.

Beginning January 1, 1997, deposit insurance assessments for most SAIF members were reduced to approximately 6.4 basis points of deposits on an annual basis and are expected to remain at that rate through the end of 1999, down from the previous level of 23 basis points, a reduction in the rate of deposit insurance assessed the Bank of approximately 70%. Through 1999 BIF members are expected to be assessed at approximately 1.3 basis points on deposits. Thereafter, assessments for BIF and SAIF members should be the same and SAIF and BIF may be merged. It is expected that these continuing assessments for both SAIF and BIF members will be used to repay outstanding Financing Corporation bond obligations.
                                     - 12 -

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

Interest income:
Total interest income increased $35,771, or 0.98%, from $3,631,987 for the year ended March 31, 1997 to $3,667,758 for the year ended March 31, 1998. This slight increase resulted primarily from an increase in the average balance of loans receivable. As reflected in the rate/volume analysis, the change in interest income due to the volume of loans receivable was an increase of $157,000 during fiscal year 1998 from fiscal year 1997. This increase is offset by a decrease in interest income due to the volume of investment securities of $150,000 during fiscal year 1998 from fiscal year 1997.

Interest expense:
Total interest expense increased $43,371 or 2.37%, from $1,833,583 for the year ended March 31, 1997 to $1,876,954 for the year ended March 31, 1998. This increase was due to the increase in borrowed funds throughout the fiscal year. Approximately $28,000 of the increase in interest expense was due to an increase in the volume of other borrowed funds which consists of advances and borrowings from the FHLB. The average cost for interest-bearing liabilities increased slightly from 4.57% for the year ended March 31, 1997 to 4.63% for the year ended March 31, 1998.

Net interest income:
As a result of the above, net interest income decreased $7,600 or 0.42% from $1,798,404 for the year ended March 31, 1997 to $1,790,804 for the year ended March 31, 1998. Net interest income declined $12,000 as a result of rising interest rates. This was partially offset by an increase in net interest income attributable to an increase in the volume of interest bearing assets over interest bearing liabilities of $5,000.

Provision for losses on loans:
The Bank currently maintains, and the Board of Directors monitors, allowances for possible loan losses. These allowances are established based upon management's periodic evaluation of known and inherent risks in the loan portfolio, review of significant individual loans and collateral, review of delinquent loans, past loss experience, adverse situations that may affect the borrowers' ability to repay loans, current and expected market conditions and other factors management deems important. Determining the appropriate level of reserves involves a high degree of management judgment and is based upon historical and projected losses in the loan portfolio and the collateral value of specifically identified problem loans. Additionally, allowance strategies and policies are subject to periodic review and revision in response to current market conditions, actual loss experience and management's expectations.

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

The provision for loan losses was $3,186 and $763 for the years ended March 31, 1998 and 1997, respectively. The provision for loan losses increased $2,423 for the year ended March 31, 1998 as a result of management's evaluation of the adequacy of the allowance in relation to the increase in the Bank's loan portfolio, including increases in non-mortgage lending. Historical non-performing loan rations are presented with the five-year financial summary information. The allowance for loan losses as a percent of non-performing assets 164.6% at March 31, 1998 compared to 89.9% at March 31, 1997.

While the Bank maintains its allowance for losses at a level that it considers to be adequate to provide for potential losses, there can be no assurance that further additions will not be made to the loss allowance and that such losses will not exceed the estimated amounts.

Non-interest income:
Non-interest income decreased $8,841 from $251,277 for the year ended March 31, 1997 to $242,436 for the year ended March 31, 1998. This decrease is the result of a $46,528 gain on the sale of certain equity investments realized during fiscal 1997. This decrease was offset by an increase in income from service charges of $18,770 or 11.41%. Service and late charges increased primarily due to more strict enforcement of fee policies throughout fiscal year 1998.

Non-interest expense:
Total non-interest expense decreased $236,751 from $1,415,875 for the year ended March 31, 1997 to $1,179,124 for the year ended March 31, 1998. This decrease was primarily the result of the special one-time SAIF assessment of $225,433 during fiscal 1997. Federal insurance premium expense also decreased $41,341 or 65.71% from $62,913 for the year ended March 31, 1997 to $21,572 for the year ended March 31, 1998. The decrease in regulatory insurance and assessments was substantially due to the revised rate structure on insured deposits adopted by the FDIC after the recapitalization of the SAIF. The Bank's annual deposit insurance rate in effect prior to this recapitalization was 0.23% of insured deposits, declining to 0.18% of insured deposits for the quarter ended December 31, 1996, and reduced to 0.064% of insured deposits effective January 1, 1997.

Income tax expense:
The Company's income tax expense increased $62,672 or 24.80%, from $252,663 for the year ended March 31, 1997 to $315,335 for the year ended March 31, 1998. The principal reason for the increase was the increase in pre-tax income.

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

During fiscal 1998, cash and cash equivalents increased by $2,784,590, primarily as a result of investment and mortgage-backed securities classified as held-to-maturity being called during the year ended March 31, 1998 resulting in total funds provided by investing activities of $3,281,508. The Company also had net cash provided by operating activities of $710,136. The cash provided by investing and operating activities were partially offset by cash used by financing activities of $1,207,054. Cash and cash equivalents used by financing activities resulted primarily from the repayment of FHLB advances and other borrowings.

During the year ended March 31, 1997, cash and cash equivalents decreased by $879,280 as compared to March 31, 1996. The decrease was the result of cash used in investing activities of $3,237,915 off set by cash generated from operating activities of $588,693 and financing activities of $1,769,942. The increase in cash and cash equivalents used by investing activities resulted primarily from the acquisition of held-to-maturity mortgage-backed securities. The increase in cash provided by financing activities was largely attributable to an increase in FHLB advances and borrowings of $4,700,000. As of March 31, 1997, the Bank had an existing line of credit with the FHLB of $2,500,000 against which the Bank had an outstanding balance of $700,000 that could serve as an additional source of liquidity.

The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings bank maintain liquid assets of not less than 4% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. At March 31, 1998, the Bank met its liquidity requirement and expects to meet this requirement in the future. The Bank adjusts liquidity as appropriate to meet its asset/liability objectives.

OTS has also set minimum capital requirements for savings banks such as the Bank. The capital standards generally require the maintenance of regulatory capital sufficient to meet a tangible capital requirement, a core capital requirement and a risk-based capital requirement. At March 31, 1998 the Bank exceeded all of the minimum capital requirements as currently required. Please refer to Note 12 of the accompanying Notes to Consolidated Financial Statements for more information regarding the Bank's regulatory capital position at March 31, 1998.

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

Year 2000 Issue

A great deal of information has been disseminated about the global computer crash that may occur in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operation of the Bank. Data processing is also essential to most other financial institutions and many other companies.

The most significant data processing applications of the Bank that could be affected by this problem are provided by a third party service bureau. The Bank is currently in the process of evaluating its situation as it relates to the year 2000 issue and the Bank's service center. The Bank is evaluating their internal data processing applications and is in the process of updating all computer terminals and installing a network system. The Bank has estimated the cost of addressing the Year 2000 issue to be approximately $100,000, consisting of $60,000 for new bank computer equipment, $30,000 relating to service bureau fees and approximately $10,000 for various other training and consulting fees. The Bank's data service center currently has a target date of not later than December 31, 1998 for external and internal testing of modifications to critical systems. This testing is to include testing of interfaces between the bank computer network, yet to be installed, and the data service center. If there is a problem with the service center or the Bank relating to the year 2000 issue the Bank would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the financial condition and results of operation of the Bank.

                          Independent Auditor's Report



To the Board of Directors and Stockholders of
   Guthrie Savings, Inc.
Guthrie, Oklahoma



We have audited the accompanying consolidated statements of financial condition of Guthrie Savings, Inc. and subsidiary as of March 31, 1998 and 1997 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Guthrie Savings, Inc. and subsidiary as of March 31, 1998 and 1997, and the results of their operations and cash flows for each of the three years in the period ended March 31, 1998 in conformity with generally accepted accounting principles.





                                    Regier Carr & Monroe, L.L.P.






April 23, 1998
Wichita, Kansas

                              Guthrie Savings, Inc.

                 Consolidated Statements of Financial Condition
                             March 31, 1998 and 1997

ASSETS                                                                          1998              1997
                                                                          ---------------   ---------------

Cash and cash equivalents:
       Interest bearing                                                   $    2,995,502    $      311,624
       Non-interest bearing                                                      311,917           211,205
                                                                          ---------------   ---------------

           Total cash and cash equivalents                                     3,307,419           522,829
Investment securities held-to-maturity (estimated market
       value of $3,893,119 and $8,579,106 at March 31,
       1998 and 1997, respectively)                                            3,900,000         8,700,000
Investment securities available-for-sale                                       2,174,751         2,061,727
Mortgage-backed securities held-to-maturity (estimated
       market value of $12,744,277 and $13,185,802 at
       March 31, 1998 and 1997, respectively)                                 12,615,162        13,273,398
Loans receivable, net                                                         25,573,437        23,461,257
Loans held-for-sale                                                               81,757
Accrued income receivable                                                        262,853           330,277
Real estate owned and other repossessed assets, net                               10,500
Office properties and equipment, net                                             569,093           598,633
Prepaid expenses and other assets                                                131,926            99,135
                                                                          ---------------   ---------------

            Total assets                                                  $   48,626,898    $   49,047,256
                                                                          ===============   ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
       Deposits                                                           $   35,537,831    $   34,293,278
       Advances and other borrowings from
           Federal Home Loan Bank                                              5,196,000         6,700,000
       Advances from borrowers for taxes and insurance                            48,988            32,830
       Other liabilities and accrued expenses                                    109,081            60,805
       Deferred income                                                            50,824            57,956
       Income taxes payable, current                                              26,840            17,816
       Deferred income taxes                                                     121,206            79,531
                                                                          ---------------   ---------------

            Total liabilities                                                 41,090,770        41,242,216
                                                                          ---------------   ---------------

Commitments

Stockholders' equity:
       Preferred stock, $0.01 par value; 1,000,000 shares
         authorized; no shares outstanding
       Common stock, $0.01 par value; 3,000,000 shares
         authorized; 515,125 shares issued and outstanding                         5,151             5,151
       Additional paid-in capital                                              4,811,997         4,779,668
       Retained income, substantially restricted                               4,541,553         4,392,507
       Unrealized loss on available-for-sale securities                           (3,443)          (46,379)
       Unamortized stock acquired by Employee Stock
         Ownership Plan                                                         (267,865)         (309,075)
       Unamortized compensation related to Management
         Stock Bonus Plan                                                       (103,490)         (134,836)
       Treasury stock, at cost, 97,668 and 64,766 shares
         at March 31, 1998 and 1997, respectively                             (1,447,775)         (881,996)
                                                                          ---------------   ---------------

            Total stockholders' equity                                         7,536,128         7,805,040
                                                                          ---------------   ---------------

            Total liabilities and stockholders' equity                    $   48,626,898    $   49,047,256
                                                                          ===============   ===============

      The Notes to Consolidated Financial Statements are an integral part of these statements.

                              Guthrie Savings, Inc.

                      Consolidated Statements of Operations
                    Years Ended March 31, 1998, 1997 and 1996

                                                               1998             1997               1996
                                                          --------------   -------------    ----------------
Interest income:
    Interest on loans                                     $   2,217,831    $  2,087,179     $     2,087,326
    Interest on mortgage-backed securities                      800,182         774,790             599,074
    Interest and dividends on investment securities             649,745         770,018             729,987
                                                          --------------   -------------    ----------------
         Total interest income                                3,667,758       3,631,987           3,416,387
                                                          --------------   -------------    ----------------
Interest expense:
    Deposits                                                  1,538,585       1,528,658           1,741,666
    Borrowed funds                                              338,369         304,925              19,424
                                                          --------------   -------------    ----------------
         Total interest expense                               1,876,954       1,833,583           1,761,090
                                                          --------------   -------------    ----------------
         Net interest income                                  1,790,804       1,798,404           1,655,297

Provision for losses on loans                                     3,186             763            (131,875)
                                                          --------------   -------------    ----------------
    Net interest income after provision for
      losses on loans                                         1,787,618       1,797,641           1,787,172
                                                          --------------   -------------    ----------------
Non-interest income:
    Service charges                                             183,331         164,561             166,907
    Gain on sale of loans                                         4,813
    Net gain on sale of investments                                              46,528
    Gain from real estate operations                              4,289              12             134,788
    Other                                                        50,003          40,176              34,470
                                                          --------------   -------------    ----------------
         Total non-interest income                              242,436         251,277             336,165
                                                          --------------   -------------    ----------------
Non-interest expense:
    Compensation and related expenses                           624,197         589,319             581,507
    Occupancy expense                                            63,715          63,368              62,947
    Professional fees                                           110,740         118,628             134,744
    Federal insurance premium                                    21,572          62,913              82,267
    SAIF special assessment                                                     225,433
    Data processing                                              82,873          83,210              93,594
    Bank charges                                                 52,534          57,922              52,438
    Other expense                                               223,493         215,082             221,872
                                                          --------------   -------------    ----------------
         Total non-interest expense                           1,179,124       1,415,875           1,229,369
                                                          --------------   -------------    ----------------
         Income before income taxes                             850,930         633,043             893,968
                                                          --------------   -------------    ----------------
Income taxes:
    Currently payable                                           295,447         211,499             205,832
    Deferred tax expense                                         19,888          41,164             103,178
                                                          --------------   -------------    ----------------
         Total income taxes                                     315,335         252,663             309,010
                                                          --------------   -------------    ----------------
         Net income                                       $     535,595    $    380,380     $       584,958
                                                          ==============   =============    ================

Basic:
    Earnings per share                                    $        1.41    $       0.92     $          1.28
                                                          ==============   =============    ================
    Weighted average common shares outstanding                  380,544         413,112             458,475
                                                          ==============   =============    ================
Diluted:
    Earnings per share                                    $        1.36    $       0.91     $          1.27
                                                          ==============   =============    ================
    Weighted average common shares outstanding                  392,522         417,485             459,888
                                                          ==============   =============    ================

         The Notes to Consolidated Financial Statements are an integral part of these statements.

                              Guthrie Savings, Inc.

           Consolidated Statements of Changes in Stockholders' Equity
                    Years Ended March 31, 1998, 1997 and 1996

                                                                    Unrealized      Unamortized
                                                                     Loss on        Common     Unamortized                   Total
                                           Additional               Available-      Stock      Compensation                  Stock-
                                  Common    Paid-In       Retained   for-Sale      Acquired    Related to       Treasury    holders'
                                  Stock     Capital       Earnings  Securities     by ESOP        MSBP            Stock      Equity
                                 -------- ------------  ----------- ----------  ------------ ------------ ------------ -------------
Balance, March 31, 1995           $ 5,151  $4,763,293   $3,860,335  $    (915)  $  (391,495) $         -  $         -  $  8,236,369
Acquisition of 20,605
     shares of common stock
     by Management Stock
     Bonus Plan, 15,863
     shares awarded,
     4,742 held in treasury                    (9,518)                                          (202,253)     (63,312)     (275,083)
Allocation of shares by
     Employees' Stock
     Ownership Plan                            11,741                                41,210                                  52,951
Amortization of compensation
     related to Management
     Stock Bonus Plan                                                                             26,967                     26,967
Net income for the year
     ended March 31, 1996                                  584,958                                                          584,958
Cash dividend paid ($0.50
     per share)                                           (222,740)                                                        (222,740)
Net change in unrealized
     loss on available-for-
     sale securities                                                   (9,001)                                               (9,001)
Purchase of 25,756
     treasury shares                                                                                         (345,766)     (345,766)
                                 ---------------------  ----------- ----------  ------------ ------------ ------------ -------------
Balance, March 31, 1996             5,151   4,765,516    4,222,553     (9,916)     (350,285)    (175,286)    (409,078)    8,048,655
Allocation of shares by
     Employees' Stock
     Ownership Plan                            14,152                                41,210                                  55,362
Amortization of
     compensation related
     to Management Stock
     Bonus Plan                                                                                   40,450                     40,450
Net income for the year
     ended March 31, 1997                                  380,380                                                          380,380
Cash dividend paid ($0.50
     per share)                                           (210,426)                                                        (210,426)
Net change in unrealized
     loss on available-for-
     sale securities                                                  (36,463)                                              (36,463)
Purchase of 34,268
     treasury shares                                                                                         (472,918)     (472,918)
                                 ---------------------  ----------- ----------  ------------ ------------ ------------ -------------
Balance, March 31, 1997             5,151   4,779,668    4,392,507    (46,379)     (309,075)    (134,836)    (881,996)    7,805,040
Allocation of shares
     by Employees' Stock
     Ownership Plan                            21,813                                41,210                                  63,023
Management Stock Bonus
     Plan shares  awarded
     (618 shares)                               2,255                                            (10,506)       8,251             -
Compensation related to
     stock options issued                       3,090                                                                         3,090
Amortization of
     compensation related
     to Management Stock
     Bonus Plan                                 5,171                                             41,852                     47,023
Net income for the year
     ended March 31, 1998                                  535,595                                                          535,595
Cash dividend paid
     ($1.00 per share)                                    (386,549)                                                        (386,549)
Net change in unrealized
     loss on available-
     for-sale securities                                               42,936                                                42,936
Purchase of 33,520
     treasury shares                                                                                         (574,030)     (574,030)
                                 --------  ------------  --------- ------------  ------------ ------------ ------------ ------------
Balance, March 31, 1998          $  5,151  $4,811,997   $4,541,553  $  (3,443)  $  (267,865) $  (103,490) $(1,447,775) $  7,536,128
                                 ========  ============  ========= ============  ============ ============ ============ ============

         The Notes to Consolidated Financial Statements are an integral part of these statements.

                              Guthrie Savings, Inc.

                      Consolidated Statements of Cash Flows
                    Years Ended March 31, 1998, 1997 and 1996

                                                                      1998           1997            1996
                                                                  -----------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                   $  535,595    $   380,380   $    584,958
     Adjustments to reconcile net income to net cash
        provided by operating activities:
            Gain on sale of investments                                             (46,528)
            (Gain) loss on sale of real estate acquired in
              settlement of loans                                                     1,698       (114,611)
            Depreciation                                              31,593         37,027         48,245
            Amortization of premiums and discounts
              on investments and loans                                (3,437)         3,660         24,535
            Provision for losses on loans and real
              estate owned                                             3,186            763       (131,875)
            Origination of loans held-for-sale                      (755,957)
            Sale of loans held-for-sale                              679,013
            Gain on sale of loans held-for-sale                       (4,813)
            (Increase) decrease in accrued interest
              receivable                                              67,424         33,251         (7,506)
            (Increase) decrease in other assets                      (32,791)        11,710          3,368
            Increase (decrease) in accrued expenses                   48,276        (17,979)        18,332
            Increase in accrued and deferred income taxes             28,911         90,738        123,516
            Amortization related to ESOP and MSBP                    110,046         95,812         79,918
            Other non-cash items, net                                  3,090         (1,839)       (25,646)
                                                                  -----------  -------------  -------------

     Net cash provided by operating activities                       710,136        588,693        603,234
                                                                  -----------  -------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Loan originations and principal payments on loans
       held-for-investment                                        (2,102,303)      (485,968)       254,832
     Proceeds from maturities and calls of investment
       securities held-to-maturity                                 5,300,000      1,550,000      2,850,000
     Proceeds from sales of investment securities
       available-for-sale                                                           102,347
     Proceeds from maturities and calls of investment
       securities available-for-sale                                                               300,000
     Acquisition of investment securities held-to-maturity          (500,000)      (500,000)    (4,250,000)
     Acquisition of investment securities available-for-sale         (48,300)       (39,700)    (1,518,100)
     Repayment of mortgage-backed securities
       held-to-maturity                                            2,340,044      1,357,171      1,415,997
     Acquisition of mortgage-backed securities
       held-to-maturity                                           (1,705,880)    (5,227,289)    (1,000,965)
     Acquisition of fixed assets                                      (2,053)        (7,824)       (12,800)
     Proceeds from sale of foreclosed real estate                                    13,348        286,122
     Other investing activities, net                                                                    50
                                                                  -----------  -------------  -------------

     Net cash provided (used) by investing activities              3,281,508     (3,237,915)    (1,674,864)
                                                                  -----------  -------------  -------------

      The Notes to Consolidated Financial Statements are an integral part of these statements.

                              Guthrie Savings, Inc.

                    Years Ended March 31, 1998, 1997 and 1996

                                                                 1998            1997            1996
                                                            -------------   -------------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in deposits                      $  1,241,367    $ (2,016,506)   $  1,764,923
   Net increase (decrease) in escrow accounts                     16,158          (7,468)        (60,808)
   Proceeds from FHLB advance and other borrowings            11,300,000      12,000,000       2,300,000
   Repayment of FHLB advance and other borrowings            (12,804,000)     (7,300,000)     (2,000,000)
   Purchase of treasury stock                                   (574,030)       (472,918)       (345,766)
   Purchase of company stock by MSBP held in treasury                                            (63,312)
   Purchase of company stock by MSBP
      awarded to participants                                                                   (211,771)
   Cash dividends paid                                          (386,549)       (433,166)
                                                            ------------    ------------    ------------

Net cash provided (used) by financing activities              (1,207,054)      1,769,942       1,383,266
                                                            ------------    ------------    ------------

Net increase (decrease) in cash and cash equivalents           2,784,590        (879,280)        311,636

Cash and cash equivalents at beginning of year                   522,829       1,402,109       1,090,473
                                                            ------------    ------------    ------------

Cash and cash equivalents at end of year                    $  3,307,419    $    522,829    $  1,402,109
                                                            ============    ============    ============

SUPPLEMENTAL DISCLOSURES
   Cash paid during the year for:
      Interest on deposits, advances and other
        borrowings                                          $  1,873,167    $  1,835,422    $  1,760,621
                                                            ============    ============    ============

      Income taxes                                          $    237,703    $    189,059    $    226,170
                                                            ============    ============    ============

   Transfers from loans to foreclosed real estate           $     19,690    $     54,446    $    107,333
                                                            ============    ============    ============

   Transfers from foreclosed real estate to
     deferred income                                        $       --      $       --      $       (351)
                                                            ============    ============    ============

   Loans to facilitate the sale of foreclosed real estate   $       --      $     39,400    $     32,500
                                                            ============    ============    ============

   Dividend declared and payable                            $       --      $       --      $    222,740
                                                            ============    ============    ============

      The Notes to Consolidated Financial Statements are an integral part of these statements.

                              Guthrie Savings, Inc.

                   Notes to Consolidated Financial Statements
                          March 31, 1998, 1997 and 1996


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

       Investment and mortgage-backed securities:
       Investments, including mortgage-backed securities, are classified as either held-to-maturity, trading, or available-for-sale. Held-to-maturity securities are securities for which the Bank has the positive intent and ability to hold to maturity and are reported at amortized cost. Trading securities are securities held principally for resale and are reported at fair value, with unrealized changes in value reported in the institution's income statement as part of its earnings. Available-for-sale securities are securities not classified as trading nor as held-to-maturity securities and are also reported at fair value, but any unrealized appreciation or depreciation, net of tax effects, are reported as a separate component of stockholders' equity until realized.

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

       Loans held-for-sale:
       Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

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

       Financial instruments:
       All derivative financial instruments previously held or issued by the Company were held or issued for purposes other than trading. The Company did not hold or issue any derivative financial instruments during the years ended March 31, 1998, 1997 and 1996.

       Off-balance sheet instruments:
       In the ordinary course of business the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

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

       Stock-based compensation:
       In October, 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. This Statement establishes a fair-value-based method of accounting for stock compensation plans with employees and others. It applies to all arrangements under which employees receive shares of stock or other equity instruments of the employer, or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. Although encouraged to do so, entities are not required to adopt the recognition and measurement aspects of SFAS No. 123, and may continue to account for stock-based compensation plans in accordance with APB Opinion 25. The Company has adopted the recognition and measurement provisions of SFAS No. 123 effective for the fiscal year beginning April 1, 1997. SFAS No. 123 will effect the Company's stock options granted after April 1, 1997. These options are recognized and measured in accordance with the fair-value-based method of accounting.

       Impact of new accounting standards:
       In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. SFAS 130 establishes standards of disclosure and financial statement display for reporting total comprehensive income and the individual components thereof. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 provisions are only of a disclosure nature and at present the only significant item having an impact on the Company's financial statements is the inclusion of unrealized gain or loss, net of tax, on available-for-sale securities as a component of comprehensive income.

       FASB issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, in June 1997. SFAS 131 establishes new standards for determining a reportable segment and for disclosing information regarding each such segment. This Statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. This Statement requires that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. However, this Statement does not require an enterprise to report information that is not prepared for internal use if reporting it would be impracticable. Statement 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. SFAS No. 131 provisions are only of a disclosure nature and the Bank currently does not have any components that would be considered separate operating segments.

       In February 1998, FASB issued Statement No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. SFAS 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer as useful as they were when FASB Statements No. 87, 88 and 106 were issued. The Statement is effective for fiscal years beginning after December 15, 1997 earlier application is encouraged. SFAS No. 132 will not have a material effect on the Company's financial statements.

       Earnings per share:
       Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock (potential common stock) were exercised or converted to common stock. For the periods presented potential common stock includes outstanding stock options and nonvested stock awarded under the Management Stock Bonus Plan.

       Financial statement presentation:
       Certain items in prior year financial statements have been reclassified to conform to the 1998 presentation.


2.     Investment Securities

       The amortized cost and estimated market values of investment securities at March 31 are summarized as follows:

                                                                March 31, 1998
                                               -------------------------------------------------

                                                              Gross       Gross       Estimated
                                                Amortized   Unrealized  Unrealized       Market
                                                  Cost        Gains       Losses         Value
                                               ----------  ----------- ------------   ----------
        Held-to-maturity:
            Government Agency Securities       $3,900,000   $    1,292   $    8,173   $3,893,119
                                               ----------   ----------   ----------   ----------
                Total held-to-maturity         $3,900,000   $    1,292   $    8,173   $3,893,119
                                               ==========   ==========   ==========   ==========

        Available-for-sale:
            Government Agency Securities       $1,500,000   $     --     $    5,549   $1,494,451
            Stock in Federal Home Loan Bank,
              at cost                             680,300         --            --       680,300
                                               ----------   ----------   ----------   ----------

                 Total available-for-sale      $2,180,300   $     --     $    5,549   $2,174,751
                                               ==========   ==========   ==========   ==========


                                                                March 31, 1997
                                               -------------------------------------------------

                                                              Gross       Gross       Estimated
                                                Amortized   Unrealized  Unrealized       Market
                                                  Cost        Gains       Losses         Value
                                               ----------  ----------- ------------   ----------
        Held-to-maturity:
            Government Agency Securities       $8,700,000   $   18,323   $  139,217   $8,579,106
                                               ----------   ----------   ----------   ----------
                Total held-to-maturity         $8,700,000   $   18,323   $  139,217   $8,579,106
                                               ==========   ==========   ==========   ==========

        Available-for-sale:
            Government Agency Securities       $1,500,000   $     --     $   70,273   $1,429,727
            Stock in Federal Home Loan Bank,
              at cost                             632,000         --            --       632,000
                                               ----------   ----------   ----------   ----------

                 Total available-for-sale      $2,132,000   $     --     $   70,273   $2,061,727
                                               ==========   ==========   ==========   ==========

       Government agency securities above include bonds and notes issued by various government agencies. Those agencies include the following:
       Federal Home Loan Bank, Fannie Mae, and Freddie Mac.

       Government Agency Securities at March 31, 1998 and 1997 include $500,000 and $1,000,000, respectively, of Federal Home Loan Bank bonds, at cost, with dual indexed or inverse floating rate structures whose yield may not move consistent with general interest rate movements.

       Federal Home Loan Bank members are required to maintain an investment in stock at an amount equal to a percentage of outstanding home loans. Such stock is assumed to have a market value which is equal to cost.

       The amortized cost and estimated market value of debt securities at March 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The equity securities, including Federal Home Loan Bank Stock, have been excluded from the maturity table below because they do not have contractual maturities associated with debt securities.

                                              Amortized   Estimated
                                                 Cost    Market Value
                                             ----------  ------------

  Held-to-maturity:
    Due in one year or less                  $1,400,000   $1,392,461
    Due after one year through five years     2,000,000    1,999,440
    Due after five years through ten years      500,000      501,218
                                             ----------   ----------

       Total held-to-maturity                $3,900,000   $3,893,119
                                             ==========   ==========

  Available-for-sale:

    Due after one year through five years    $  500,000   $  497,686
    Due after five years through ten years    1,000,000      996,765
                                             ----------   ----------

       Total available-for-sale              $1,500,000   $1,494,451
                                             ==========   ==========


       There were no sales of investment securities available-for-sale during the year ended March 31, 1998. During the year ended March 31, 1997, there were realized gains on sales of investment securities available-for-sale of $46,528. Proceeds from sales during the year ended March 31, 1997 totaled $102,347 and consisted of equity securities and an interest in an entity related to the Bank's prior data processor. There were no realized gains or losses on sales of investment securities during the year ended March 31, 1996.

3.     Mortgage-Backed Securities

       Mortgage-backed   securities,   all   of   which   were   classified   as
       held-to-maturity at March 31, 1998 and 1997, consist of the following:

                                                          March 31, 1998
                                       -----------------------------------------------------

                                                       Gross         Gross        Estimated
                                        Amortized    Unrealized    Unrealized      Market
                                           Cost        Gains         Losses        Value
                                       -----------   -----------  ------------   -----------

FHLMC - fixed rate                     $ 1,252,544   $    10,226   $      --     $ 1,262,770
FHLMC - ARM's                            1,254,724           772        18,935     1,236,561
GNMA - ARM's                             2,920,533        16,944         4,905     2,932,572
FNMA - ARM's                             1,324,286           --         29,363     1,294,923
GNMA - fixed rate                          309,791        12,869           --        322,660
FNMA - fixed rate                          559,283           --          7,144       552,139
Collateralized mortgage obligations-
  government agency issue                4,994,001       151,962         3,311     5,142,652
                                       -----------   -----------   -----------   -----------

                                       $12,615,162   $   192,773   $    63,658   $12,744,277
                                       ===========   ===========   ===========   ===========

                                                                         March 31, 1997
                                                    -----------------------------------------------------
                                                                     Gross         Gross       Estimated
                                                     Amortized    Unrealized    Unrealized       Market
                                                       Cost          Gains         Losses        Value
                                                    -----------   -----------   -----------   -----------

             FHLMC - fixed rate                     $ 1,374,266   $     5,320   $    28,561   $ 1,351,025
             FHLMC - ARM's                            1,420,037           --         48,564     1,371,473
             GNMA - ARM's                             3,163,609        10,285        27,539     3,146,355
             FNMA - ARM's                               847,681           --         31,481       816,200
             GNMA - fixed rate                          388,256         8,020           --        396,276
             FNMA - fixed rate                          695,621           --         29,167       666,454
             Collateralized mortgage obligations-
               government agency issue                5,383,928        54,091           --      5,438,019
                                                    -----------   -----------   -----------   -----------

                                                    $13,273,398   $    77,716   $   165,312   $13,185,802
                                                    ===========   ===========   ===========   ===========

       Collateralized mortgage obligations consist of floating rate notes with varying contractual principal maturities. The Bank has no principal only, interest only, or residual collateralized mortgage obligations.

       There were no realized gains or losses on sales of mortgage-backed securities during the years ended March 31, 1998, 1997 and 1996.

       There were no mortgage-backed securities classified as available-for-sale as of March 31, 1998 and 1997.

4.     Loans Receivable

       Loans receivable at March 31 are summarized as follows:

                                                        March 31,
                                               ----------------------------
                                                   1998           1997
                                               ------------    ------------

First mortgage loans:
  Secured by one to four family residences     $ 18,758,433    $ 17,273,266
  Secured by other properties                     1,763,895       1,958,081
  Construction loans                              2,097,800       1,790,945
  Other                                             727,864         579,276
                                               ------------    ------------
                                                 23,347,992      21,601,568

  Less:  Undisbursed loan proceeds               (1,092,005)       (641,971)
            Unearned discounts and loan fees        (72,674)        (72,996)
            Allowance for loan losses              (273,254)       (282,444)
                                               ------------    ------------

  Total first mortgage loans                     21,910,059      20,604,157
                                               ------------    ------------

Consumer and other loans:
  Home equity and second mortgage                 1,267,008       1,222,531
  Loans on deposits                                 560,014         403,099
  Other                                           1,923,108       1,325,718
                                               ------------    ------------
                                                  3,750,130       2,951,348

  Less:  Undisbursed loan proceeds                   (6,770)
             Allowance for loan losses              (79,982)        (94,248)
                                               ------------    ------------
  Total consumer and other loans                  3,663,378       2,857,100
                                               ------------    ------------

  Net loans receivable                         $ 25,573,437    $ 23,461,257
                                               ============    ============

       The following is an analysis of the allowance for loss on loans:

                                                     March 31,
                                       -----------------------------------

                                           1998        1997         1996
                                       ----------   ---------    ---------

Balance, beginning of year             $ 376,692    $ 391,189    $ 539,436
     Provision charged to operations       3,186          763     (131,875)
     Loans charged off                   (33,844)     (29,056)     (30,113)
     Recoveries                            7,202       13,796       13,741
                                       ---------    ---------    ---------

Balance, end of year                   $ 353,236    $ 376,692    $ 391,189
                                       =========    =========    =========

       Impairment of loans having recorded investments of $440,137 at March 31, 1998 and $366,316 at March 31, 1997 has been recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No. 118. The average recorded investment in impaired loans during the years ended March 31, 1998 and 1997, was $403,227 and $357,606, respectively. The total allowance for loan losses related to theses loans was $106,625 and $109,397 at March 31, 1998 and 1997. Allowances for loss on these loans are included in the above analysis of the overall allowance for loss on loans. Interest income on impaired loans of $46,105 and $45,964 was recognized for cash payments received for the years ended March 31, 1998 and 1997, respectively.

       It is Bank policy not to modify interest rates on loans associated with troubled debt restructuring. The Bank is not committed to lend additional funds to debtors whose loans have been modified.

       See Note 17 for disclosure of loans to related parties.

5.     Accrued Income Receivable

       Accrued interest receivable at March 31 is summarized as follows:

                                      1998       1997
                                    --------   --------

       Mortgage-backed securities   $ 61,121   $ 62,345
       Loans receivable              144,236    127,419
       Investments                    57,496    140,513
                                    --------   --------

                                    $262,853   $330,277
                                    ========   ========

6.     Foreclosed Real Estate

       Real estate owned or in judgment and other repossessed assets consist of the following:

                                                    1998     1997
                                                  -------   -------


        Real estate acquired by foreclosure       $10,500   $    --
                                                  =======   =======

       The following is a statement of changes in the allowance for loss account for the years ended March 31:

                                                    1998       1997     1996
                                                  -------    -------   -------

       Balance at beginning of year               $     -    $     -   $ 7,888
         Provision charged (credited) to income
         Losses charged to allowance                                    (7,888)
                                                  -------    -------   -------

       Balance at end of year                     $     -    $     -   $     -
                                                  =======    =======   =======


       Income (loss) from real estate operations for the years ended March 31 is as follows:

                                            1998         1997         1996
                                          ---------    ---------    ---------

      Gain on sale of real estate owned   $   7,131    $   1,439    $ 139,158
      Rental income                             --           --           500
      Operating expenses                     (2,842)      (1,427)      (4,870)
                                          ---------    ---------    ---------

                                          $   4,289    $      12    $ 134,788
                                          =========    =========    =========

7.     Office Properties and Equipment

       Office properties and equipment are stated at cost less accumulated depreciation as follows:

                                                          March 31,
                                                    1998           1997
                                                ------------   -----------

        Land                                    $   398,332    $   398,332
        Building and improvements                   622,292        622,292
        Furniture and equipment                     246,501        245,791
        Automobiles                                  13,103         13,103
                                                -----------    -----------

                                                  1,280,228      1,279,518
        Less accumulated depreciation              (711,135)      (680,885)
                                                -----------    -----------

                                                $   569,093    $   598,633
                                                ===========    ===========

        Depreciation expense (1996 - $48,245)   $    31,593    $    37,027
                                                ===========    ===========

8.     Deposits

       Deposits at March 31 are summarized as follows:

                                     1998          1997
                                 -----------   -----------

       Demand deposits           $ 8,862,808   $ 8,099,082
       Savings deposits            2,926,724     2,991,923
       Certificates of deposit    23,748,299    23,202,273
                                 -----------   -----------

                                 $35,537,831   $34,293,278
                                 ===========   ===========

       The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was $1,420,654 and $1,918,481 at March 31,
       1998 and 1997, respectively.

       At March 31, 1998, scheduled maturities of certificates of deposit are as follows:

          Year Ending March 31,
          ---------------------------
                 1999                           $ 20,149,866
                 2000                              2,373,249
                 2001                                603,442
                 2002                                429,676
                 Thereafter                          192,066
                                                ------------
                                                $ 23,748,299
                                                ============

9.     Advances and Other Borrowings from Federal Home Loan Bank

       Advances and other borrowings from the Federal Home Loan Bank at March 31 are summarized as follows:

                                   1998         1997
                                ----------   ----------

               Advances         $5,196,000   $6,000,000
               Line of credit          --       700,000
                                ----------   ----------

                                $5,196,000   $6,700,000
                                ==========   ==========


       At March 31, 1998 the Bank had $0 outstanding under a $3,000,000 line of credit with the Federal Home Loan Bank. The existing line of credit expires August 15, 1998. At March 31, 1997, the Bank had $700,000 outstanding under a $2,500,000 line of credit, due August 15, 1997. The line of credit bears interest at the line of credit rate established by the Federal Home Loan Bank. This rate is adjusted from time to time.


       Advances from the Federal Home Loan Bank are subject to fixed and adjustable interest rates and at March 31 consist of the following:

                              1998                           1997
   Fiscal           --------------------------    ----------------------------
    Year                            Weighted                       Weighted
  Maturity            Amount      Average Rate        Amount      Average Rate
-------------       ----------    ------------    -------------   ------------

   1998             $     --             %          $5,304,000       5.55%
   1999              2,196,000       5.64              696,000       5.69
   2008              3,000,000       4.78
                    ----------       ----           ----------       ----

                    $5,196,000       5.14%          $6,000,000       5.56%
                    ==========       ====           ==========       ====

9.     Advances and Other Borrowings from Federal Home Loan Bank (Continued)

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

10.    Income Taxes

       The Company and subsidiary file consolidated federal income tax returns. The Company's effective income tax rate was different than the statutory federal income tax rate for the following reasons:

                                                                     March 31,
                                                      ---------------------------------------
                                                         1998          1997          1996
                                                      ------------ ------------    ----------

     Statutory federal income tax                        34.0   %      34.0  %       34.0  %
     Increase (reductions) resulting from:
       Oklahoma income tax                                1.5
       Adjust tax bad debt reserves                       0.8           5.4
       Non-deductible items                               0.4           0.3           0.1
       Other                                              0.4           0.2           0.5
                                                      ------------ ------------    ----------

                                                         37.1   %      39.9  %       34.6  %
                                                      ============ ============    ==========


       Deferred taxes are included in the accompanying Statement of Financial Condition at March 31, 1998 and 1997 for the estimated future tax effects of differences between the financial statement and federal income tax basis of assets and liabilities given the provisions of currently enacted tax laws. The net deferred tax asset (liability) at March 31, 1998 and 1997 was comprised of the following:

                                                           1998         1997
                                                         ---------    ---------
    Deferred tax assets:
      Deferred loan fees and costs                       $   9,319    $  11,184
      Allowance for loan losses                             93,614       90,880
      Unrealized loss on available-for-sale securities       2,106       23,893
      Accrued compensation                                  15,911       13,275
                                                         ---------    ---------
        Total deferred tax assets                          120,950      139,232
                                                         ---------    ---------

    Deferred tax liabilities:
      Accumulated depreciation                             (11,155)      (9,402)
      Special bad debt deduction                           (76,353)     (87,267)
      FHLB stock dividends                                (154,648)    (122,094)
                                                         ---------    ---------
         Total deferred tax liabilities                   (242,156)    (218,763)
                                                         ---------    ---------

         Net liability                                   $(121,206)   $ (79,531)
                                                         =========    =========

       No valuation allowance was recorded against deferred tax assets at March 31, 1998 or 1997.

        Prior to the year ended March 31, 1997, the Bank was allowed a special bad debt deduction based on a percentage of taxable income (8%) or on specified experience formulas, subject to certain limitations based upon aggregate loan balances at the end of the year. The Bank used the percentage-of-taxable income method in 1996.

        Effective with the tax year beginning April 1, 1996, the Bank is no longer able to use the percentage of taxable income method and began to recapture tax bad debt reserves of $377,949 over a six year period. The Bank recaptured $62,992 in tax bad debt reserves during each of the year ended March 31, 1998 and 1997. The reserves to be recaptured consist of bad debt deductions after December 31, 1987. If the amounts deducted prior to December 31, 1987 are used for purposes other than for loan losses, such as in a distribution in liquidation or otherwise, the amounts deducted would be subject to federal income tax at the then current corporate tax rate. The Bank has recorded a deferred tax asset related to the allowance for loan losses reported for financial reporting purposes and a deferred tax liability for special bad debt deductions after December 31, 1987. The Bank, in accordance with SFAS No. 109 had not recorded a deferred tax liability of approximately $372,000 related to approximately $979,000 of cumulative special bad debt deductions prior to December 31, 1987.

       At March 31,1998, the Company has net operating loss carryforward for state income tax purposes of $163,000, which will expire March 31, 2006.

       The Company is currently protesting a notice of additional income tax due to the State relating to the taxation of interest received on certain U.S. government securities for the tax years 1994, 1995 and 1996. Management of the Company believes its protest is with merit; however, if the Company is unsuccessful in its protest the additional expense to the Company is estimated to be approximately $80,000.

11.    Earnings Per Share

       Effective for the year ended March 31, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128, Earnings per Share. The Statement is to be applied to financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. The Statement requires restatement of all prior-period earnings per share (EPS) data presented.

       FAS No. 128 simplifies the standards for computing EPS and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the company. Diluted EPS is computed similarly to the previously presented fully diluted earnings per share.

                                                                March 31,
                                                            -----------------
                                                              1997     1996
                                                            -------   -------

       Earnings per share, as originally reported            $ 0.89   $ 1.25

       Earnings per share, after restatement
           Basic                                             $ 0.92   $ 1.28
           Diluted                                           $ 0.91   $ 1.27

12.    Regulatory and Capital Matters

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

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of core capital (as defined in the regulations) to assets (as defined) and core and total capital to risk weight assets (as defined). Management believes, as of March 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

        As of March 31, 1998, the most recent notification from the Office of Thrift Supervision (OTS) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

        The Bank's actual capital amounts (in thousands) and ratios are also presented in the following table:

                                                                                                 To Be Well
                                                                                              Capitalized Under
                                                                      For Capital             Prompt Corrective
                                                  Actual           Adequacy Purposes:        Action Provisions:
                                         -----------------------  ---------------------   ------------------------
                                           Amount         Ratio       Amount      Ratio       Amount       Ratio
                                         ------------  ---------  ------------  -------   -----------   ----------
As of March 31, 1998:
Total (Risk-Based) Capital
    (to Risk Weighted Assets)                $ 7,080         33.4%    $ 1,696        8.0%    $ 2,120         10.0%
Core (Tier I) Capital
    (to Risk Weighted Assets)                  6,833         32.2%        N/A                  1,272          6.0%
Core (Tier I) Capital - leverage
    (to Assets)                                6,833         14.1%      1,943        4.0%      2,428          5.0%

As of March 31, 1997:
Tangible Capital (to Assets)                 $ 6,586         13.4%      $ 735        1.5%      $ N/A
Total (Risk-Based) Capital
    (to Risk Weighted Assets)                  6,839         33.8%      1,618        8.0%      2,023         10.0%
Core (Tier I) Capital
    (to Risk Weighted Assets)                  6,586         32.6%        N/A                  1,214          6.0%
Core (Tier I) Capital - leverage
    (to Assets)                                6,586         13.4%      1,471        3.0%      2,452          5.0%


       The following is a reconciliation of net worth to regulatory capital as reported in the March 31, 1998 and 1997 reports to the Office of Thrift Supervision:

                                                              March 31,
                                                     --------------------------

                                                        1998           1997
                                                     -----------    -----------

    Bank net worth per report
      to Office of Thrift Supervision                $ 6,830,000    $ 6,540,000

    Rounding                                                (584)           251
                                                     -----------    -----------
    Net worth as reported in accompanying
      financial statements (Bank only)                 6,829,416      6,540,251
    Adjustments to arrive at Core (Tier I)
      and Tangible Capital:
              Unrealized losses (gains) on certain
                    available-for-sale securities          3,000         46,000
                                                     -----------    -----------

    Core (Tier I) and Tangible Capital                 6,832,416      6,586,251
    Adjustments to arrive at Total Capital:
               Allowable portion of general
                    allowance for loan losses            247,000        253,000
                                                     -----------    -----------

    Total Capital                                    $ 7,079,416    $ 6,839,251
                                                     ===========    ===========

13.    Employee Benefits Plans

       Employee Retirement Plan:
       The Bank adopted a 401(k) defined contribution savings plan during the year ended March 31, 1997. Substantially all employees are covered under the contributory plan. Pension costs attributable to the year ended March 31, 1998 and 1997 were $9,748 and $6,221, respectively, including all current service costs.

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

       The Bank makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from the collateral and will be allocated to active employees, based on the proportion of debt service paid in the year. The Bank accounts for its ESOP in accordance with Statement of Position No. 93-6. Accordingly, the debt of the ESOP is recorded as debt of the Bank and the shares pledged as collateral are reported as unearned ESOP shares in the Statement of Financial Condition. As of March 31, 1998, the balance of indebtedness from the ESOP to the Company was $267,865, which is shown as a deduction from stockholders' equity on the consolidated statement of financial condition. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share (EPS) computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as compensation expense. ESOP compensation expense was $52,721, $29,606 and $72,526 for the years ended March 31, 1998, 1997 and 1996, respectively. As of March 31, 1998, of the 41,210 shares of Company stock acquired by the ESOP, 14,423 shares were allocated and 26,787 shares were unallocated. The 26,787 unallocated shares had an estimated market value of $488,863 at March 31, 1998.

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

       The MSBP has purchased 20,605 shares of the Company's stock for $275,083. Of these shares, 16,481 shares were granted in the form of restricted stock payable over a five-year period at the rate of one-fifth of such shares per year following the date of grant of the award. Compensation expense, in the amount of the fair market value of the common stock at the date of the grant to the employee, will be recognized pro rata over the five years during which the shares are payable. A recipient of such restricted stock will be entitled to all voting and other stockholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in escrow. If a holder of such restricted stock terminates employment for reasons other than death, disability or retirement, the employee forfeits all rights to shares under restriction. If the participant's service terminates as a result of death, disability, retirement or a change in control of the Bank, all restrictions expire and all shares become unrestricted. The 4,124 shares that have not been granted are accounted for as treasury stock. The Board of Directors can terminate the MSBP at any time, and if it does so, any shares not allocated will revert to the Company.

14.    Stock Option Plan

       The Company's Board of Directors and stockholders ratified, effective July 27, 1995, the 1994 Stock Option Plan (the Option Plan). Pursuant to the Option Plan, 51,512 shares of common stock are reserved for issuance by the Company upon exercise of stock options granted to officers, directors and employees of the Company and Bank from time to time under the Option Plan. The purpose of the Option Plan is to provide additional incentive to certain officers, directors and key employees by facilitating their purchase of a stock interest in the Company. The Option Plan provides for the granting of incentive and non-incentive stock options with a duration of ten years, after which no awards may be made, unless earlier terminated by the Board of Directors pursuant to the Option Plan. Stock to be offered under the Plan may be authorized but unissued common stock or previously issued shares which have been reacquired by the Company and held as Treasury shares.

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

       Notwithstanding anything herein to the contrary, in no event shall any options granted be exercisable for a period of six months from the date of grant, except in the event of the death or disability of the option holder. Options shall be immediately exercisable in the event of the retirement following not less than 10 years of service, death or disability of the option holder, or upon change of control in the Company as provided in the plan. As of March 31, 1998, no options have been exercised and all options granted remain outstanding.

       The Company accounts for the fair value of its grants issued under the plan subsequent to April 1, 1997 in accordance with FASB Statement 123. The compensation cost that has been charged against income for the plan was $3,090 for the year ended March 31, 1998.

       In accordance with SFAS No. 123, the fair value of each option grant is estimated on the date of grant based on discussions with management and various assumptions relating to the dividend yield, expected volatility, risk-free interest rate and expected life. Common stock options granted during the year ended March 31, 1998 had an exercise price of $17.00 per share and an estimated fair value of $2.00 per share.

       Certain information for the years ended March 31, 1998 and 1997 relative to stock options are comprised of the following:

                                                                        March 31,
                                                     ----------------------------------------------
                                                               1998                       1997
                                                     --------------------------------  ------------

                                                                     Weighted-Average
Fixed Options                                        Shares           Exercise Price     Shares
-------------                                        -------         ----------------    ------

Outstanding at beginning of year                     39,661             $ 12.63          39,661
   Granted                                            1,545               17.00
   Canceled
   Exercised
                                                     -------            -------          ------

Outstanding at end of year                           41,206             $ 12.79          39,661
                                                     ======             =======          ======

Exercisable at end of year                           41,206                              39,661
                                                     ======                              ======

Number of shares available for future grant:
   Beginning of year                                 11,851                              11,851
                                                     ======                              ======

   End of year                                       10,306                              11,851
                                                     ======                             =======

15.    Financial Instruments with Off-Balance-Sheet Risk/Commitments

       The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and commitments to sell loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Statement of
       Financial Condition. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

       The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

       At March 31, 1998 and 1997, the Bank had outstanding commitments to fund real estate loans of $220,500 and $0, respectively. Of the commitments outstanding at March 31, 1998, $81,400 were for fixed rate loans with rates of 8.00%. Commitments for adjustable rate loans amounted to $139,100 with initial rates of 6.00% to 7.50% at March 31, 1998.

       At March 31, 1998, the Bank had outstanding a standby letter of credit of $150,000 with a fixed interest rate of 8.00%. The Bank had no standby letters of credit outstanding at March 31, 1997.

       Loan commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counter-party. Collateral held is primarily residential real estate, but may include autos, accounts receivable, inventory, property, plant and equipment.

       The Bank had an outstanding commitment to a mortgage banking concern to sell a $57,600 loan yet to be originated at March 31, 1998. The Bank has an outstanding commitment to originate the loan at an approximately equivalent interest rate. The Bank had no commitments to sell loans at March 31, 1997.

       At March 31, 1998 and 1997, loans with a carrying value of $81,757 and $0, respectively, have been classified by management as held-for-sale. The carrying value of these loans is at the lower of cost or market value as of March 31, 1998 and 1997.

       The Bank had no commitments to purchase mortgage-backed securities or investment securities at March 31, 1998 and 1997.

16.    Significant Concentrations of Credit Risk

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

       As of March 31, 1998, the Bank had a net investment of $25,655,194 in loans receivable. These loans possess an inherent credit risk given the uncertainty regarding the borrower's compliance with the terms of the loan agreement. To reduce credit risk, the loans are secured by varying forms of collateral, including first mortgages on real estate, liens on personal property, savings accounts, etc. It is generally Bank policy to file liens on titled property taken as collateral on loans, such as real estate and autos. In the event of default, the Bank's policy is to foreclose or repossess collateral on which it has filed liens.

       In the event that any borrower completely failed to comply with the terms of the loan agreement and the related collateral proved worthless, the Bank would incur a loss equal to the loan balance.

17.    Related Party Transactions

       Directors and primary officers of the Company were customers of, and had transactions with, the Bank in the ordinary course of business during the years ended March 31, 1998 and 1997, and similar transactions are expected in the future. All loans included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of loss or present other unfavorable features.

       The following analysis is of loans made to principal officers, directors and principal holders of equity securities which individually exceeded $60,000 in aggregate during the year ended March 31, 1998:

       Balance, March 31, 1997                                    $ 76,278

       New loans                                                    20,055
       Repayments                                                    4,999

                                                                  ========
       Balance, March 31, 1998                                    $ 91,334
                                                                  ========

18.    Restrictions on Retained Earnings

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

19.    Disclosures about Fair Value of Financial Instruments

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

       The estimated fair values of the Company's financial instruments are as follows:

                                                              March 31, 1998                March 31, 1997
                                                       ---------------------------   ---------------------------
                                                         Carrying                      Carrying
                                                          Amount       Fair Value       Amount       Fair Value
                                                       ------------   ------------   ------------   ------------
                                                             (In Thousands)                (In Thousands)
  Financial assets:
    Cash and cash equivalents:
      Interest bearing                                     $ 2,996        $ 2,996          $ 312          $ 312
      Non-interest bearing                                     312            312            211            211

    Investment securities held-to-maturity                   3,900          3,893          8,700          8,579
    Investment securities available-for-sale                 2,175          2,175          2,062          2,062
    Mortgage-backed securities held-to-maturity             12,615         12,744         13,273         13,186
    Loans receivable                                        25,573         26,249         23,461         23,874
    Loans held-for-sale                                         82             82

  Financial liabilities:
      Deposits                                              35,538         35,541         34,293         34,203
      Advances and borrowings from FHLB                      5,196          5,161          6,700          6,677


                                                        Par Value      Fair Value     Par Value      Fair Value
                                                       ------------   ------------   ------------   ------------
                                                                    (In Thousands)                (In Thousands)
  Unrecognized financial instruments:
    Commitments to extend credit                          $ 221          $ 228            $ -            $ -


20.    Parent Company Financial Information

       Condensed financial statements of Guthrie Savings, Inc. (Parent Company) are shown below. The Parent Company has no significant operating activities.

                   Condensed Statement of Financial Condition
                          As of March 31, 1998 and 1997
                                 (In Thousands)

Assets                                                            1998       1997
                                                                -------    -------


       Cash and cash equivalents                                $    86    $    82
       Investment in subsidiary                                   3,148      2,859
       Loans receivable (subsidiary and ESOP)                       548      1,139
       Other                                                         73         44
                                                                -------    -------

            Total assets                                        $ 3,855    $ 4,124
                                                                =======    =======


Stockholders' equity

         Common stock                                           $     5    $     5
         Additional paid-in capital                               4,812      4,779
         Retained income                                            861        712
         Net unrealized loss on available-for-sale securities        (4)       (46)
         Unamortized amounts related to ESOP and MSBP              (371)      (444)
         Treasury stock                                          (1,448)      (882)
                                                                -------    -------


            Total stockholders' equity                          $ 3,855    $ 4,124
                                                                =======    =======



                        Condensed Statement of Operations
                    Year Ended March 31, 1998, 1997 and 1996
                                 (In Thousands)


                                              1998        1997        1996
                                             -----       -----       -----

           Equity earnings of subsidiary     $ 605       $ 419       $ 598
           Interest income                      48          77         130
                                             -----       -----       -----

                       Total income            653         496         728
                                             -----       -----       -----

           Other expenses                      147         128         140
                                             -----       -----       -----

                Income before income taxes     506         368         588

           Income tax expense (benefit)        (30)        (12)          3
                                             -----       -----       -----

                       Net income            $ 536       $ 380       $ 585
                                             =====       =====       =====

                        Condensed Statement of Cash Flows
                    Year Ended March 31, 1998, 1997 and 1996
                                 (In Thousands)

                                                       1998       1997       1996
                                                      -------    -------    -------
Cash flows from operating activities
    Net income                                        $   536    $   380    $   585
    Adjustments to reconcile net income to net cash
      provided (used for) operating activities:
       Equity in net income of subsidiary                (605)      (419)      (598)
       Increase in other assets                           (29)       (39)        (5)
       (Decrease) increase in other liabilities           --        (242)         2
       Other non-cash items, net                           22
                                                      -------    -------    -------

Net cash used by operating activities                     (76)      (320)       (16)
                                                      -------    -------    -------

Cash flow from investing activities:
    Reduction of investment in subsidiary                 450        250
    Loans to subsidiary and ESOP, net                     591        761        367
                                                      -------    -------    -------

Net cash provided by investing activities               1,041      1,011        367
                                                      -------    -------    -------

Cash flows from financing activities:
    Cash dividends paid                                  (387)      (210)
    Purchase of treasury stock                           (574)      (473)      (346)
                                                      -------    -------    -------

Net cash provided used by financing activities           (961)      (683)      (346)
                                                      -------    -------    -------

Increase in cash and cash equivalents                       4          8          5

Cash at beginning of year                                  82         74         69
                                                      -------    -------    -------

Cash at end of year                                   $    86    $    82    $    74
                                                      =======    =======    =======

21.    Deposit Insurance

        Deposits of the Bank are insured by the SAIF as administered by the FDIC. As a member of the SAIF, the Bank formerly paid an insurance premium to the FDIC equal to a minimum of 0.23% of its total deposits. The FDIC also maintains another insurance fund, the Bank Insurance Fund
        (BIF), which primarily insures commercial bank deposits. Effective September 30, 1995, the FDIC lowered the insurance premium of BIF insured deposits to range of between 0.04% and 0.31% of deposits, with the result that most commercial banks would pay the lower rate of 0.04%. Effective January 1, 1996, the annual insurance premium for most BIF members was lowered to $2,000. These reductions in insurance premiums for BIF members placed SAIF members at a competitive disadvantage to BIF members.

        Effective September 30, 1996, federal law was revised to mandate a one-time special assessment of SAIF members such as the Bank of approximately 0.657% of deposits held on March 31, 1995. The Bank reflected a $225,433 pre-tax expense for this assessment for the year ended March 31, 1997. Beginning January 1, 1997, deposit insurance assessments for SAIF members were reduced to approximately 0.064% of deposits on an annual basis and are expected to remain at that rate through the end of 1999. During this same period, BIF members are expected to be assessed approximately 0.013% of deposits. Thereafter, assessments for BIF and SAIF members should be the same and SAIF and BIF may be merged. It is expected that these continuing assessments for both SAIF and BIF members will be used to repay outstanding Financing Corporation bond obligations. Based on this reduction, beginning January 1, 1997, the rate of deposit insurance assessed the Bank declined from prior levels by approximately 70%.

                                 OFFICE LOCATION

                                CORPORATE OFFICE
                              Guthrie Savings, Inc.
                               120 North Division
                             Guthrie, Oklahoma 73044


                   Board of Directors of Guthrie Savings, Inc.

William L. Cunningham                           H. Stephen Ochs
President and Chief Executive Officer           Vice President

Keith Camerer                                   James V. Seamans
Retired                                         Dentist

Alvin R. Powell, Jr.
Self Employed, Theater Owner/Real Estate Broker



                   Executive Officers of Guthrie Savings, Inc.

William L. Cunningham                           H. Stephen Ochs
President and Chief Executive Officer           Vice President

Kathleen Ann Warner                             Kimberly D. Walker
Vice President                                  Treasurer


--------------------------------------------------------------------------------

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

      Special Counsel:                          Transfer Agent and Registrar:
      Malizia, Spidi, Sloane & Fisch, P.C.      American Securities Transfer &
      One Franklin Square                         Trust, Inc.
      1301 K Street, N.W., Suite 700 East       1825 Lawrence Street, Suite 444
      Washington, D.C. 20005                    Denver, Colorado  80202-1817


The Company's Annual Report for the year ended March 31, 1998 filed with the Securities and Exchange Commission on Form 10-KSB is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write or call Deborah K. Bozarth, Secretary, at the Company's corporate office in Guthrie, Oklahoma. The annual meeting of stockholders will be held on July 15, 1998 at 5:00 p.m. at Guthrie Federal Savings Bank, located on 120 N. Division , Guthrie, Oklahoma.


                                     - 18 -