Form 10KSB40, Exhibit 13
period 1999-03-31
GUTHRIE SAVINGS INC
filed 1999-06-28
CIK 925533

EXHIBIT 13

                                  [** LOGO **]

                              Guthrie Savings, Inc.

                              Annual Report - 1999

                              Guthrie Savings, Inc.
                              ANNUAL REPORT - 1999


--------------------------------------------------------------------------------

Table of Contents

--------------------------------------------------------------------------------


Letter to
Stockholders...............................................................    1

Corporate Profile and Stock Price Information..............................    2

Five-Year Financial Summary................................................    4

Management's Discussion and Analysis.......................................    6

Independent Auditor's Report...............................................  F-1

Consolidated Financial Statements..........................................  F-2

Notes to Consolidated Financial Statements.................................  F-8

Corporate Information......................................................   19

To Our Stockholders:

With great pleasure, we have announced that as of May 26, 1999 the Company and its subsidiary, Guthrie Federal Savings Bank, have signed a stock purchase agreement with Local Oklahoma Bank, N.A. If you, our stockholders, approve the agreement, then the Company and the Bank will be acquired by Local Oklahoma Bank through a share acquisition of all of the shares of the Company and the Bank will be owned by Local Oklahoma Bank. All current stockholders of the Company will receive a cash payment for their shares. We feel this move will provide our customers the opportunity to grow with a larger banking entity, which offers a broader range of products and services.


As for the year ended March 31, 1999, net income was $414,320 or $1.06 per share, this is a decrease of 22.64% from the year ended March 31, 1998. This decrease related to an overall decrease in net interest income and an increase in operating expenses.

The Board of Directors declared two $0.50 per share cash dividends during the year. The first dividend was declared in September 1998 for stockholders of record on October 5, 1998 and the other in January 1999 for stockholders of record on February 1, 1999. The special cash dividends were paid as a result of continued profitability of the Company and its wholly owned subsidiary, the Bank.

Guthrie Federal management is continuing to make the transition into the next millennium a priority. As Guthrie Federal moves forward, we can assure our employees, customers and stockholders that we are working diligently to make a coordinated effort to becoming Year 2000 compliant. Our efforts, both internal and external, are under going testing, and contingency plans are in place in the event of significant data processing delays, mistakes or failures.

We appreciate the loyal support that our stockholders, customers and employees have given us during the past years and ask for your continued support in the future.

Sincerely,



William L. Cunningham
President and Chief Executive Officer

Guthrie Savings, Inc.
================================================================================
CORPORATE PROFILE AND RELATED INFORMATION


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

The Company and the Bank have signed a stock purchase agreement, subject to stockholder approval, with Local Oklahoma Bank, N.A. Upon consummation of the agreement, the Company and the Bank will be acquired by Local Oklahoma Bank through a share acquisition procedure. All of the shares of common stock of the Company and the Bank will be owned by Local Oklahoma Bank and all current stockholders of the Company will receive a cash payment for their shares. See further discussion at Management's Discussion and Analysis of Financial Condition and Results of Operations.

Stock Market Information

There were 402,257 shares of common stock (net of treasury stock) of Guthrie Savings, Inc. outstanding on March 31, 1999, held by approximately 200 stockholders of record (not including the number of persons or entities holding the stock in nominee or street name though various brokerage firms). Since its issuance in October 1994, the Company's common stock has been traded in the over-the-counter market. The following table reflects high and low bid information for stock quotations as published by the National Daily Quotation System "pink sheets". These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.


                                        Year Ended March 31,
                        ------------------------------------------------------
                                        1999                        1998
                        --------------------------  --------------------------

                           HIGH           LOW          HIGH           LOW
                        ------------  ------------  ------------  ------------

      First Quarter       18 9/16       17 5/8        17 1/8        15 1/2
      Second Quarter      19 1/4        18 9/16       17            17
      Third Quarter       19 1/2        17            18            17
      Fourth Quarter      19 1/2        16 1/2        18 1/4        17 1/2


During the year ended March 31, 1999, the Board of Directors declared and paid two dividends of $0.50 each per share. The first $0.50 dividend was paid on October 15, 1998 and the second $0.50 dividend was paid on February 10, 1999. During the year ended March 31, 1998 the Board of Directors declared and paid two dividends totaling $1.00 per share. A $0.50 dividend was paid on October 10, 1997 and another $0.50 dividend was paid on February 10, 1998. The Company's ability to pay dividends to shareholders is largely dependent upon the dividends it receives from the Bank. The Bank is subject to regulatory limitations on the amount of cash dividends it may pay. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"). The stock purchase agreement with Local Oklahoma Bank, N.A. further restricts the Company's ability to pay dividends.

Guthrie Savings, Inc.

============================================================================================================================
FIVE-YEAR FINANCIAL SUMMARY

Selected Financial Condition Data (Dollars in Thousands) (*)
============================================================================================================================
At March 31,                                           1999           1998           1997           1996           1995
----------------------------------------------------------------------------------------------------------------------------
Total assets                                            $45,768        $48,627        $49,047        $46,820        $44,727
Loans receivable (1)                                     23,802         25,655         23,461         22,972         23,182
Investment securities held-to-maturity                    1,000          3,900          8,700          9,751          8,366
Investment securities available-for-sale                    648          2,175          2,062          2,133            929
Mortgage-backed securities held-to-maturity              11,460         12,615         13,273          9,428          9,869
Cash and cash equivalents                                 7,186          3,307            523          1,402          1,090
Deposits                                                 35,079         35,538         34,293         36,311         34,543
FHLB borrowings                                           3,000          5,196          6,700          2,000          1,700
Stockholders' equity                                      7,393          7,536          7,805          8,049          8,236

Summary of Operations (Dollars in Thousands) (*)
----------------------------------------------------------------------------------------------------------------------------
Year Ended March 31,                                   1999           1998           1997           1996           1995
----------------------------------------------------------------------------------------------------------------------------

Interest income                                         $ 3,442        $ 3,668        $ 3,632        $ 3,416        $ 3,198
Interest expense                                          1,721          1,877          1,833          1,761          1,489
                                                    ------------   ------------   ------------  -------------  -------------

  Net interest income                                     1,721          1,791          1,799          1,655          1,709
Provision for loan losses                                     7              3              1           (132)            12
                                                    ------------   ------------   ------------  -------------  -------------

  Net interest income after
     provision for loan losses                            1,714          1,788          1,798          1,787          1,697

Non-interest income                                         257            242            251            336            193
Non-interest expense (2)                                  1,295          1,179          1,416          1,229          1,095
                                                    ------------   ------------   ------------  -------------  -------------
Income before income taxes and
     cumulative effect of accounting change                 676            851            633            894            795
Provision for income taxes                                  262            315            253            309            250
                                                    ------------   ------------   ------------  -------------  -------------

Income before cumulative effect of
     accounting change                                      414            536            380            585            545
Cumulative effect of accounting change                        -              -              -              -              -
                                                    ------------   ------------   ------------  -------------  -------------

Net income                                                $ 414          $ 536          $ 380          $ 585          $ 545
                                                    ============   ============   ============  =============  =============

Basic earnings per share* (3)                            $ 1.10         $ 1.41         $ 0.92         $ 1.28         $ 0.48
                                                    ============   ============   ============  =============  =============

Diluted earnings per share* (3)                          $ 1.06         $ 1.36         $ 0.91         $ 1.27         $ 0.48
                                                    ============   ============   ============  =============  =============

Dividends per share (3)                                  $ 1.00         $ 1.00         $ 0.50         $ 0.50         $ 0.20
                                                    ============   ============   ============  =============  =============

Book value per common share
   outstanding at March 31                              $ 18.38        $ 18.05        $ 17.33        $ 16.61        $ 15.99
                                                    ============   ============   ============  =============  =============

* Data presented prior to October 11, 1994, the date of conversion, is for Guthrie Federal Savings Bank only.

(1)  Includes loans held-for-sale totaling $81,757 at March 31, 1998.

(2) For 1997, includes $225,000 for a special assessment to recapitalize the federal deposit insurance fund to which Guthrie Federal Savings Bank pays premiums.

(3) For 1995, only includes period following conversion from mutual to stock on October 11, 1994 (October 11, 1994 through March 31, 1995).

Guthrie Savings, Inc.

============================================================================================================================
FIVE-YEAR FINANCIAL SUMMARY

Selected Ratios and Other Data (*)
============================================================================================================================
Year Ended March 31,                               1999            1998           1997            1996            1995
----------------------------------------------------------------------------------------------------------------------------

Return on average assets                              0.88 %          1.11 %         0.79 %          1.30 %          1.24 %
Return on average equity                              5.61            7.25           4.89            7.12           10.39
Average equity to average assets                     15.66           15.26          16.13           18.18           11.93
Equity to assets at period end                       16.15           15.50          15.91           17.19           18.41
Net interest spread                                   3.11            3.13           3.14            2.98            3.59
Net yield on average interest earning assets          3.74            3.79           3.81            3.78            4.02
Non-performing loans to total assets                  0.68            0.42           0.85            1.33            1.80
Non-performing loans to net loans                     1.31            0.80           1.79            2.72            3.46
Non-performing assets to total assets                 0.68            0.44           0.85            1.33            1.94
Allowance for loan losses to total loans              1.43            1.38           1.61            1.70            2.33
Dividend payout                                      90.62           72.17          55.32           38.08           17.38
Number of:
  Real estate loans outstanding                        512             556            550             576             621
  Deposit accounts                                   4,326           4,435          4,538           4,772           4,744

                         [NET INCOME GRAPHICS OMITTED]

              [NON-PERFORMING ASSETS/TOTAL ASSETS GRAPHICS OMITTED]

                        [TOTAL ASSETS GRAPHICS OMITTED]

                     [STOCKHOLDERS' EQUITY GRAHICS OMITTED]



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

Subsequent to the end of the fiscal year, the Company and the Bank signed a stock purchase agreement, subject to stockholder approval, with Local Oklahoma Bank, N.A. Upon consummation of the agreement, the Company and the Bank will be acquired by Local Oklahoma Bank through a share acquisition of all of the shares of common stock of the Company and the Bank will be owned by Local Oklahoma Bank. All current stockholders of the Company will receive a cash payment for their shares. Although the parties will remain separate until the share acquisition procedure, the Company and the Bank may, prior to the share acquisition procedure, begin to change the way they categorize and account for certain items that are reflected in the consolidated financial statements to reduce the number of changes that are made following the share acquisition procedure. It is not expected that these changes will result in any material differences from current practice until immediately prior to the share acquisition procedure. In the event the share acquisition procedure does not occur, there will be no material change in the operations of the Bank and the Company although there would be a one-time charge to cover expenses incurred in preparing for the acquisition. This charge could total approximately $150,000. Under certain circumstances if Local Oklahoma Bank, N.A. breaches the agreement with the Company, the Company could be entitled to receive a $500,000 earnest money deposit, which was paid by Local Oklahoma Bank, and any interest earned.

Financial Condition

Consolidated total assets decreased 5.88% from $48,626,898 at March 31, 1998 to $45,768,401 at March 31, 1999. This decrease is the result of the continued maturity of investment and mortgage-backed securities held-to-maturity. The proceeds from these maturities were used to decrease borrowings from the Federal Home Loan Bank and purchase treasury stock.

Cash and cash equivalents:
The Bank's cash and cash equivalents increased $3,878,695 or 117.27% from $3,307,419 at March 31, 1998 to $7,186,114 at March 31, 1999. This substantial increase is directly related to the decrease in investment and mortgage-backed securities discussed in the next two paragraphs.

Investment securities:
The Bank's securities portfolio provides liquidity for additional lending as well as additional interest income. The investment securities in the portfolio have varying maturities of ten years or less. Investment securities, including available-for-sale, decreased $4,426,351, or 72.86% from 6,074,751 at March 31, 1998 to $1,648,400 at March 31, 1999. This decrease was directly related to the decrease in borrowings from FHLB and purchase of treasury stock discussed above. Securities called during the year ended March 31, 1999 totaled $3,900,000.

Mortgage-backed securities:
Mortgage-backed securities decreased $1,154,701, or 9.15%, from $12,615,162 at March 31, 1998 to $11,460,461 at March 31, 1999. The Company did not have any mortgage-backed securities classified as available-for-sale at March 31, 1999 or 1998. During the year ended March 31, 1999, the Bank purchased $2,523,109 in mortgage-backed securities and repayments of mortgage-backed securities amounted to $3,647,283. Mortgage-backed securities generally provide for lower returns than loans originated by the Bank and are utilized when investable funds exceed loan demand.

Loans receivable:
Net loans receivable decreased $1,852,969, or 7.22%, from $25,655,194 at March 31, 1998 to $23,802,225 at March 31, 1999. This decline in the loan portfolio is related to an increase in loans originated for sale during the year. The Bank originated loans held-for-sale of $2,932,925 during fiscal 1999 compared to originations of $755,957 in fiscal 1998. Proceeds from the sale of loans classified as held-for-sale amounted to $3,038,784 in fiscal 1999 compared to sales of $679,013 in fiscal 1998. The Bank has supplemented its lending activity by originating and selling loans that are not consistent with the Bank's loan portfolio objectives.

The Bank has recognized impaired loans having recorded investments of $511,042 at March 31, 1999 and $440,137 at March 31, 1998. A loan is impaired when, based on management's evaluation of current and historical information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Loans that are classified as impaired are typically collateral dependent; therefore, impairment is measured based upon the fair value of the collateral less estimated costs to sell. Impairment is recognized by creating a valuation allowance with a corresponding charge to provision for loss on loans.

Management, as a part of the monitoring and evaluation of non-performing loans, classifies loans in accordance with regulatory provisions as loss, doubtful or substandard. Total loans classified as of March 31, 1999 and 1998, amounted to $731,093 and $652,442, respectively, including loans recognized as impaired. Those loans classified that are not recognized as impaired include loans which are currently past due 90 days or more or have a past history of delinquency. The level of classified loans have remained relatively constant as a result of improving economic conditions and real estate values. Classified loans have been considered by management in the evaluation of the adequacy of the allowance for loan loss. The Bank will continue with its existing collection policies to keep non-performing assets to a minimum, but no assurance can be given that negotiations with borrowers will continue to be successful. Management is unaware of any trends that it reasonably expects will materially impact future operating results, liquidity, or capital resources.

Foreclosed real estate:
The balance in foreclosed assets ("REO") at March 31, 1999 and 1998 was $0 and $10,500, respectively. The March 31, 1998 balance in REO consisted of undeveloped land. The balance in REO continues to be substantially lower than that experienced by the Bank in prior years.

Deposits:
Deposits remained fairly consistent, decreasing only 1.29% from $35,537,831 at March 31, 1998 to $35,078,760 at March 31, 1999. The Bank continues to offer rates consistent with rates offered by other financial institutions in the area but has not focused on offering aggressive rates to increase the deposit base. The average cost on deposits decreased slightly from 4.46% for the year ended March 31, 1998 to 4.29% for the year ended March 31, 1999.

Of the $22,910,213 in certificates of deposit held by the Bank at March 31, 1999, $19,604,566 of these deposits will mature during the year ended March 31, 2000. The majority of the Bank's time deposits consist of regular deposits from consumers within the Bank's surrounding community rather than institutional or brokered deposit accounts. As a result, most of these accounts of local customers are expected to be renewed.

Advances and other borrowings from Federal Home Loan Bank:
The Bank has continued to utilize advances from the FHLB as a source of funds. Fixed term advances from the FHLB totaled $3,000,000 and $5,196,000 at March 31, 1999 and 1998, respectively. There was one advance outstanding at March 31, 1999, this advance was an adjustable rate advance. The Bank did not receive any proceeds from FHLB advances during fiscal 1999. Of the $5,196,000 in fixed term advances outstanding at March 31, 1998, all were adjustable rate advances. The funds provided by the advances received during fiscal 1998 were used primarily to fund lending activity throughout the year.

The Bank also has a line of credit with the FHLB with no outstanding balance at March 31, 1999 or 1998. The funds available under the line of credit can be used to fund lending activity or for regular operations.

The weighted average cost of these borrowings from the FHLB was 5.08% and 5.58% for the years ended March 31, 1999 and 1998, respectively. The advance outstanding at March 31, 1999 matures during the year ended March 31, 2008.

Stockholders' equity:
Stockholders' equity decreased $143,034, from $7,536,128 at March 31, 1998 to $7,393,094 at March 31, 1999. The Company adopted a plan to purchase up to 15% of the Company's outstanding shares. At March 31, 1999 the Company had repurchased 112,868 shares of its common stock as part of a plan to enhance stockholder value. The book value per common share outstanding at March 31, 1999 was $18.38, up from $18.05 at March 31, 1998 and $17.33 at March 31, 1997. As
noted in the Stock Price Information section of this report the Company has also been consistently paying dividends to stockholders.

Implementation of New Accounting Pronouncements

During fiscal year 1999, the Company adopted the provisions of Statement No. 129 titled "Disclosure of Information about Capital Structure" and Statement No. 130 titled "Reporting Comprehensive Income." See Note 1 of the Consolidated Financial Statements for a discussion of these new accounting pronouncements and their effect on the Company.

Asset and Liability Management

The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities that either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates over a period of time. A gap is considered positive when the amount of interest-rate sensitive assets maturing, or repricing over a specified period of time, exceeds the amount of interest-rate sensitive liabilities maturing or repricing within that period and is considered negative when the amount of interest-rate sensitive liabilities maturing or repricing over a specified period of time exceeds the amount of interest-rate sensitive assets maturing or repricing within that period. Generally, during a period of rising interest rates, a negative gap within a given period of time would adversely affect net interest income, while a positive gap within a given period of time would result in an increase in net interest income; during a period of falling interest rates, a negative gap within a given period of time would result in an increase in net interest income while a positive gap within a given period of time would have the opposite effect.

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

The following tables present the Bank's NPV as well as other data as of March 31, 1999, as calculated by the OTS, based on information provided to the OTS by the Bank.

         Change in Interest
       Rates in Basis
       Points (Rate Shock)                     Net Portfolio Value                        NPV as % of Present Value of Assets
   ------------------------    ----------------------------------------------------     -----------------------------------------
                                 $ Amount           $ Change          Change %           NPV Ratio                   Change
                               ------------    ------------------    --------------     ----------------       ------------------
                                             (Dollars in Thousands)
           +300 bp                  $7,341                  (973)          (12)  %            16.18   %                  -158 bp
           +200 bp (1)              $7,861                  (453)           (5)  %            17.07   %                   -69 bp
           +100 bp                  $8,172                  (142)           (2)  %            17.57   %                   -19 bp
                  0 bp              $8,314                                                    17.76   %
           -100 bp                  $8,485                   171             2   %            18.00   %                   +24 bp
           -200 bp                  $8,698                   385             5   %            18.31   %                   +54 bp
           -300 bp                  $9,096                   782             9   %            18.92   %                  +116 bp


--------------------
(1) Denotes rate shock used to compute interest rate risk capital component.

                                                                  March 31, 1999
                                                                  --------------

Risk  Measures (200 Basis Point Rate Shock):

        Pre-Shock NPV Ratio:  NPV as % of Present Value of Assets       17.76 %
        Exposure Measure:  Post-Shock NPV Ratio                         17.07 %
        Sensitivity Measure:  Change in NPV Ratio                          69 bp



Set forth below is a breakout, by basis points of the Bank's NPV as of March 31, 1999 by assets, liabilities and off-balance sheet items.

                                                               No
  Net Portfolio Value      -300 bp    -200 bp    -100 bp     Change    +100 bp    +200 bp     +300 bp
------------------------  ---------- ---------- ---------- --------------------------------- ----------

Assets                      $48,081    $47,517    $47,139     $46,807    $46,506    $46,039    $45,367
-Liabilities                 19,019     38,843     38,670      38,501     38,335     38,170     38,009
+Off Balance Sheet               34         24         16           8          1         (8)       (17)
                          ---------- ---------- ---------- --------------------------------- ----------
Net Portfolio Value         $29,096    $ 8,698    $ 8,485     $ 8,314    $ 8,172    $ 7,861    $ 7,341
                          ========== ========== ========== ================================= ==========


Certain assumptions utilized by the OTS in assessing the interest rate risk of savings associations were employed in preparing the previous table. These assumptions related to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates would not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Bank's assets and liabilities would perform as set forth above.

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

In times of decreasing interest rates, fixed rate assets could increase in value and the lag in repricing of interest rate sensitive assets could be expected to have a positive effect on the Bank's net interest income. However, changes in only certain rates, such as shorter term interest rate declines without longer term interest rate declines, could reduce or reverse the expected benefit from decreasing interest rates.

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

                                                                               Years Ended March 31,
                                            ----------------------------------------------------------------------------------------
                                   March 31,
                                    1999               1999                            1998                         1997
                                   -------- ----------------------------- ----------------------------- ----------------------------
                                             Average             Average    Average            Average   Average            Average
                                                                 Yield/                        Yield/                       Yield/
                                             Balance  Interest    Cost      Balance  Interest   Cost     Balance  Interest   Cost
                                            --------- -------- ---------- ---------- --------- -------- --------- --------- --------
                                 (Dollars in Thousands)
Interest-earning assets:
  Loans receivable (1)              8.37 %  $ 25,018  $ 2,208     8.83 %   $ 24,619   $ 2,218   9.01 %  $ 22,895   $ 2,087   9.12 %
  Mortgage-backed securities        6.37 %    12,414      772     6.22 %     12,213       800   6.55 %    12,146       775   6.38 %
  Investment securities (2)         6.96 %     3,371      217     6.44 %      8,923       583   6.53 %    11,224       735   6.55 %
 Other interest-earning assets      4.78 %     5,174      245     4.74 %      1,514        67   4.43 %       866        35   4.04 %
                                   -------- --------- -------- ---------- ---------- --------- -------- --------- --------- --------
     Total interest-earning assets  7.21 %  $ 45,977  $ 3,442     7.49 %   $ 47,269   $ 3,668   7.76 %  $ 47,131   $ 3,632   7.71 %
                                   ======== ========= ======== ========== ========== ========= ======== ========= ========= ========
Non-interest-earning assets:                   1,180                          1,165                        1,151
                                            ---------                     ----------                    ---------
     Total assets                           $ 47,157                       $ 48,434                     $ 48,282
                                            =========                     ==========                    =========
Interest-bearing liabilities:
  Savings accounts                  2.41 %   $ 2,961     $ 76     2.57 %    $ 2,895      $ 75   2.59 %   $ 3,136      $ 81   2.58 %
  Demand deposits                   2.17 %     8,818      202     2.29 %      8,278       198   2.39 %     8,249       201   2.44 %
  Certificates of deposit           4.97 %    23,218    1,224     5.27 %     23,351     1,266   5.42 %    23,187     1,247   5.38 %
Other borrowed funds                4.78 %     4,313      219     5.08 %      6,057       338   5.58 %     5,545       305   5.50 %
                                   -------- --------- -------- ---------- ---------- --------- -------- --------- --------- --------
     Total interest-bearing
        liabilities                 4.08 %  $ 39,310  $ 1,721     4.38 %   $ 40,581   $ 1,877   4.63 %  $ 40,117   $ 1,834   4.57 %
                                   ======== ========= ======== ========== ========== ========= ======== ========= ========= ========

Non-interest bearing liabilities                 464                            464                          379
                                            ---------                     ----------                    ---------
     Total liabilities                      $ 39,774                       $ 41,045                     $ 40,496
                                            =========                     ==========                    =========
Stockholder's equity                           7,383                          7,389                        7,786
                                            ---------                     ----------                    ---------
     Total liabilities and
        stockholders' equity                $ 47,157                       $ 48,434                     $ 48,282
                                            =========                     ==========                    =========
                                                                        .
Net interest income                                   $ 1,721                         $ 1,791                      $ 1,798
                                                      ========                       =========                    =========
Interest rate spread (3)            3.13 %                        3.11 %                        3.13 %                       3.14 %
                                   ========                    ==========                      ========                     ========

Net yield on interest-earning
    assets (4)                                                    3.74 %                        3.79 %                       3.81 %
                                                               ==========                      ========                     ========
Ratio of average interest-
    earning assets to
    average interest-bearing
    liabilities                                                  116.96 %                      116.48 %                     117.48 %
                                                               ==========                      ========                    ========

(1)  Average balances include non-accrual loans.
(2)  Includes interest-bearing deposits in other financial institutions.
(3) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

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

                                                                         Years Ended March 31,
                                         --------------------------------------------------------------------------------------
                                                       1999 vs. 1998                               1998 vs. 1997
                                         ------------------------------------------  ------------------------------------------
                                                 Increase (Decrease) Due to                  Increase (Decrease) Due to
                                         ------------------------------------------  ------------------------------------------
                                                                Rate/                                      Rate/
                                          Volume      Rate      Volume      Net       Volume      Rate      Volume      Net
                                         ---------  ----------  --------  ---------  ---------  ---------- ---------  ---------

                                                                                       (In Thousands)
Interest income:
    Loans receivable                         $ 35       $ (44)     $ (1)      $(10)     $ 157       $ (25)     $ (1)     $ 131
    Mortgage-backed securities                 13         (40)       (1)       (28)         4          21         -         25
    Investment securities                    (362)         (8)        5       (365)      (150)         (2)        -       (152)
    Other interest-earning assets             161           5        11        177         26           3         3         32
                                         ---------  ----------  --------  ---------  ---------  ---------- ---------  ---------

       Total interest-earning assets        $(153)      $ (87)     $ 14      $(226)      $ 37        $ (3)      $ 2       $ 36
                                         =========  ==========  ========  =========  =========  ========== =========  =========

Interest expense:
    Savings accounts                          $ 2        $ (1)      $ -        $ 1       $ (6)        $ -       $ -       $ (6)
    Demand deposits                            13          (8)       (1)         4          1          (4)        -         (3)
    Certificates of deposits                   (7)        (35)        -        (42)         9           9         1         19
    Other borrowed funds                      (97)        (30)        8       (119)        28           4         1         33
                                         ---------  ----------  --------  ---------  ---------  ---------- ---------  ---------

       Total interest-bearing liabilities    $(89)      $ (74)      $ 7      $(156)      $ 32         $ 9       $ 2       $ 43
                                         =========  ==========  ========  =========  =========  ========== =========  =========

Net change in interest income                $(64)      $ (13)      $ 7       $(70)       $ 5       $ (12)      $ -       $ (7)
                                         =========  ==========  ========  =========  =========  ========== =========  =========


Comparison of Operating Results for the Years Ended March 31, 1999 and 1998

General:
Net income decreased $121,275 or 22.64%, from $535,595 at March 31, 1998 to $414,320 for the year ended March 31, 1999. This decrease relates to an overall decrease in net interest income and an increase in operating expenses.

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

Net interest income:
The Bank's net interest income for the year ended March 31, 1999 decreased $70,272, or 3.92%, from $1,790,804 for the year ended March 31, 1998 to
$1,720,532 for the year ended March 31, 1999. Interest income decreased $226,224, or 6.17%, and interest expense decreased $155,952, or 8.31%. Yields on the Company's interest-earning assets declined by 27 basis points during the year ended March 31, 1999, and the rates paid on the Company's interest-bearing liabilities decreased by 25 basis points resulting in a slight decrease in the interest rate spread to 3.11% for the year ended March 31, 1999 from 3.13% for the year ended March 31, 1998.

The $226,224 decrease in total interest income is primarily the result of the $187,851 decrease in interest on investment securities resulting from the overall decrease in the Company's investment portfolio. The decrease in investment securities, as reflected in the Bank's rate/volume analysis, resulting from a decrease in the volume of investment securities was $362,000.

The $155,952 decrease in total interest expense consists primarily of a $119,020 decrease in interest on borrowed funds as proceeds from investment securities were used to reduce advances from FHLB. As reflected in the Bank's rate/volume analysis, the decrease in interest expense resulting from the decreased volume of borrowed funds was $97,000, accompanied with the net decrease in the rate on total interest-bearing liabilities of $74,000.

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

The allowance for loan losses was $339,290 and $353,236 at March 31, 1999 and 1998, respectively. The provision for loan losses was $6,511 and $3,186 for the years ended March 31, 1999 and 1998, respectively. The provision for loan losses remained fairly consistent during the year ended March 31, 1999, as a result of management's evaluation of the adequacy of the allowance for losses on loans after considering the loan portfolio in conjunction with current and expected market conditions. This continuation in the level of allowance for loan losses is primarily attributable to the continued improving economy and real estate market in the primary market area, and the resulting low level of non-performing loans. Historical non-performing loan rations are presented with the five-year financial summary information. The allowance for loan losses as a percent of total loans was 1.43% at March 31, 1999 and 1.38% at March 31, 1998. While non-performing loans to net loans experienced a moderate increase in fiscal 1999 from 1998, both the fiscal 1999 and 1998 levels are the lowest in the past five years. Charge-offs, net of recoveries, remained comparable between 1998 and 1997, consisting of approximately $20,457 in 1999 and $26,642 in 1998.

While the Bank maintains its allowance for losses at a level that it considers to be adequate to provide for potential losses, there can be no assurance that further additions will not be made to the loss allowance and that such losses will not exceed the estimated amounts.

Non-interest income:
Non-interest income increased $15,252 from $242,436 for the year ended March 31, 1998 to $257,688 for the year ended March 31, 1999. This was primarily due to an increase in the net gain on the sale of loans of $19,289, from $4,813 during fiscal 1998 to $24,102 during fiscal 1999. The increase in loan sales results largely from an effort to supplement the Bank's traditional portfolio lending activity by making available to customers a broader array of loan products.

Non-interest expense:
Non-interest expense increased $116,219 or 9.86% for the year ended March 31, 1999 compared to March 31, 1998. The increase was primarily the result of increased occupancy expenses resulting from remodeling of the Bank facilities, additional non-capital expenses incurred to become Year 2000 compliant and an increase in professional fees relating to various tax and strategic planning issues arising during the year.

Income taxes:
The Bank's income tax expense decreased $53,289, or 22.64%, from $315,335 for the year ended March 31, 1998 to $262,046 for the year ended March 31, 1999. This decrease in income tax resulted from a decrease in pre-tax income.

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

Provision for losses on loans:
The provision for loan losses was $3,186 and $763 for the years ended March 31, 1998 and 1997, respectively. The provision for loan losses increased $2,423 for the year ended March 31, 1998 as a result of management's evaluation of the adequacy of the allowance in relation to the increase in the Bank's loan portfolio, including increases in non-mortgage lending. The allowance for loan losses as a percent of non-performing assets was 164.6% at March 31, 1998 compared to 89.9% at March 31, 1997.

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

During fiscal 1999, cash and cash equivalents increased by $3,878,695, primarily as a result of investment securities being called or maturing during the year ended March 31, 1999 resulting in total funds provided by investing activities of $6,680,849. The Company also had net cash provided by operating activities of $529,418. The cash provided by investing and operating activities were partially offset by cash used by financing activities of $3,331,572. Cash and cash equivalents used by financing activities resulted primarily from the repayment of FHLB advances.

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

The Company's principal asset is its investment in the capital stock of the Bank, and because it does not generate any significant revenues independent of the Bank, the Company's liquidity is dependent on the extent to which it receives dividends from the Bank. The Bank's ability to pay dividends to the Company is dependent on its ability to generate earnings and is subject to a number of regulatory restrictions, the liquidation account and tax considerations. Under capital distribution regulations of the OTS, a savings institution that, immediately prior to, and on a proforma basis after giving effect to, a proposed dividend, has total capital that is at least equal to the amount of its fully phased-in capital requirements (a "Tier I Association") is permitted to pay dividends during a calendar year in an amount equal to the greater of (i) 75.0% of its net income for the recent four quarters, or (ii) 100.0% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its ratio of total capital to assets exceeded its fully phased-in risk-based capital ratio requirement at the beginning of the calendar year. At March 31, 1999, the Bank qualified as a Tier I Association. See Notes 10, 13 and 19 of Notes to Consolidated Financial Statements for additional information on capital levels and compliance, tax bad debt reserves and the liquidation account.
These capital distribution regulations were revised on April 1, 1999.

Cash dividends paid by the parent company to its common stock shareholders totaled $375,471 and $386,549 during the fiscal years 1999 and 1998, respectively. The payment of dividends on the common stock is subject to the direction of the Board of Directors of the Company and depends on a variety of factors, including operating results and financial condition, liquidity, regulatory capital limitations and other factors. It is the intention of the Bank to continue to pay dividends to the parent company, subject to regulatory, income tax and liquidation account considerations, to cover cash dividends on common stock when and as declared by the parent company.

The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings bank maintain liquid assets of not less than 4% of its average daily balance of net withdrawable deposit accounts. At March 31, 1999, the Bank met its liquidity requirement and expects to meet this requirement in the future. The Bank adjusts liquidity as appropriate to meet its asset/liability objectives.

OTS has also set minimum capital requirements for savings banks such as the Bank. The capital standards generally require the maintenance of regulatory capital sufficient to meet a tangible capital requirement, a core capital requirement and a risk-based capital requirement. At March 31, 1999 the Bank exceeded all of the minimum capital requirements as currently required.

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

The most significant data processing applications of the Bank that could be affected by this problem are provided by a third party service bureau. The Bank has developed a plan to evaluate and test critical systems as they relate to the Year 2000 issues and the Bank's service center. The Bank is evaluating their internal data processing applications and has updated all computer terminals and installed a network system. The Bank has estimated the cost of addressing the Year 2000 issue to be approximately $100,000, consisting of $60,000 for new bank computer equipment, $30,000 relating to service bureau fees and approximately $10,000 for various other training and consulting fees. As of March 31, 1999 the Bank has expended $40,000 for upgraded computer equipment. This expenditure has been capitalized and will be depreciated over a three-year period. Data processing costs and conversion costs of $22,730 associated with Year 2000 expenses have been expensed as of March 31, 1999 and $600 per month of data processing costs will continue through the end of 1999. Expenses relating to training costs for the Year 2000 have been $3,500 as of March 31, 1999. The Bank's data service center currently has started external and internal testing of modifications to critical systems. This testing includes testing of interfaces between the Bank computer network, installed in October 1998, and the data service center. The Bank has also been evaluating its non-information technology systems (vault timers, electronic door lock and heating, ventilation and air conditioning controls, etc.). The Bank has examined all of its non-information technology systems and have either received certifications of Year 2000 compliance for systems controlled by third party providers or determined that the systems should not be impacted by the Year 2000. The Bank expects to further test the systems it controls and receive third party certification, where appropriate, that they will function. The Bank does not expect any material costs to address the non-information technology systems and has not had any material costs to date. The Bank has determined that the information technology systems it uses have substantially more Year 2000 risk than non-information technology systems it uses.

The Bank has evaluated most of its borrowers and does not believe that the Year 2000 problem should, on an aggregate basis, impact their ability to make payments to the Bank. Most of the Bank's residential borrowers are not dependent on their home computers for income and none of the commercial borrowers are so large that a Year 2000 problem would render them unable to collect revenue or rent and, in turn, continue to make loan payments to the Bank. As a result, the Bank has not contacted residential borrowers concerning this issue and does not consider this issue in the residential loan underwriting process. The Bank has contacted all commercial borrowers and considered this issue during commercial loan underwriting. The Bank does not expect any material costs to address this risk area.

If there is a problem with the service center or the Bank relating to the Year 2000 issue the Bank would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the financial condition and results of operation of the Bank. If the Bank's service bureau would fail, which is not anticipated, the Bank would enter deposit and loan transactions by hand in the general ledger and compute loan payments and deposit balances and interest with the existing computer system. The Bank could do this because of the relatively small number of loan and deposit accounts and it's internal bookkeeping system. The computer systems are independently able to generate label and mailings for all of the Bank's customers and the Bank periodically tests this system and prints and stores this material. If this labor-intensive approach would be necessary, management and the employees would become much less efficient. However, the Bank believes that it would be able to operate in this manner indefinitely, until the Bank's existing service bureau would be able to again provide data processing services.

                          Independent Auditor's Report



To the Board of Directors and Stockholders of
   Guthrie Savings, Inc.
Guthrie, Oklahoma


We have audited the accompanying consolidated statements of financial condition of Guthrie Savings, Inc. and subsidiary as of March 31, 1999 and 1998 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Guthrie Savings, Inc. and subsidiary as of March 31, 1999 and 1998, and the results of their operations and cash flows for each of the three years in the period ended March 31, 1999 in conformity with generally accepted accounting principles.



                                             /s/Regier Carr & Monroe, L.L.P
                                             Regier Carr & Monroe, L.L.P.


April  23,  1999
(except  for Note 23,  as to
which  the date is May 26,  1999)
Wichita, Kansas

                              Guthrie Savings, Inc.

                 Consolidated Statements of Financial Condition
                             March 31, 1999 and 1998


ASSETS                                                                           1999                   1998
                                                                          --------------------   -------------------
Cash and cash equivalents:
        Interest bearing                                                          $ 6,778,318           $ 2,995,502
        Non-interest bearing                                                          407,796               311,917
                                                                          --------------------   -------------------
            Total cash and cash equivalents                                         7,186,114             3,307,419
Time deposits in other financial institutions                                         500,000
Investment securities held-to-maturity (estimated market
        value of $999,380 and $3,893,119 at March 31,
        1999 and 1998, respectively)                                                1,000,000             3,900,000
Investment securities available-for-sale                                              648,400             2,174,751
Mortgage-backed securities held-to-maturity (estimated
        market value of $11,507,649 and $12,744,277 at
        March 31, 1999 and 1998, respectively)                                     11,460,461            12,615,162
Loans receivable, net                                                              23,802,225            25,573,437
Loans held-for-sale                                                                                          81,757
Accrued income receivable                                                             229,454               262,853
Real estate owned and other repossessed assets, net                                                          10,500
Office properties and equipment, net                                                  716,549               569,093
Income taxes receivable, current                                                       89,231
Prepaid expenses and other assets                                                     135,967               131,926
                                                                          --------------------   -------------------
             Total assets                                                        $ 45,768,401          $ 48,626,898
                                                                          ====================   ===================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
        Deposits                                                                 $ 35,078,760          $ 35,537,831
        Advances and other borrowings from
            Federal Home Loan Bank                                                  3,000,000             5,196,000
        Advances from borrowers for taxes and insurance                                57,312                48,988
        Other liabilities and accrued expenses                                         70,940               109,081
        Deferred income                                                                43,153                50,824
        Income taxes payable, current                                                                        26,840
        Deferred income taxes                                                         125,142               121,206
                                                                          --------------------   -------------------

             Total liabilities                                                     38,375,307            41,090,770
                                                                          --------------------   -------------------
Commitments

Stockholders' equity:
        Preferred stock, $0.01 par value; 1,000,000 shares
          authorized; no shares outstanding
        Common stock, $0.01 par value; 3,000,000 shares
          authorized; 515,125 shares issued and outstanding                             5,151                 5,151
        Additional paid-in capital                                                  4,845,752             4,811,997
        Retained income, substantially restricted                                   4,580,402             4,541,553
        Accumulated other comprehensive income                                                               (3,443)
        Unamortized stock acquired by Employee Stock
          Ownership Plan                                                             (226,655)             (267,865)
        Unamortized compensation related to Management
          Stock Bonus Plan                                                            (60,938)             (103,490)
        Treasury stock, at cost, 112,868 and 97,668 shares
          at March 31, 1999 and 1998, respectively                                 (1,750,618)           (1,447,775)
                                                                          --------------------   -------------------

             Total stockholders' equity                                             7,393,094             7,536,128
                                                                          --------------------   -------------------

             Total liabilities and stockholders' equity                          $ 45,768,401          $ 48,626,898
                                                                          ====================   ===================

The Notes to Consolidated Financial Statements are an integral part of these statements.

                              Guthrie Savings, Inc.

                      Consolidated Statements of Operations
                    Years Ended March 31, 1999, 1998 and 1997

                                                               1999               1998                1997
                                                          ----------------   ----------------    ----------------
Interest income:
    Interest on loans                                          $2,207,776         $2,217,831          $2,087,179
    Interest on mortgage-backed securities                        771,864            800,182             774,790
    Interest and dividends on investment securities               461,894            649,745             770,018
                                                          ----------------   ----------------    ----------------

         Total interest income                                  3,441,534          3,667,758           3,631,987
                                                          ----------------   ----------------    ----------------
Interest expense:
    Deposits                                                    1,501,653          1,538,585           1,528,658
    Borrowed funds                                                219,349            338,369             304,925
                                                          ----------------   ----------------    ----------------

         Total interest expense                                 1,721,002          1,876,954           1,833,583
                                                          ----------------   ----------------    ----------------
         Net interest income                                    1,720,532          1,790,804           1,798,404

Provision for losses on loans                                       6,511              3,186                 763
                                                          ----------------   ----------------    ----------------
    Net interest income after provision for
      losses on loans                                           1,714,021          1,787,618           1,797,641
                                                          ----------------   ----------------    ----------------
Non-interest income:
    Service charges                                               172,449            183,331             164,561
    Gain on sale of loans                                          24,102              4,813
    Net gain on sale of investments                                                                       46,528
    Gain from real estate operations                                5,730              4,289                  12
    Other                                                          55,407             50,003              40,176
                                                          ----------------   ----------------    ----------------
         Total non-interest income                                257,688            242,436             251,277
                                                          ----------------   ----------------    ----------------

Non-interest expense:
    Compensation and related expenses                             636,463            624,197             589,319
    Occupancy expense                                              84,093             63,715              63,368
    Professional fees                                             144,669            110,740             118,628
    Federal insurance premium                                      21,182             21,572              62,913
    SAIF special assessment                                                                              225,433
    Data processing                                               108,669             82,873              83,210
    Bank charges                                                   59,401             52,534              57,922
    Other expense                                                 240,866            223,493             215,082
                                                          ----------------   ----------------    ----------------
         Total non-interest expense                             1,295,343          1,179,124           1,415,875
                                                          ----------------   ----------------    ----------------
         Income before income taxes                               676,366            850,930             633,043
                                                          ----------------   ----------------    ----------------
Income taxes:
    Currently payable                                             260,216            295,447             211,499
    Deferred tax expense                                            1,830             19,888              41,164
                                                          ----------------   ----------------    ----------------
         Total income taxes                                       262,046            315,335             252,663
                                                          ----------------   ----------------    ----------------

         Net income                                             $ 414,320          $ 535,595           $ 380,380
                                                          ================   ================    ================
Basic:
    Earnings per share                                             $ 1.10             $ 1.41              $ 0.92
                                                          ================   ================    ================

    Weighted average common shares outstanding                    374,994            380,544             413,112
                                                          ================   ================    ================
Diluted:
    Earnings per share                                             $ 1.06             $ 1.36              $ 0.91
                                                          ================   ================    ================

    Weighted average common shares outstanding                    389,234            392,522             417,485
                                                          ================   ================    ================

The Notes to Consolidated Financial Statements are an integral part of these statements.

                              Guthrie Savings, Inc.

                 Consolidated Statements of Comprehensive Income
                    Years Ended March 31, 1999, 1998 and 1997

                                                         1999              1998              1997
                                                      -------------   ---------------   ---------------
     Net income                                          $ 414,320         $ 535,595         $ 380,380
                                                      -------------   ---------------   ---------------

     Other comprehensive income, net of tax:
         Unrealized gains (losses) on securities:
            Unrealized holding gains (losses) arising
               during period                                 3,443            42,936            (5,755)

            Less:  reclassification adjustment for
               gains included in net income                                                    (30,708)
                                                      -------------   ---------------   ---------------

         Total other comprehensive income                    3,443            42,936           (36,463)
                                                      -------------   ---------------   ---------------

     Comprehensive income                                $ 417,763         $ 578,531          $343,917
                                                      =============   ===============   ===============

                              Guthrie Savings, Inc.

               Consolidated Statements of Changes in Stockholders'
                   Equity Years Ended March 31, 1999, 1998 and 1997

                                                                                       Unamortized  Unamoritzed
                                                                          Accumulated    Common     Compensation
                                                    Additional              Other         Stock       Related             Total
                                            Common   Paid-In    Retained Comprehensive  Acquired by    to     Treasury Stockholders'
                                             Stock   Capital    Earnings    Income        ESOP        MSBP     Stock     Equity
                                             ------  --------- ---------- ----------   -----------  -------   -------   ----------
Balance, March 31, 1996                      $5,151 $4,765,516 $4,222,553 $ (9,916)   $(350,285) $ (175,286)  $(409,078) $8,048,655
Allocation of shares by Employees' Stock
     Ownership Plan                                     14,152                           41,210                              55,362
Amortization of compensation related to
     Management Stock Bonus Plan                                                                     40,450                  40,450
Net income for the year ended March 31, 1997                      380,380                                                   380,380
Cash dividend paid ($0.50 per share)                             (210,426)                                                 (210,426)
Net change in unrealized loss on
     available-for-sale securities                                         (36,463)                                         (36,463)
Purchase of 34,268 treasury shares                                                                             (472,918)   (472,918)
                                             ------ ---------- ---------- --------   ----------- ----------- ----------- ----------
Balance, March 31, 1997                       5,151  4,779,668  4,392,507  (46,379)    (309,075)   (134,836)   (881,996)  7,805,040
Allocation of shares by Employees' Stock
     Ownership Plan                                     21,813                           41,210                              63,023
Management Stock Bonus Plan shares  awarded
     (618 shares)                                        2,255                                      (10,506)      8,251           -
Compensation related to stock options issued             3,090                                                                3,090
Amortization of compensation related to
     Management Stock Bonus Plan                         5,171                                       41,852                  47,023
Net income for the year ended March 31, 1998                      535,595                                                   535,595
Cash dividend paid ($1.00 per share)                             (386,549)                                                 (386,549)
Net change in unrealized loss
     on available-for-sale securities                                       42,936                                           42,936
Purchase of 33,520 treasury shares                                                                             (574,030)   (574,030)
                                             ------ ---------- ---------- --------   ----------- ----------- ----------- ----------
Balance, March 31, 1998                       5,151  4,811,997  4,541,553   (3,443)    (267,865)   (103,490) (1,447,775)  7,536,128
Allocation of shares by Employees' Stock
     Ownership Plan                                     24,329                           41,210                              65,539
Amortization of compensation related to
     Management Stock Bonus Plan                         9,426                                       42,552                  51,978
Net income for the year ended March 31, 1999                      414,320                                                   414,320
Cash dividend paid ($1.00 per share)                             (375,471)                                                 (375,471)
Net change in unrealized loss
     on available-for-sale securities                                        3,443                                            3,443
Purchase of 15,200 treasury shares                                                                             (302,843)   (302,843)
                                             ------ ---------- ---------- --------   ----------- ----------- ----------- ----------
Balance, March 31, 1999                      $5,151 $4,845,752 $4,580,402      $ -   $ (226,655)  $ (60,938)$(1,750,618) $7,393,094
                                             ====== ========== ========== ========  ============ =========== =========== ==========

The Notes to Consolidated Financial Statements are an integral part of these statements.

                              Guthrie Savings, Inc.

                      Consolidated Statements of Cash Flows
                    Years Ended March 31, 1999, 1998 and 1997

                                                                        1999              1998              1997
                                                                   ---------------   ---------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                         $ 414,320         $ 535,595         $ 380,380
     Adjustments to reconcile net income to net cash
         provided by operating activities:
            Gain on sale of investments                                                                       (46,528)
            Loss on sale of real estate acquired in
              settlement of loans                                           1,848                               1,698
            Depreciation                                                   38,162            31,593            37,027
            Amortization of premiums and discounts
              on investments and loans                                     (7,721)           (3,437)            3,660
            Provision for losses on loans and real
              estate owned                                                  6,511             3,186               763
            Origination of loans held-for-sale                         (2,932,925)         (755,957)
            Sale of loans held-for-sale                                 3,038,784           679,013
            Gain on sale of loans held-for-sale                           (24,102)           (4,813)
            Decrease in accrued interest receivable                        33,399            67,424            33,251
            (Increase) decrease in other assets                            (4,041)          (32,791)           11,710
            Increase (decrease) in accrued expenses                       (38,141)           48,276           (17,979)
            (Decrease) increase in accrued and deferred
              income taxes                                               (104,815)           28,911            90,738
            Amortization related to ESOP and MSBP                         108,091           110,046            95,812
            Other non-cash items, net                                          48             3,090            (1,839)
                                                                   ---------------   ---------------   ---------------

     Net cash provided by operating activities                            529,418           710,136           588,693
                                                                   ---------------   ---------------   ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Loan originations and principal payments on loans
       held-for-investment                                              1,757,425        (2,102,303)         (485,968)
     Proceeds from maturities and calls of investment
       securities held-to-maturity                                      3,400,000         5,300,000         1,550,000
     Proceeds from sales of investment securities
       available-for-sale                                                  81,800                             102,347
     Proceeds from maturities and calls of investment
       securities available-for-sale                                    1,500,000
     Acquisition of investment securities held-to-maturity             (1,000,000)         (500,000)         (500,000)
     Acquisition of investment securities available-for-sale              (49,900)          (48,300)          (39,700)
     Repayment of mortgage-backed securities
       held-to-maturity                                                 3,647,283         2,340,044         1,357,171
     Acquisition of mortgage-backed securities
       held-to-maturity                                                (2,523,109)       (1,705,880)       (5,227,289)
     Acquisition of fixed assets                                         (186,278)           (2,053)           (7,824)
     Proceeds from sale of foreclosed real estate                          53,016                              13,348
     Other investing activities, net                                          612
                                                                   ---------------   ---------------   ---------------

     Net cash provided (used) by investing activities                   6,680,849         3,281,508        (3,237,915)
                                                                  ---------------   ---------------   ---------------

The Notes to Consolidated Financial Statements are an integral part of these statements.

                              Guthrie Savings, Inc.

                    Years Ended March 31, 1999, 1998 and 1997

                                                                1999             1998             1997
                                                            -------------    ------------    -------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase (decrease) in deposits                      $   (465,582)   $  1,241,367    $ (2,016,506)
    Net increase (decrease) in escrow accounts                      8,324          16,158          (7,468)
    Proceeds from FHLB advance and other borrowings                            11,300,000      12,000,000
    Repayment of FHLB advance and other borrowings             (2,196,000)    (12,804,000)     (7,300,000)
    Purchase of treasury stock                                   (302,843)       (574,030)       (472,918)
    Cash dividends paid                                          (375,471)       (386,549)       (433,166)
                                                             ------------    ------------    ------------

Net cash provided (used) by financing activities               (3,331,572)     (1,207,054)      1,769,942
                                                             ------------    ------------    ------------

Net increase (decrease) in cash and cash equivalents            3,878,695       2,784,590        (879,280)

Cash and cash equivalents at beginning of year                  3,307,419         522,829       1,402,109
                                                             ------------    ------------    ------------

Cash and cash equivalents at end of year                     $  7,186,114    $  3,307,419    $    522,829
                                                             ============    ============    ============

SUPPLEMENTAL DISCLOSURES
    Cash paid during the year for:
      Interest on deposits, advances and other
        borrowings                                           $  1,716,966    $  1,873,167    $  1,835,422
                                                             ============    ============    ============

      Income taxes                                           $    410,410    $    237,703    $    189,059
                                                             ============    ============    ============

    Transfers from loans to foreclosed real estate           $     51,776    $     19,690    $     54,446
                                                             ============    ============    ============

    Loans to facilitate the sale of foreclosed real estate   $       --      $       --      $     39,400
                                                             ============    ============    ============

The Notes to Consolidated Financial Statements are an integral part of these statements.

                              Guthrie Savings, Inc.

                   Notes to Consolidated Financial Statements
                          March 31, 1999, 1998 and 1997


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

     Investment and mortgage-backed securities:
     Regulations require the Bank to maintain liquidity for maturities of deposits and other short-term borrowings in cash, U.S. Government and other approved securities.

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

     Foreclosed real estate:
     Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds the fair value less estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in gain or loss on foreclosed real estate. The historical average holding period for such property is approximately six months.

     Financial instruments:
     All derivative financial instruments previously held or issued by the Company were held or issued for purposes other than trading. The Company did not hold or issue any derivative financial instruments during the years ended March 31, 1999, 1998 and 1997.

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

     Advertising costs:
     Advertising   costs  are   expensed  as  incurred  and  included  in  other
     non-interest expense. Advertising expenses totaled $22,181, $24,382 and $25,425 for the years ended March 31, 1999, 1998 and 1997, respectively.

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

     Comprehensive income:
     Effective April 1, 1998, the Corporation adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 130 entitled Reporting Comprehensive Income. This statement requires disclosures of the components of comprehensive income and the accumulated balance of other comprehensive income with consolidated stockholders' equity. The adoption of the provisions of SFAS No. 130, which are only of a disclosure nature, did not effect the Corporation's consolidated financial position, results of operations or liquidity.

     Earnings per share:
     Effective for the year ended March 31, 1998, the Company adopted the provisions of SFAS No. 128, entitled Earnings Per Share, and accordingly, restated all prior period earnings per share to conform with SFAS No. 128. This statement requires dual presentation with equal prominence of basic and diluted earnings per share (EPS) for income from continuing operations and for net income on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. See Note 12 for additional information.

     Impact of new accounting standards:

     In June 1998, FASB issued SFAS No. 133 entitled Accounting for Derivative Instruments and Hedging Activities. This statement requires the recognition of all derivative financial instruments as either assets or liabilities in the statement of financial position and measurement of those instruments at fair value. The accounting for gains and losses associated with changes in the fair value of a derivative and the effect on the consolidated financial statements will depend on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value or cash flows of the asset or liability hedged. Under the provisions of SFAS No. 133, the method that will be used for assessing the effectiveness of a hedging derivative, as well as the measurement approach for determining the ineffective aspects of the hedge, must be established at the inception of the hedge. The methods must be consistent with the entity's approach to managing risk.

     SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, with initial application as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of this Statement. Earlier application is encouraged, but is permitted only as of the beginning of any fiscal quarter beginning after June 15, 1999. Retroactive application to financial statements of prior periods is prohibited. Management of the Company has not determined the quarter in which to adopt the provisions of this statement and does not believe that such adoption will have a material effect on the Company's financial position, liquidity or results of operations.

     The Financial Accounting Standards Board has issued a proposed SFAS that, if issued, would defer the effective date of SFAS No. 133 to all fiscal years beginning after June 15, 2000.

       Financial statement presentation:
       Certain items in prior year financial statements have been reclassified to conform to the 1998 presentation.

2.     Investment Securities

       The amortized cost and estimated market values of investment securities at March 31 are summarized as follows:

                                                                     March 31, 1999
                                           -------------------------------------------------------------------
                                                                  Gross          Gross          Estimated
                                               Amortized       Unrealized      Unrealized         Market
                                                 Cost             Gains          Losses           Value
                                           -----------------  -------------- --------------  -----------------
Held-to-maturity:
     Government Agency Securities                $1,000,000           $ 953        $ 1,573          $ 999,380
                                           -----------------  -------------- --------------  -----------------
         Total held-to-maturity                  $1,000,000           $ 953        $ 1,573          $ 999,380
                                           =================  ============== ==============  =================

Available-for-sale:
     Stock in Federal Home Loan Bank,
       at cost                                    $ 648,400                                           648,400
                                           -----------------  -------------- --------------  -----------------

          Total available-for-sale                $ 648,400             $ -            $ -          $ 648,400
                                           =================  ============== ==============  =================

                                                                     March 31, 1998
                                           -------------------------------------------------------------------
                                                                  Gross          Gross          Estimated
                                               Amortized       Unrealized      Unrealized         Market
                                                 Cost             Gains          Losses           Value
                                           -----------------  -------------- --------------  -----------------
Held-to-maturity:
     Government Agency Securities                $3,900,000         $ 1,292        $ 8,173        $ 3,893,119
                                           -----------------  -------------- --------------  -----------------
         Total held-to-maturity                  $3,900,000         $ 1,292        $ 8,173        $ 3,893,119
                                           =================  ============== ==============  =================

Available-for-sale:
     Government Agency Securities                $1,500,000             $ -        $ 5,549        $ 1,494,451
     Stock in Federal Home Loan Bank,
       at cost                                      680,300                                           680,300
                                           -----------------  -------------- --------------  -----------------

          Total available-for-sale               $2,180,300             $ -        $ 5,549        $ 2,174,751
                                           =================  ============== ==============  =================

       Government agency securities above include bonds and notes issued by various government agencies. Those agencies include the following:
       Federal Home Loan Bank, Fannie Mae, and Freddie Mac.

       Government Agency Securities at March 31, 1998 included $500,000 of Federal Home Loan Bank bonds, at cost, with dual indexed or inverse floating rate structures whose yield may not move consistent with general interest rate movements.

       Federal Home Loan Bank members are required to maintain an investment in stock at an amount equal to a percentage of outstanding home loans. Such stock is assumed to have a market value which is equal to cost.

       The amortized cost and estimated market value of debt securities at March 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The equity securities, including Federal Home Loan Bank Stock, have been excluded from the maturity table below because they do not have
       contractual   maturities   associated  with  debt   securities.

                                                Amortized        Estimated
                                                   Cost         Market Value
                                            ---------------- ----------------
   Held-to-maturity:

     Due after one year through five years        $ 500,000        $ 498,882
     Due after five years through ten years         500,000          500,498
                                            ---------------- ----------------

        Total held-to-maturity                   $1,000,000        $ 999,380
                                            ================ ================

     There were no sales of investment securities available-for-sale during the years ended March 31, 1999 and 1998. During the year ended March 31, 1997, there were realized gains on sales of investment securities available-for-sale of $46,528.

       Investment securities with a carrying amount of $500,000 and $0 as of March 31, 1999 and 1998, respectively, were pledged as collateral for public funds as discussed in Note 8.

3.     Mortgage-Backed Securities

       Mortgage-backed   securities,   all   of   which   were   classified   as
       held-to-maturity at March 31, 1999 and 1998, consist of the following:

                                                                                    March 31, 1999
                                                  ---------------------------------------------------------------------
                                                                          Gross          Gross           Estimated
                                                      Amortized        Unrealized     Unrealized           Market
                                                        Cost              Gains         Losses             Value
                                                  ------------------  -------------  --------------  ------------------

              FHLMC - fixed rate                           $ 885,819       $ 17,628                       $    903,447
              FHLMC - ARM's                                1,029,788                          32,712           997,076
              GNMA - ARM's                                 2,589,492         12,792            5,776         2,596,508
              FNMA - ARM's                                 1,593,211         18,290           16,703         1,594,798
              GNMA - fixed rate                              161,296          8,638                            169,934
              FNMA - fixed rate                            1,690,175            694           12,230         1,678,639
              Collateralized mortgage obligations-
                government agency issue                    3,510,680         56,849              282         3,567,247
                                                  ------------------  -------------   --------------  -----------------

                                                        $ 11,460,461       $114,891         $ 67,703      $ 11,507,649
                                                  ==================  =============   ==============  =================

                                                           March 31, 1998
                                       -----------------------------------------------------
                                           Gross        Gross        Estimated
                                         Amortized    Unrealized   Unrealized        Market
                                           Cost         Gains        Losses          Value
                                       -----------   -----------   -----------   -----------
FHLMC - fixed rate                     $ 1,252,544   $    10,226   $      --     $ 1,262,770
FHLMC - ARM's                            1,254,724           772        18,935     1,236,561
GNMA - ARM's                             2,920,533        16,944         4,905     2,932,572
FNMA - ARM's                             1,324,286                      29,363     1,294,923
GNMA - fixed rate                          309,791        12,869                     322,660
FNMA - fixed rate                          559,283                       7,144       552,139
Collateralized mortgage obligations-
  government agency issue                4,994,001       151,962         3,311     5,142,652
                                       -----------   -----------   -----------   -----------
                                       $12,615,162   $   192,773   $    63,658   $12,744,277
                                       ===========   ===========   ===========   ===========

     Collateralized mortgage obligations consist of floating rate notes with varying contractual principal maturities. The Bank has no principal only, interest only, or residual collateralized mortgage obligations.

     There were no realized gains or losses on sales of mortgage-backed securities during the years ended March 31, 1999, 1998 and 1997.

     There were no mortgage-backed securities classified as available-for-sale as of March 31, 1999 and 1998.

4.     Loans Receivable

       Loans receivable at March 31 are summarized as follows:

                                                              March 31,
                                                  ------------------------------------
                                                      1999                 1998
                                                  ---------------    -----------------
        Real estate loans:
          Residential                                $18,644,037          $19,486,296
          Construction                                 1,630,000            2,097,800
          Non-residential                              1,721,601            1,763,895
          Second mortgage and other equity             1,120,530            1,267,008
          Consumer                                     2,412,920            2,483,123
                                                  ---------------    -----------------
        Gross loans                                   25,529,088           27,098,122

          Less:  Loans in process                     (1,331,517)          (1,098,775)
                    Deferred loan fees and costs         (56,056)             (72,674)
                    Allowance for loan losses           (339,290)            (353,236)
                                                  ---------------    -----------------
          Net loans receivable                       $23,802,225          $25,573,437
                                                  ===============    =================

       The following is an analysis of the allowance for loss on loans:

                                                        March 31,
                                    ----------------------------------------------------
                                       1999               1998                1997
                                    --------------   ----------------    ---------------
Balance, beginning of year              $ 353,236          $ 376,692          $ 391,189
     Provision charged to operations        6,511              3,186                763
     Loans charged off                    (23,475)           (33,844)           (29,056)
     Recoveries                             3,018              7,202             13,796
                                    --------------   ----------------    ---------------

Balance, end of year                    $ 339,290          $ 353,236          $ 376,692
                                    ==============   ================    ===============

       Impairment of loans having recorded investments of $511,042 at March 31, 1999 and $440,137 at March 31, 1998 has been recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No. 118. The average recorded investment in impaired loans during the years ended March 31, 1999 and 1998, was $475,590 and $403,227, respectively. The total allowance for loan losses related to these loans was $111,258 and $106,625 at March 31, 1999 and 1998. Allowances for loss on these loans are included in the above analysis of the overall allowance for loss on loans. Interest income on impaired loans of $48,484 and $46,105 was recognized for cash payments received for the years ended March 31, 1999 and 1998, respectively.

       It is Bank policy not to modify interest rates on loans associated with troubled debt restructuring. The Bank is not committed to lend additional funds to debtors whose loans have been modified.

       See Note 18 for disclosure of loans to related parties.

5.     Accrued Income Receivable

       Accrued interest receivable at March 31 is summarized as follows:

                                         1999                 1998
                                   -----------------    -----------------

    Mortgage-backed securities             $ 53,224             $ 61,121
    Loans receivable                        151,107              144,236
    Investments                              25,123               57,496
                                   -----------------    -----------------

                                          $ 229,454            $ 262,853
                                   =================    =================

6.     Foreclosed Real Estate

       Real estate owned or in judgment and other repossessed assets consist of the following:

                                                 1999                1998
                                           -----------------   -----------------
    Real estate acquired by foreclosure                 $ -            $ 10,500
                                           =================   =================

       There was no activity in the allowance for loss account for the years ended March 31, 1999, 1998 and 1997.

       Income (loss) from real estate operations for the years ended March 31 is as follows:

                                                    1999                1998                1997
                                              -----------------   -----------------   -----------------
      Net gain on sale of real estate owned            $ 5,823             $ 7,131             $ 1,439
      Operating expenses                                   (93)             (2,842)             (1,427)
                                              -----------------   -----------------   -----------------

                                                       $ 5,730             $ 4,289                $ 12
                                              =================   =================   =================

7.     Office Properties and Equipment

       Office properties and equipment are stated at cost less accumulated depreciation as follows:

                                                              March 31,
                                                --------------------------------
                                                      1999           1998
                                                -----------------  -------------
        Land                                           $ 398,332      $ 398,332
        Building and improvements                        680,285        622,292
        Furniture and equipment                          264,434        246,501
        Automobiles                                       13,103         13,103
                                                -----------------  -------------
                                                       1,356,154      1,280,228
        Less accumulated depreciation                   (639,605)      (711,135)
                                                -----------------  -------------
                                                       $ 716,549      $ 569,093
                                                =================  =============
        Depreciation expense (1997 - $37,027)           $ 38,162       $ 31,593
                                                =================  =============

8.     Deposits

       Deposits at March 31 are summarized as follows:

                                       1999                 1998
                                 -----------------    -----------------
     Demand deposits                   $9,156,846           $8,862,808
     Savings deposits                   3,011,701            2,926,724
     Certificates of deposit           22,910,213           23,748,299
                                 -----------------    -----------------
                                      $35,078,760          $35,537,831
                                 =================    =================

     The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was $1,675,829 and $1,420,654 at March 31, 1999
     and 1998, respectively. Deposit accounts as of March 31, 1999 and 1998 included public funds of $400,000 and $0, respectively. Public funds were collateralized by investment securities as discussed in Note 2.

     At March 31, 1999, scheduled maturities of certificates of deposit are as follows:

Year Ending March 31,
----------------------------
        2000                  $19,604,566
        2001                    2,425,957
        2002                      498,830
        2003                      221,029
        2004                      159,831
                          -----------------

                              $22,910,213
                          =================

9.   Advances and Other Borrowings from Federal Home Loan Bank

     Advances and other borrowings from the Federal Home Loan Bank at March 31 are summarized as follows:

                               1999                1998
                          ----------------    ---------------
          Advances             $3,000,000         $5,196,000
                          ================    ===============

       At March 31, 1999 the Bank had $0 outstanding under a $3,000,000 line of credit with the Federal Home Loan Bank. The existing line of credit expires August 13, 1999. At March 31, 1998, the Bank had $0 outstanding under a $3,000,000 line of credit, due August 15, 1998. The line of credit bears interest at the line of credit rate established by the Federal Home Loan Bank. This rate is adjusted from time to time.

       Advances from the Federal Home Loan Bank are subject to fixed and adjustable interest rates and at March 31 consist of the following:

   Fiscal                        1999                                     1998
                 -------------------------------------    -------------------------------------
    Year                                 Weighted                                Weighted
  Maturity           Amount            Average Rate           Amount           Average Rate
--------------   ----------------    -----------------    ---------------    ------------------
    1999                     $ -                   %          $2,196,000              5.64 %
    2008               3,000,000              4.78             3,000,000              4.78
                 ----------------    -----------------    ---------------    ------------------

                      $3,000,000              4.78 %          $5,196,000              5.14 %
                 ================    =================    ===============    ==================

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

10.    Income Taxes

       The Company and subsidiary file consolidated federal income tax returns. The Company's effective income tax rate was different than the statutory federal income tax rate for the following reasons:

                                                               March 31,
                                      ---------------------------------------------------------------
                                              1999                  1998                  1997
                                      ------------------- --------------------- ---------------------
     Statutory federal income tax              34.0    %            34.0     %             34.0    %
     Increase resulting from:
       Oklahoma income tax                      3.9                  1.5
       Adjust tax bad debt reserves                                  0.8                    5.4
       Non-deductible items                     0.8                  0.4                    0.3
       Other                                                         0.4                    0.2
                                      ------------------- --------------------- ---------------------
                                               38.7    %            37.1     %             39.9    %
                                      =================== ===================== =====================

                                      F-17

     Deferred taxes are included in the accompanying Statement of Financial Condition at March 31, 1999 and 1998 for the estimated future tax effects of differences between the financial statement and federal income tax basis of assets and liabilities given the provisions of currently enacted tax laws.

     The net deferred tax asset (liability) at March 31, 1999 and 1998 was comprised of the following:

                                                                    1999            1998
                                                              -------------   -------------
        Deferred tax assets:
          Deferred loan fees and costs                             $ 6,119         $ 9,319
          Allowance for loan losses                                 86,560          93,614
          Unrealized loss on available-for-sale securities                           2,106
          Accrued compensation                                      17,186          15,911
                                                              -------------   -------------
            Total deferred tax assets                              109,865         120,950
                                                              -------------   -------------

        Deferred tax liabilities:
          Accumulated depreciation                                 (15,028)        (11,155)
          Special bad debt deduction                               (55,353)        (76,353)
          Increase in value of insurance contract                  (10,294)
          FHLB stock dividends                                    (154,332)       (154,648)
                                                              -------------   -------------
             Total deferred tax liabilities                       (235,007)       (242,156)
                                                              -------------   -------------

             Net liability                                      $ (125,142)     $ (121,206)
                                                              =============   =============

     No valuation allowance was recorded against deferred tax assets at March 31, 1999 and 1998.

     Effective with the tax year beginning April 1, 1996, the Bank is no longer able to use the percentage of taxable income method and began to recapture tax bad debt reserves of $377,949 over a six year period. The Bank recaptured $62,992 in tax bad debt reserves during each of the year ended March 31, 1999 and 1998. The reserves to be recaptured consist of bad debt deductions after December 31, 1987. If the amounts deducted prior to December 31, 1987 are used for purposes other than for loan losses, such as in a distribution in liquidation or otherwise, the amounts deducted would be subject to federal income tax at the then current corporate tax rate. The Bank has recorded a deferred tax asset related to the allowance for loan losses reported for financial reporting purposes and a deferred tax liability for special bad debt deductions after December 31, 1987. The
     Bank, in accordance with SFAS No. 109 had not recorded a deferred tax liability of approximately $372,000 related to approximately $979,000 of cumulative special bad debt deductions prior to December 31, 1987.

11.    Comprehensive Income

        Accumulated comprehensive income as of March 31, 1999, 1998 and 1997 consists of unrealized gains and losses on available-for-sale securities. Classification of comprehensive income and the related income tax (expense) or benefit for the years ended March 31, 1999, 1998 and 1997 is as follows:

                                                                                  Tax
                                                           Before-Tax          (Expense)        Net-of-Tax
                                                             Amount           or Benefit          Amount
                                                         ---------------    ---------------   ---------------
Year Ended March 31, 1999

    Unrealized gains (losses) on securities:
         Unrealized holding gains (losses)
          arising during period                                 $ 5,549           $ (2,106)          $ 3,443
         Less: reclassification adjustment
          for gains included in net income                            -                  -                 -
                                                         ---------------    ---------------   ---------------
             Total other comprehensive
               income                                           $ 5,549           $ (2,106)          $ 3,443
                                                         ===============    ===============   ===============
Year Ended March 31, 1998

    Unrealized gains (losses) on securities:
         Unrealized holding gains (losses)
          arising during period                                $ 64,724          $ (21,788)         $ 42,936
         Less: reclassification adjustment
          for gains included in net income                            -                  -                 -
                                                         ---------------    ---------------   ---------------
             Total other comprehensive
               income                                          $ 64,724          $ (21,788)         $ 42,936
                                                         ===============    ===============   ===============
Year Ended March 31, 1997

    Unrealized gains (losses) on securities:
         Unrealized holding gains (losses)
          arising during period                                $ (8,719)           $ 2,964          $ (5,755)
         Less: reclassification adjustment
          for gains included in net income                      (46,528)            15,820           (30,708)
                                                         ---------------    ---------------   ---------------
             Total other comprehensive
               income                                         $ (55,247)          $ 18,784          $(36,463)
                                                         ===============    ===============   ===============

12.    Earnings Per Share

       The following is a reconciliation of the numerators and denominators of the basic and diluted per share computations for income:

                                                        Income                 Shares            Per Share
                                                     (Numerator)           (Denominator)          Amount
                                                  -------------------    -------------------    ------------
Year ended March 31, 1999:
Basic EPS
     Income available to common stockholders               $ 414,320                374,994          $ 1.10
                                                                                                ============

Effect of dilutive securities
     MSBP shares                                                                      1,168
     Stock options                                                                   13,072
                                                  -------------------    -------------------
Diluted EPS                                                $ 414,320                389,234          $ 1.06
                                                  ===================    ===================    ============

Year ended March 31, 1998:
Basic EPS
     Income available to common stockholders               $ 535,595                380,544          $ 1.41
                                                                                                ============

Effect of dilutive securities
     MSBP shares                                                                      1,446
     Stock options                                                                   10,532
                                                  -------------------    -------------------
Diluted EPS                                                $ 535,595                392,522          $ 1.36
                                                  ===================    ===================    ============

Year ended March 31, 1997:
Basic EPS
     Income available to common stockholders               $ 380,380                413,112          $ 0.92
                                                                                                ============

Effect of dilutive securities
     MSBP shares                                                                        624
     Stock options                                                                    3,749
                                                  -------------------    -------------------
Diluted EPS                                                $ 380,380                417,485          $ 0.91
                                                  ===================    ===================    ============


13.    Regulatory and Capital Matters

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

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of core capital (as defined in the regulations) to assets (as defined) and core and total capital to risk weight assets (as defined). Management believes, as of March 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

     As of March 31, 1999, the most recent notification from the Office of Thrift Supervision (OTS) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual capital amounts (in thousands) and ratios are also presented in the following table:

                                                                                               To Be Well
                                                                                            Capitalized Under
                                                                       For Capital          Prompt Corrective
                                               Actual              Adequacy Purposes:      Action Provisions:
                                     ---------------------------  ----------------------  ----------------------
                                         Amount          Ratio      Amount       Ratio      Amount       Ratio
                                     ----------------   --------  ------------  --------  ------------  --------
As of March 31, 1999:
Total (Risk-Based) Capital
     (to Risk Weighted Assets)               $ 7,217      35.3%       $ 1,632      8.0%       $ 2,042     10.0%
Core (Tier I) Capital
     (to Risk Weighted Assets)                 6,989      34.2%           N/A                   1,225      6.0%
Core (Tier I) Capital - leverage
     (to Assets)                               6,989      15.3%         1,825      4.0%         2,282      5.0%

As of March 31, 1998:
Total (Risk-Based) Capital
     (to Risk Weighted Assets)               $ 7,080      33.4%       $ 1,696      8.0%       $ 2,120     10.0%
Core (Tier I) Capital
     (to Risk Weighted Assets)                 6,833      32.2%           N/A                   1,272      6.0%
Core (Tier I) Capital - leverage
     (to Assets)                               6,833      14.1%         1,943      4.0%         2,428      5.0%


       The following is a reconciliation of net worth to regulatory capital as reported in the March 31, 1999 and 1998 reports to the Office of Thrift
       Supervision:

                                                                       March 31,
                                                         ---------------------------------------
                                                               1999                 1998
                                                         ------------------   ------------------
        Bank net worth per report
          to Office of Thrift Supervision                      $ 6,989,000          $ 6,830,000

        Rounding                                                      (339)                (584)
                                                         ------------------   ------------------
        Net worth as reported in accompanying
          financial statements (Bank only)                       6,988,661            6,829,416
        Adjustments to arrive at Core (Tier I)
          and Tangible Capital:
                  Unrealized losses on certain
                        available-for-sale securities                                     3,000
                                                         ------------------   ------------------
        Core (Tier I) and Tangible Capital                       6,988,661            6,832,416
        Adjustments to arrive at Total Capital:
                   Allowable portion of general
                        allowance for loan losses                  228,000              247,000
                                                         ------------------   ------------------
        Total Capital                                          $ 7,216,661          $ 7,079,416
                                                         ==================   ==================
        Risk weight assets                                     $20,422,000          $21,202,000
                                                         ==================   ==================

14.    Employee Benefits Plans

       Employee Retirement Plan:
       The Bank adopted a 401(k) defined contribution savings plan during the year ended March 31, 1997. Substantially all employees are covered under the contributory plan. Pension costs attributable to the year ended March 31, 1999 and 1998 were $10,184 and $9,748, respectively, including all current service costs.

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

       The Bank makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from the collateral and will be allocated to active employees, based on the proportion of debt service paid in the year. The Bank accounts for its ESOP in accordance with Statement of Position No. 93-6. Accordingly, the debt of the ESOP is recorded as debt of the Bank and the shares pledged as collateral are reported as unearned ESOP shares in the Statement of Financial Condition. As of March 31, 1999, the balance of indebtedness from the ESOP to the Company was $226,655, which is shown as a deduction from stockholders' equity on the consolidated statement of financial condition. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share (EPS) computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as compensation expense. ESOP compensation expense was $51,370, $52,721 and $29,606 for the years ended March 31, 1999, 1998 and 1997, respectively. As of March 31, 1999, of the 40,589 ESOP shares, 17,924 shares were allocated and 22,665 shares were unallocated. The 22,665 unallocated shares had an estimated market value of $419,303 at March 31, 1999.

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

       The MSBP purchased 20,605 shares of the Company's stock for $275,083. Of these shares, 16,481 shares were granted in the form of restricted stock payable over a five-year period at the rate of one-fifth of such shares per year following the date of grant of the award. Compensation expense, in the amount of the fair market value of the common stock at the date of the grant to the employee, will be recognized pro rata over the five years during which the shares are payable. A recipient of such restricted stock will be entitled to all voting and other stockholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in escrow. If a holder of such restricted stock terminates employment for reasons other than death, disability or retirement, the employee forfeits all rights to shares under restriction. If the participant's service terminates as a result of death, disability, retirement or a change in control of the Bank, all restrictions expire and all shares become unrestricted. The 4,124 shares that have not been granted are accounted for as treasury stock. The Board of Directors can terminate the MSBP at any time, and if it does so, any shares not allocated will revert to the Company.

15.    Stock Option Plan

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

       The Option Plan is administered by a committee of at least three non-employee directors designated by the Board of Directors (the Option Committee). The Option Committee selects the employees to whom options are to be granted and the number of shares to be granted. The option price may not be less than 100% of the fair market value of the shares on the date of the grant, and no option shall be exercisable after the expiration of ten years from the grant date. In the case of any employee who owns more than 10% of the outstanding common stock at the time the option is granted, the option price may not be less than 110% of the fair market value of the shares on the date of the grant, and the option shall not be exercisable after the expiration of five years from the grant date. The exercise price may be paid in cash, shares of the common stock, or a combination of both.

       Effective with ratification of the Option Plan, the Option Committee granted 39,661 shares of common stock, at an exercise price of $12.63 per share. Generally, options are exercisable at the rate of 20% on the one-year anniversary and 20% annually thereafter. Options shall be immediately exercisable in the event of the retirement following not less than 10 years of service, death or disability of the option holder, or upon change of control in the Company as provided in the plan. As of March 31, 1999, no options have been exercised and all options granted remain outstanding.

       The Company accounts for the fair value of its grants issued under the plan subsequent to April 1, 1997 in accordance with FASB Statement 123. The compensation cost that has been charged against income for the plan was $0 and $3,090 for the years ended March 31, 1999 and 1998, respectively.

       In accordance with SFAS No. 123, the fair value of each option grant is estimated on the date of grant based on discussions with management and various assumptions relating to the dividend yield, expected volatility, risk-free interest rate and expected life. The Company did not grant any stock options during the year ended March 31, 1999. Common stock options granted during the year ended March 31, 1998 had an exercise price of $17.00 per share and an estimated fair value of $2.00 per share.

     Certain information for the years ended March 31, 1999 and 1998 relative to stock options are as follows:

                                                                            March 31,
                                             -------------------------------------------------------------------

                                                          1999                                1998
                                             --------------------------------     ------------------------------

                                                               Weighted-Average                    Weighted-Average
Fixed Options                                    Shares         Exercise Price       Shares         Exercise Price
                                             --------------    --------------     -------------    ----------------
Outstanding at beginning of year                    41,206           $ 12.79            39,661          $ 12.63
    Granted                                                                              1,545            17.00
    Canceled
    Exercised
                                             --------------    --------------     -------------    -------------

Outstanding at end of year                          41,206           $ 12.79            41,206          $ 12.79
                                             ==============    ==============     =============    =============

Exercisable at end of year                          41,206                              41,206
                                             ==============                       =============

Number of shares available for future grant:
    Beginning of year                               10,306                              11,851
                                             ==============                       =============

    End of year                                     10,306                              10,306
                                             ==============                       =============

                                      F-24

16.    Financial Instruments with Off-Balance-Sheet Risk/Commitments

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

       At March 31, 1999 and 1998, the Bank had outstanding commitments to fund real estate loans of $209,835 and $220,500, respectively. All of the commitments outstanding at March 31, 1999 were for fixed rate loans with rates of 7.25% to 7.75%.

       The Bank had no standby letters of credit outstanding at March 31, 1999. At March 31, 1998, the Bank had outstanding a standby letter of credit of $150,000 with a fixed interest rate of 8.00%.

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

       The Bank had no commitments to sell loans at March 31, 1999. The Bank had an outstanding commitment to a mortgage banking concern to sell a $57,600 loan yet to be originated at March 31, 1998. The Bank has an outstanding commitment to originate the loan at an approximately equivalent interest rate.

       At March  31,  1999  and  1998,  loans  with a  carrying  value of $0 and
       $81,757, respectively, have been classified by management as held-for-sale. The carrying value of these loans is at the lower of cost or market value as of March 31, 1999 and 1998.

       The Bank had no commitments to purchase mortgage-backed securities or investment securities at March 31, 1999 and 1998.

17.    Significant Concentrations of Credit Risk

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

       As of March 31, 1999, the Bank had a net investment of $23,802,225 in loans receivable. These loans possess an inherent credit risk given the uncertainty regarding the borrower's compliance with the terms of the loan agreement. To reduce credit risk, the loans are secured by varying forms of collateral, including first mortgages on real estate, liens on personal property, savings accounts, etc. It is generally Bank policy to file liens on titled property taken as collateral on loans, such as real estate and autos. In the event of default, the Bank's policy is to foreclose or repossess collateral on which it has filed liens.

       In the event that any borrower completely failed to comply with the terms of the loan agreement and the related collateral proved worthless, the Bank would incur a loss equal to the loan balance.

18.    Related Party Transactions

       Directors and primary officers of the Company were customers of, and had transactions with, the Bank in the ordinary course of business during the years ended March 31, 1999 and 1998, and similar transactions are expected in the future. All loans included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of loss or present other unfavorable features.

        The following analysis is of loans made to principal officers, directors and principal holders of equity securities which individually exceeded $60,000 in aggregate during the year ended March 31, 1999:

Balance, March 31, 1998                               $ 91,334

New loans                                               14,055
Repayments                                             (77,169)
Adjust for balances less than $60,000                  (28,220)
                                                    ----------
Balance, March 31, 1999                               $      -
                                                    ==========

19.    Restrictions on Retained Earnings

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

20.  Disclosures about Fair Value of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

     Cash and cash equivalents:
     For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

     Time deposits in financial institutions:
     The fair value of fixed maturity certificates of deposit are estimated using the rates currently offered for deposits of similar remaining maturities.

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

       The estimated fair values of the Company's financial instruments are as follows:

                                                                March 31, 1999               March 31, 1998
                                                        ---------------------------   ---------------------------
                                                          Carrying                      Carrying
                                                           Amount       Fair Value       Amount       Fair Value
                                                        ------------   ------------   ------------   ------------
                                                                     (In Thousands)                (In Thousands)
   Financial assets:
     Cash and cash equivalents:
       Interest bearing                                      $6,785         $6,785         $2,996         $2,996
       Non-interest bearing                                     408            408            312            312

    Time deposits in other financial institutions               500            500
     Investment securities held-to-maturity                   1,000            999          3,900          3,893
     Investment securities available-for-sale                   649            649          2,175          2,175
     Mortgage-backed securities held-to-maturity             11,460         11,508         12,615         12,744
     Loans receivable                                        23,802         24,319         25,573         26,249
     Loans held-for-sale                                                                       82             82

   Financial liabilities:
       Deposits                                              35,078         35,123         35,538         35,541
       Advances and borrowings from FHLB                      3,000          2,925          5,196          5,161

                                                         Par Value      Fair Value     Par Value      Fair Value
                                                        ------------   ------------   ------------   ------------
                                                                     (In Thousands)                (In Thousands)
   Unrecognized financial instruments:
     Commitments to extend credit                             $ 210          $ 218          $ 221          $ 228


21.    Deposit Insurance

        The Deposit Insurance Funds Act of 1996 authorized the recapitalization of the Savings Associations Insurance Fund (SAIF) by imposing a one time special assessment on institutions with SAIF assessable deposits. Such assessment was at the rate of 0.657% and was imposed in order to increase the reserve levels of the SAIF to 1.25% of insured deposits. On September 30, 1996, the Bank recorded a pre-tax expense for this assessment of $225,433. The Bank's annual deposit insurance rate in effect prior to this recapitalization was 0.23% of insured deposits, declining to 0.064% of insured deposits effective January 1, 1997.

22.  Parent Company Financial Information

     Condensed  financial  statements of Guthrie Savings,  Inc. (Parent Company)
     are  shown  below.   The  Parent  Company  has  no  significant   operating
     activities.

                   Condensed Statement of Financial Condition
                          As of March 31, 1999 and 1998
                                 (In Thousands)

Assets                                                                       1999                 1998
                                                                       -----------------    -----------------
        Cash and cash equivalents                                               $    86              $    86
        Investment in subsidiary                                                  6,988                6,829
        Loans receivable (subsidiary and ESOP)                                      227                  548
        Other                                                                        92                   73
                                                                       -----------------    -----------------
             Total assets                                                       $ 7,393              $ 7,536
                                                                       =================    =================
Stockholders' equity

          Common stock                                                          $     5              $     5
          Additional paid-in capital                                              4,846                4,812
          Retained income                                                         4,580                4,542
          Net unrealized loss on available-for-sale securities                                            (4)
          Unamortized amounts related to ESOP and MSBP                             (287)                (371)
          Treasury stock                                                         (1,751)              (1,448)
                                                                       -----------------    -----------------
             Total stockholders' equity                                         $ 7,393              $ 7,536
                                                                       =================    =================

                        Condensed Statement of Operations
                    Year Ended March 31, 1999, 1998 and 1997
                                 (In Thousands)

                                               1999                 1998                1997
                                         -----------------    -----------------   -----------------
         Equity earnings of subsidiary              $ 511                $ 605               $ 419
         Interest income                               34                   48                  77
                                         -----------------    -----------------   -----------------
                    Total income                      545                  653                 496
                                         -----------------    -----------------   -----------------
         Other expenses                               185                  147                 128
                                         -----------------    -----------------   -----------------
              Income before income taxes              360                  506                 368

         Income tax expense (benefit)                 (54)                 (30)                (12)
                                         -----------------    -----------------   -----------------
                    Net income                      $ 414                $ 536               $ 380
                                         =================    =================   =================

                        Condensed Statement of Cash Flows
                    Year Ended March 31, 1999, 1998 and 1997
                                 (In Thousands)

                                                                    1999               1998               1997
                                                               ---------------    ---------------    ---------------
      Cash flows from operating activities
          Net income                                                   $  414             $  536             $  380
          Adjustments to reconcile net income to net cash
            provided (used for) operating activities:
              Equity in net income of subsidiary                         (511)              (605)              (419)
              Increase in other assets                                    (19)               (29)               (39)
              Decrease in other liabilities                                                                    (242)
              Other non-cash items, net                                    23                 22
                                                               ---------------    ---------------    ---------------
      Net cash used by operating activities                               (93)               (76)              (320)
                                                               ---------------    ---------------    ---------------

      Cash flow from investing activities:
          Reduction of investment in subsidiary                           450                450                250
          Loans to subsidiary and ESOP, net                               321                591                761
                                                               ---------------    ---------------    ---------------
      Net cash provided by investing activities                           771              1,041              1,011
                                                               ---------------    ---------------    ---------------

      Cash flows from financing activities:
          Cash dividends paid                                            (375)              (387)              (210)
          Purchase of treasury stock                                     (303)              (574)              (473)
                                                               ---------------    ---------------    ---------------
      Net cash provided used by financing activities                     (678)              (961)              (683)
                                                               ---------------    ---------------    ---------------

      Increase in cash and cash equivalents                                 -                  4                  8

      Cash at beginning of year                                            86                 82                 74
                                                               ---------------    ---------------    ---------------
      Cash at end of year                                              $   86             $   86             $   82
                                                               ===============    ===============    ===============

23.     Subsequent Event

        The Company and the Bank have signed a stock purchase agreement, subject to stockholder approval, with Local Oklahoma Bank, N.A. Upon consummation of the agreement, the Company and the Bank will be acquired by Local Oklahoma Bank through a share acquisition of all of the shares of common stock of the Company and the Bank will be owned by Local Oklahoma Bank and all current stockholders of the Company will receive a cash payment for their shares.

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

                  Alvin R. Powell, Jr.
                  Self Employed, Theater Owner/Real Estate Broker



                   Executive Officers of Guthrie Savings, Inc.

                  William L. Cunningham                                         H. Stephen Ochs
                  President and Chief Executive Officer                         Vice President

                  Kathleen Ann Warner                                           Kimberly D. Walker
                  Vice President                                                Treasurer


-------------------------------------------------------------------------------------------------------------------

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

    Special Counsel:                                                    Transfer Agent and Registrar:
    Malizia Spidi & Fisch, PC                                           American Securities Transfer
    One Franklin Square                                                    &
    1301 K Street, N.W., Suite 700 East                                     Trust, Inc.
    Washington, D.C. 20005                                              1825 Lawrence Street, Suite 444
                                                                        Denver, Colorado  80202-1817


The Company's Annual Report for the year ended March 31, 1999 filed with the Securities and Exchange Commission on Form 10-KSB is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write or call Deborah K. Bozarth, Secretary, at the Company's corporate office in Guthrie, Oklahoma. The annual meeting of stockholders will be held on July 20, 1999 at 5:00 p.m. at Guthrie Federal Savings Bank, located on 120 N. Division , Guthrie, Oklahoma.